Form 10KSB40, Exhibit 13
period 1998-09-30
NS&L BANCORP INC
filed 1998-12-29
CIK 939929

                                                                      EXHIBIT 13


                              1998 ANNUAL REPORT





                            [PICTURE APPEARS HERE]





                              NS&L BANCORP, INC.

                               TABLE OF CONTENTS

                                                          Page
                                                          ----
     Letter to Stockholders                                  1
     Business of the Corporation                             2
     Selected Consolidated Financial Information             3
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations                    5
     Independent Auditor's Report                           16
     Consolidated Financial Statements                      17
     Notes to Consolidated Financial Statements             22
     Common Stock Information                               49
     Directors and Officers                                 50
     Corporate Information                                  51

NSL BANCORP, INC.



President's Message
To Our Stockholders:


On behalf of the Board of Directors, Officers and Employees of NS&L Bancorp, Inc. and its wholly owned subsidiary, Neosho Savings & Loan Association, F.A., we are pleased to submit our third Annual Report as a public company.

During the fiscal year ending September 30, 1998 the Company's stock traded in a range from $15.359 to $19.50 per share closing out the year at $15.359 per share. To date, and in accordance with the Company's repurchase plan, we have repurchased a total of 273,759 shares (31% of the shares issued) at an average cost of $15.40 per share. Total shares outstanding as of September 30, 1998 were 616,839. Operating and financial results remained substantially the same as last fiscal year. The return on average assets was .75%, with a return on average equity of 4.01%. We are pleased to report that the Association reported a 5.9% growth in total assets and an increase in earnings per share of 16.1%. Loan originations also increased significantly from $6.6 million last fiscal year to $11.2 million for the fiscal year ending September 30, 1998.

We continue to be excited about the future and we remain firm in our pledge to be a community oriented financial institution with a commitment to provide affordable financial services and products to our customers and the communities we serve. As we grow and build on our strengths we continue to acknowledge and accept our responsibility to you, the stockholder, to set goals and develop long term strategies to increase profitability with minimal risk that will enhance stockholder value.

THANK YOU for taking stock in our future, we look forward to a long lasting and profitable relationship.


Sincerely,

/s/ C.R. `Rick' Butler

C.R. `Rick' Butler
President

BUSINESS OF THE CORPORATION

     NS&L Bancorp, Inc. (the "Company"), a Missouri corporation, was organized in February 1995 for the purpose of becoming the holding company for Neosho Savings and Loan Association, F.A. (the "Association") upon the conversion of the Association from a federal mutual to a federal stock savings and loan association. That conversion was completed in June 1995.

     The Company is not engaged in any significant business activity other than holding the stock of Neosho Savings and Loan Association, F.A. Accordingly, the information set forth in the report, including financial statements and related data, applies primarily to the Association.

     The Association is a federally-chartered, federally-insured stock savings and loan association organized in 1884. The Association is regulated by the Office of Thrift Supervision ("OTS"). Its deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). The Association also is a member of the Federal Home Loan Bank ("FHLB") System.

     The Association's principal business consists of attracting deposits from the general public through a variety of deposit programs and originating loans secured primarily by one-to-four family residential properties. To a significantly lesser extent, the Association originates loans secured by commercial real estate, residential construction and consumer loans. The Association also invests in mortgage-backed, U.S. Government and agency securities and other assets.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth certain information concerning the financial position of the Company as of and for the dates indicated. During June 1995, the Company became the holding company for the Association. The Company is primarily in the business of directing, planning and coordinating the business activities of the Association. Since the Company had not commenced operations prior to the mutual to stock conversion of the Association during June 1995, the financial information presented for the periods prior to 1995 is that of the Association. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                    At September 30,
                                              -------------------------------------------------------------
                                                    1994        1995        1996         1997        1998
                                                    ----        ----        ----         ----        ----
FINANCIAL CONDITION DATA:                                             (In Thousands)
Total assets................................       $50,995     $58,758     $61,807      $59,817     $63,367
Loans receivable, net.(1)...................        24,873      25,933      31,051       33,878      37,506
Mortgage-backed securities..................         5,481       5,871       5,342        4,473       3,121
Cash, interest bearing deposits
 and investment securities..................        19,196      25,374      23,930       19,638      21,028
Customer deposits...........................        44,196      44,088      48,444       43,892      47,944
Advances from Federal Home Loan Bank........            --          --          --        3,000       3,986
Stockholders' equity........................         6,006      13,729      12,179       11,824      10,405

                                                            For the Years Ended September 30,
                                              --------------------------------------------------------------
                                                     1994        1995        1996         1997        1998
                                                     ----        ----        ----         ----        ----
                                                                (In Thousands, except per share data)
OPERATING DATA:
Interest income.............................       $ 3,149     $ 3,284     $ 3,703      $ 3,906     $ 4,053
Interest expense............................         1,469       1,649       1,873        2,065        2150
                                              ----------------------------------------------------------------

Net interest income.........................         1,680       1,635       1,830        1,841       1,903
 Provision for loan losses..................            --           8           3            2           8
                                              ----------------------------------------------------------------

Net interest income after
 provision for loan losses..................         1,680       1,627       1,827        1,839       1,895
Noninterest income..........................           185         208         265          235         424
Noninterest expense.........................         1,065       1,141       1,613        1,372        1601
                                              ----------------------------------------------------------------

Income before  taxes and cumulative
 effect of change in accounting principle...           800         694         479          702         718
Income taxes................................           281         212         152          246         264
                                              ----------------------------------------------------------------
Income before cumulative effect of
 change in accounting principle.............           519         482         327          456         454
Cumulative effect of change in
 accounting principle.(2)...................           (67)         --          --           --          --
                                              ----------------------------------------------------------------

Net income..................................       $   452     $   482     $   327      $   456     $   454
                                              ================================================================
Basic earnings per share....................            *      $   .61     $   .42      $   .68     $   .79
                                                               ===============================================
Diluted earnings per share..................            *      $   .61     $   .42      $   .67     $   .77
                                                               ===============================================
Dividends per share.........................            *      $   .10     $  .475      $   .50     $   .50
                                                               ===============================================

*Operating as a mutual

                                                                    At September 30,
                                              ------------------------------------------------------------
                                                     1994        1995        1996         1997        1998
                                                     ----        ----        ----         ----        ----
OTHER DATA:
Number of:
 Real estate loans outstanding................        888         889         911          948         956
 Deposit accounts.............................      9,104       8,828       8,830        8,960       9,394
 Full service offices.........................          2           2           2            2           2

                                                        At or For the Years Ended September 30,
                                              ------------------------------------------------------------
                                                     1994        1995        1996         1997        1998
                                                     ----        ----        ----         ----        ----
KEY OPERATING RATIOS:
Return on average assets (net income
 divided by average assets)...................        .86%(3)     .91%        .57%         .78%        .75%
Return on average equity (net income
 divided by average equity)...................       7.76(3)     5.57        2.43         3.83        4.01
Average equity to average assets..............      11.11       16.40       23.34        20.27       18.71
Interest rate spread (difference
 between average yield on interest-
 earning assets and average cost of
 interest-bearing liabilities)................       3.01        2.66        2.23         2.31        2.38
Net interest margin (net interest
 income as a percentage of average
interest-earning assets)......................       3.32        3.23        3.26         3.22        3.23
Noninterest expense to average
 assets.......................................       2.03        2.16        2.80         2.34        2.64
Average interest-earning assets
 to interest-bearing liabilities..............        111         118         131          125         123
Allowance for loan losses to total
 loans at end of period.......................        .12         .15         .13          .13         .14
Net charge-offs to average
 outstanding loans during the period....               --          --          --           --          --
Ratio of non-performing assets to
 total assets.................................        .12         .15         .04          .03         .09
Dividend payout ratio.(4).....................        N/A       16.39      113.10        73.53       63.29

______________________________________________
(1) Includes loans held for sale.
(2) Reflects effect of adoption of Statement of Financial Accounting Standard("SFAS") No. 109, "Accounting for Income Taxes."
(3) Based on net income after cumulative effect of change in accounting principle.
(4) Dividends paid divided by basic earnings per share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL
-------

     Management's discussion and analysis of the consolidated financial condition and results of operations is intended to assist in understanding the consolidated financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto.

OPERATING STRATEGY
------------------

     The primary goal of management is to increase the Association's profitability and enhance its net worth while minimizing risk. Operational results are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits. Operational results are also significantly affected by general economic conditions, changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as financial institutions and the attendant actions of the regulatory authorities.

     Management strives to operate a conservative, well capitalized, profitable thrift dedicated to financing home ownership and other consumer needs, and to provide quality service to its customers. The Association believes it has successfully implemented this strategy by:

     Emphasizing One-to-Four Family Lending.  Historically, the Association has
     ---------------------------------------
been predominantly a one-to-four family residential lender. Single family residential loans constituted 94.5%, 94.6% and 92.5% of total loans at September 30, 1996, 1997 and 1998, respectively.

     Maintaining Asset Quality.  The Association strongly emphasizes maintaining
     --------------------------
asset quality through sound underwriting, constant monitoring and effective collection techniques. As of September 30, 1998, the Association's ratio of non-performing assets to total assets was .09%. That same ratio as of September 30, 1997 was .03%. There were no loan losses, net of recoveries, for the years ended September 30, 1997 and 1998.

     Managing Interest-Rate Risk.  In order to reduce the impact on the
     ----------------------------
Association's net interest income due to changes in interest rates, the Association's management has adopted a strategy that has been designed to maintain the interest rate sensitivity of its assets and liabilities. The primary elements of this strategy involve emphasizing the origination of ARM loans and maintaining a short- and medium-term investment portfolio. At September 30, 1998, 73.33% of the Association's loan portfolio was composed of adjustable-rate loans.

     Maintaining a High Level of Liquidity.  At September 30, 1998, the
     --------------------------------------
liquidity ratio of the Association was 40.1%. The Association maintains a high level of liquidity so that it will be able to fund loans during periods of deposit outflow. In determining the terms of its deposit accounts, the Association does not always match above-market rates offered by competitors who are attempting to increase market share. The Association will permit some deposit outflow rather than increase its rate paid on deposits and reduce its interest rate spread.

RESULTS OF OPERATIONS
---------------------

     The earnings of the Association depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Association's interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing liabilities.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998
-------------------------------------------------------------------------------

     GENERAL. Net income remained relatively stable with a decrease of $2,000, or .4% from $456,000 at September 30, 1997 to $454,000 at September 30, 1998.
However, as a result of having fewer shares outstanding, net income per share rose to $.77 (diluted) from $.67 (diluted). Interest income increased $147,000 which was partly offset by an increase in interest expense of $85,000. Noninterest income increased $189,000 which was offset by an increase in noninterest expense of $229,000. Income taxes increased $18,000. The Association's net interest margin increased from 3.22% for the fiscal year ended September 30, 1997 to 3.23% for the fiscal year ended September 30, 1998.

     NET INTEREST INCOME. Net interest income increased $62,000, or 3.4%, from $1,841,000 for the fiscal year ended September 30, 1997 to $1,903,000 at September 30, 1998. Net interest income increased as a result of an increase in interest income of $147,000 that was partially offset by a increase in interest expense of $85,000.

     INTEREST INCOME. Total interest income increased $147,000, or 3.8%, from $3,906,000 for the year ended September 30, 1997 to $4,053,000 for the year ended September 30, 1998. Interest income from loans receivable increased $304,000 primarily as a result of an increase in the average balance of loans receivable of $3,741,000 from $32,416,000 in 1997 to $36,157,000 in 1998. Loan balances increased as a result of a more aggressive approach to solicitation and pricing of mortgage loans. Income from investment securities decreased by $207,000 due to a decrease in the average balance of those securities. Interest income from mortgage-backed securities decreased by $64,000 as the average balance of mortgage-backed securities decreased from $4,951,000 in 1997 to $3,742,000 in 1998. Balances in mortgage-backed securities and other investments decreased as more emphasis was placed on originating mortgage loans. An increase in the average balances of the daily interest-bearing assets increased other interest income $113,000, despite a decrease in average rates from 4.40% in 1997 to 4.29% in 1998.

     INTEREST EXPENSE. Interest expense on customer deposits increased $144,000, or 7.6%, from $1,912,000 for the year ended September 30, 1997 to $2,056,000 for the year ended September 30, 1998. The increase was due to an increase of $3.498,000 in the average balance of interest bearing deposits from $42,620,000 for the year ended September 30, 1997 to $46,118,000 for the year ended September 30, 1998. Interest on advances from Federal Home Loan Bank of Des Moines decreased $59,000 from $153,000 for the year ending September 30, 1997 compared to $94,000 for the year ending September 30, 1998. The decrease resulted from a decrease in the average balance of advances of $1.336,000 during 1998.

     PROVISION FOR LOAN LOSSES. Provision for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered by management to adequately provide for estimated losses based on past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of underlying collateral, and current economic conditions. The provision for loan losses was

$8,000 for the year ended September 30, 1998. This is an increase of $6,000 from the year ended September 30, 1997. There were no actual loan losses, net of recoveries, for the fiscal years ended September 30, 1997 and 1998.

     NONINTEREST INCOME. Noninterest income increased $189,000, or 80% from $235,000 for the fiscal year ended September 30, 1997 to $424,000 for the year ended September 30, 1998. The increase resulted primarily from mortgage banking fees received from Crawford Mortgage, Inc., a subsidiary of the Association acquired in August of 1997.

     NONINTEREST EXPENSE. Noninterest expense increased $229,000, or 16.7% from $1,372,000 for the fiscal year ended September 30, 1997 to $1,601,000 for the year ended September 30, 1998. Compensation expense and employee benefits increased $156,000 as a result of additional personnel required in the operation of Crawford Mortgage, Inc. as well as annual salary increases and additional expenses of the benefit programs of the Employee Stock Option Plan (ESOP) and the Management Recognition and Development Plan (MRDP). Occupancy and equipment expense increased $36,000, or 23.5% from $153,000 at September 30, 1997 to $189,000 at September 30, 12998, while professional fees decreased $10,000 for 1998 compared to the 1997 year end. In addition other operating expenses increased $47,000 as a result of normal operations of the Company.

     INCOME TAXES. Provision for income tax expense increased $18,000, or 7.3% from $246,000 for the fiscal year ended September 30, 1997 to $264,000 for the year ended September 30, 1998 as a result of higher taxable income.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
-------------------------------------------------------------------------------

     GENERAL. Net income increased $129,000, or 39.4% from $327,000 at September 30, 1996 to $456,000 at September 30, 1997. The decrease is primarily attributable to a one-time industry-wide FDIC Special Assessment of $281,000 at September 30, 1996 to recapitalize the Savings Association Insurance Fund. Interest income increased $203,000 which was partly offset by an increase in interest expense of $192,000. Noninterest income decreased $30,000 primarily as a result of a decrease on gains on sales of securities by the Company in the year ended September 30, 1996. Compensation expense increased $83,000 as a result of the MRDP, which was adopted in January 1996, and ESOP expense as well as annual salary increases. The Association's net interest margin decreased from 3.26% for the year ended September 30, 1996 to 3.22% for the year ended September 30, 1997.

     NET INTEREST INCOME. Net interest income increased $11,000, or .6% from $1,830,000 at September 30, 1996 to $1,841,000 at September 30, 1997. The
increase in net interest income resulted from an increase in interest income of $203,000 and was partially offset by an increase in interest expense of $192,000.

     INTEREST INCOME. Total interest income increased by $203,000, or 5.5% from $3,703,000 at September 30, 1996 to $3,906,000 at September 30, 1997. Interest
income from loans receivable increased $322,000 primarily as a result of an increase in the average balance of loans receivable from 1996 to 1997 of $3,575,000. Income from investment securities increased by $137,000 due to an increase in the average balance of those securities. Interest income from mortgage-backed securities decreased by $64,000 as the average balance of mortgage-backed securities decreased from $5,645,000 in 1996 to $4,951,000 in 1997. Income from other interest-bearing assets decreased by $192,000 due to a decrease in the average balances and on the yields earned on interest-bearing assets from 4.96% in 1996 to 4.40% in 1997.

     INTEREST EXPENSE. Interest expense on customer deposits increased by $40,000, or 2.1% from $1,873,000 at September 30, 1996 to $1,913,000 at
September 30, 1997. This increase was due to the average rate paid on deposits increasing from 4.36% in 1996 to 4.49% in 1997. This increase in rate was partially offset by a decrease in the average balance of deposits between the two years. The Company began using advances from Federal Home Loan Bank of Des Moines in 1997, which accounted for $153,000 in additional interest expense for the year ending September 30,1 997.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $2,000 for the year ended September 30, 1997. This is a decrease of $1,000 over the year ended September 30, 1996. There were no actual loan losses, net of recoveries, for the fiscal years ended September 30, 1996 and 1997.

     NONINTEREST INCOME. Noninterest income decreased by $30,000, or 11.3% from $265,000 at September 30, 1996 to $235,000 at September 30, 1997. The decrease was primarily from gains on sales of investments of $77,000 in 1996 compared to a $37,000 gain in 1997. Other income decreased $22,000 as a result of a one-time sale of assets received from the data center in 1996. This was partially offset by a $33,000 increase in mortgage banking fees from Crawford Mortgage, Inc.

     NONINTEREST EXPENSE. Noninterest expense decreased $241,000, or 14.9% from $1,613,000 at September 30, 1996 to $1,372,000 at September 30, 1997. This
decrease resulted primarily from the one-time FDIC special assessment of $281,000 in 1996. This decrease was offset by increases in compensation and employee benefits of $83,000, or 11.8%. The ESOP expense was $104,000 for the year ended September 30, 1997 compared to $87,000 for the year ended September 30, 1996. In addition, the MRDP expense was $58,000 for the year ended September 30, 1996 compared to $74,000 for the year ended September 30, 1997. Other expenses also increased $9,000 from 1996 to 1997.

     INCOME TAXES. Provision for income tax expense increased $94,000, or 61.8% from $152,000 at September 30, 1996 to $246,000 at September 30, 1997 as a result of higher taxable income and the repeal of the percentage of taxable income special bad debt deduction.


FINANCIAL CONDITION
-------------------

     GENERAL. During the year ended September 30, 1998, the Association concentrated on its principal business of attracting deposits from the general public through a variety of deposit programs and originating loans secured primarily by owner-occupied residential properties.

     Deposits are attracted from within the Association's primary market area through the offering of a broad selection of deposit instruments, including negotiable order of withdrawals ("NOW") accounts, money market deposit accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.

     The principal lending activity of the Association is the origination of conventional mortgage loans. The Association has emphasized the origination of ARM loan products in order to increase the interest rate sensitivity of its loan portfolio.

     TOTAL ASSETS. Total assets increased by $3,550,000, or 5.9% from $59,817,000 at September 30, 1997 to $63,367,000 at September 30, 1998. The
increase in mortgage loans accounts for the majority of the asset growth.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents increased by $4,862,000, or 88.1% to $10,383,000 at September 30, 1998 from $5,521,000 at
September 30, 1997. This increase was a result of the maturity or calling of $3.4 million in investment securities and certificate of deposits and the principal payments received on mortgage backed securities of $1.4 million.

     CERTIFICATES OF DEPOSIT. Certificates of deposit purchased as investments totaled $674,000 at September 30, 1998, an increase of $297,000 from $377,000 at September 30, 1997.

     INVESTMENT SECURITIES. Investment securities decreased by $3,651,000, or 28.0%, from $13,052,000 at September 30, 1997 to $9,401,000 at September 30,
1998.  The decrease was primarily due to the maturity or calling of investments.

     FEDERAL HOME LOAN BANK STOCK. Investments in Federal Home Loan Bank stock decreased $56,000 from $421,000 at September 30, 1997 to $365,000 at September 30, 1998. The FHLB redeemed excess stock during the year ended September 30, 1998.

     MORTGAGE-BACKED SECURITIES. Mortgage-backed securities decreased by $1,352,000, or 30.2%, from $4,473,000 at September 30, 1997 to $3,121,000 at
September 30, 1998. The decrease was due to the receipt of principal payments on those securities.

     LOANS RECEIVABLE. The balance of net loans increased $3,628,000, or 10.7%, to $37,506,000 at September 30, 1998 from $33,878,000 at September 30, 1997.
The increase in loans was primarily the result of increases in one-to-four family residential real estate loans and construction loans which are adjustable rate and fixed rate mortgages that were funded from funds on hand and a $1 million cash advance from FHLB of Des Moines.

     DEPOSITS. Deposits increased $4,052,000, or 9.2%, to $47,944,000 at September 30, 1998 compared to $43,892,000 at September 30, 1997. The increase can be attributed to growth partially as a result of deposit transfers from larger mega banks.

     FHLB ADVANCES. The use of cash advances from Federal Home Loan Bank of Des Moines were utilized during the fiscal year ending September 30, 1998 as part of the Association's investment strategy to hedge against interest rate risk on the fixed rate, fixed term loans that were originated by the Association to hold in it's portfolio. The Association repaid $2.0 million and borrowed another $3.0 million in advances during the year ended September 30, 1998.

     STOCKHOLDERS' EQUITY. Stockholders' equity decreased $1,419,000, or 12.0%, from $11,824,000 at September 30, 1997 to $10,405,000 at September 30, 1998, as
a result of the stock repurchase program and quarterly dividend payments.
During the year ended September 30, 1998, the Company repurchased 94,827 shares of its stock at an average price of $18.41 per share.

YIELDS EARNED AND RATES PAID
----------------------------


     The earnings of the Association depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative size of the Association's interest-earning assets and interest-bearing liability portfolios.

     The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using the average of month-end balances during such year.

                                                                            Years ended September 30,
                                              ---------------------------------------------------------------------------------
                                                                1996                                     1997
                                              ---------------------------------------------------------------------------------
                                                Average      Interest &    Yield/       Average       Interest &       Yield/
                                              Balance (2)    Dividends      Cost      Balance (2)      Dividends        Cost
                                              -----------   ------------  --------   ------------    -------------    ---------
Interest-earning assets:
Loans receivable (1)                             $28,841         $2,069      7.17%       $32,416            $2,391        7.38%
Investment securities                             12,593            758      6.02         13,815               895        6.48
Mortgage-backed and related securities             5,645            425      7.53          4,951               361        7.29
Daily interest-bearing assets                      9,089            451      4.96          5,881               259        4.40
                                              -----------   ------------             ------------    -------------
   Total interest-earning assets                  56,168          3,703      6.59         57,063             3,906        6.85

Noninterest-earning assets:
 Office properties and
   equipment, net                                    897                                   1,073
 Other noninterest-earning assets                    542                                     584
                                              -----------                            ------------
   Total assets                                  $57,607                                 $58,720
                                              ===========                            ============

Interest-earning liabilities:
 Passbook savings accounts                         5,815            163      2.80          5,752               160        2.78
 Demand and NOW accounts                           6,188            141      2.28          5,953               138        2.32
 Money market accounts                             3,095            100      3.23          2,839                92        3.24
 Certificates of deposit                          27,877          1,469      5.27         28,076             1,522        5.42
                                              -----------      ---------             ------------    -------------
  Total deposits                                  42,975          1,873      4.36         42,620             1,912        4.49
 Advances from FHLB                                   --             --        --          2,917               153        5.25
                                              -----------      ---------             ------------    -------------
  Total interest-bearing liabilities              42,975          1,873      4.36         45,537             2,065        4.54
Noninterest-bearing liabilities:
 Noninterest-bearing deposits                        245                                     293
 Other liabilities                                   943                                     990
                                              ----------                             -----------
  Total liabilities                               44,163                                  46,820
Stockholders' equity                              13,444                                  11,900
                                              ----------                             -----------
  Total liabilities and
   stockholders' equity                          $57,607                                 $58,720
                                              ==========                             ===========

Net interest income                                              $1,830                                     $1,841
                                                               =========                             =============

Interest rate spread                                                         2.23                                         2.31

Net interest margin                                                          3.26                                         3.22

Ratio of average interest-earning assets
 to average interest-bearing liabilities             131%                                    125%

                                                           Years ended September 30,
                                              ---------------------------------------------------
                                                                    1998
                                              ---------------------------------------------------
                                                   Average           Interest &          Yield/
                                                 Balance (2)         Dividends            Cost
                                              --------------        --------------     ----------
Interest-earning assets:
Loans receivable (1)                                $36,157                $2,695           7.45%
Investment securities                                10,297                   689           6.69
Mortgage-backed and related securities                3,742                   297           7.94
Daily interest-bearing assets                         8,663                   372           4.29
                                              --------------        --------------
   Total interest-earning assets                     58,859                 4,053           6.89

Noninterest-earning assets:
 Office properties and
   equipment, net                                     1,141
 Other noninterest-earning assets                       598
                                              --------------
   Total assets                                     $60,598
                                              ==============

Interest-earning liabilities:
 Passbook savings accounts                            5,800                   160            2.76
 Demand and NOW accounts                              7,103                   179            2.52
 Money market accounts                                2,861                    93            3.25
 Certificates of deposit                             30,354                 1,624            5.35
                                              --------------        --------------
  Total deposits                                     46,118                 2,056            4.46
 Advances from FHLB                                   1,581                    94            5.95
                                              --------------        --------------
  Total interest-bearing liabilities                 47,699                 2,150            4.51
Noninterest-bearing liabilities:
 Noninterest-bearing deposits                           570
 Other liabilities                                      993
                                              --------------
  Total liabilities                                  49,262
Stockholders' equity                                 11,336
                                              --------------
  Total liabilities and
   stockholders' equity                             $60,598
                                              ==============

Net interest income                                                         1,903
                                                                    ==============

Interest rate spread                                                                         2.38

Net interest margin                                                                          3.23

Ratio of average interest-earning assets
 to average interest-bearing liabilities                123%

-----------------------------------------------------
(1) Average balances include nonaccrual loans and loans 90 days or more past due and loans held for sale.
(2) Average balances for a period have been calculated using the average of month-end balances during such period.

    The following table sets forth (on a consolidated basis) for the periods and at the dates indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.

                                                                                                         At
                                                        Years Ended September 30,                   September 30,
                                            ------------------------------------------------
                                                1996              1997              1998                 1998
                                                ----              ----              ----                 ----
Weighted average yield on loan portfolio        7.17%             7.38%             7.45%                7.28%
Weighted average yield on mortgage-
   backed and related securities........        7.53              7.29              6.69                 7.25
Weighted average yield on investment
   securities...........................        6.02              6.48              7.94                 6.20
Weighted average yield on interest-
   bearing deposits.....................        4.96              4.40              4.29                 5.77
Weighted average yield on all interest-
   earning assets.......................        6.59              6.85              6.89                 7.20
Weighted average rate paid on
   total deposits.......................        4.36              4.49              4.46                 4.36
Weighted average rate paid on all
   advances from FHLB...................          --              5.25              5.95                 5.81
Weighted average rate paid on all
   interest-bearing liabilities.........        4.36              4.54              4.51                 4.47
Interest rate spread (spread between
   weighted average rate on all
    interest-
   earning assets and all interest-
   bearing liabilities).................        2.23              2.31              2.38                 2.73
Net interest margin (net interest income
   as a percentage of average
   interest-earning assets).............        3.26              3.22              3.23                  N/A

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

                                                                         Years Ended September 30,
                                                --------------------------------------------------------------------------

                                                       1997 Compared to 1996                  1998 Compared to 1997
                                                    Increase (Decrease) Due to              Increase (Decrease) Due to
                                                ------------------------------------  ------------------------------------
                                                                   Rate/                                 Rate/
                                                  Rate    Volume   Volume     Net       Rate    Volume   Volume      Net
                                                  ----    ------   ------     ---       ----    ------   ------      ---
Interest-earning assets:
  Loans receivable (1)                            $   61     $253        8     $322     $   23     $278    $   3     $304
  Investment securities                               58       73        6      137         29     (228)      (7)    (206)
  Mortgage-backed and related securities             (14)     (50)      --      (64)        32      (88)      (8)     (64)
  Daily interest-bearing deposits                    (51)    (159)      18     (192)        (6)     122       (3)     113
                                                ---------    -----    ----     -----       ----    -----     ----    -----

Total net change in income
  on interest-bearing assets                          54      117       32      203         78       84      (15)     147

Interest-bearing liabilities:
  Interest-bearing deposits                           56      (15)      (2)      39        (13)     157       --      144
  Advances from FHLB                                  21      125        7      153         20      (70)      (9)     (59)
                                                ---------    -----    ----     -----       ----    -----     ----    -----

Total net change in expenses
  on interest-bearing liabilities                     77      110        5      192          7       87       (9)      85
                                                ---------    -----    ----     -----       ----    -----     ----    -----

Net change in net interest income                 $  (23)    $  7    $  27     $ 11     $   71     $ (3)   $  (6)    $ 62
                                                ====================================  ====================================

________________________________________________
(1) For purposes of calculating volume, rate, and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

          The Association's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Association also has access to and has begun to use advances from the Federal Home Loan Bank of Des Moines to supplement its supply of funds.

          The primary investing activity of the Association is the origination of loans and purchasing of investment securities and mortgage-backed securities. Mortgage loan originations in excess of repayments totaled $3,695,000 while there was a net decrease in investments in securities and mortgage-backed securities totaling $5,121,000 during the year ended September 30, 1998. These activities were primarily funded by cash on hand, maturing and calling of investments and the use of cash advances from Federal Home Loan Bank of Des Moines.

          The Association must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. During fiscal years 1996, 1997 and 1998 the Association used its sources of funds primarily to fund loan commitments and to pay maturing savings certificates and deposit withdrawals. At September 30, 1998, the Association had loan commitments of $1,398,000.

          At September 30, 1998, savings certificates amounted to $31,727,000, or 66.2%, of the Association's total deposits, including $22,809,000 which were scheduled to mature by September 30, 1999. Historically, the Association has been able to retain a significant amount of its deposits as they mature. Management of the Association believes it has adequate resources to fund all loan commitments by savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

          During the year ended September 30, 1998, the OTS required a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4.0% of the average daily balance of its net withdrawal deposits and short-term borrowings. The Association's average liquidity ratios were 40.5%, 35.6% and 36.7% during the years ended September 30, 1996, 1997 and 1998, respectively. The Association's actual ratio at September 30, 1998 was 40.1%. The Association consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management.

          The Association is required to maintain specific amounts of capital pursuant to OTS requirements. As of September 30, 1998, the Association was in compliance with all regulatory capital requirements which were effective as of such date with tangible, core and risk-based capital ratios of 13.4%, 13.4% and 29.7%, respectively. See Note 18 of the Notes to Consolidated Financial Statements.

EFFECT OF INFLATION AND CHANGING PRICES
---------------------------------------


          The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Association is reflected in increased operating costs. Unlike most industrial companies, virtually all assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services


IMPACT OF NEW ACCOUNTING STANDARDS
----------------------------------

          See Note 1 of the Notes to the Consolidated Financial Statements.


YEAR 2000 ISSUE
----------------


          Information is being provided worldwide on the Y2K (year 2000) problems and concerns of a computer crash that will occur when the year rolls to January 1, 2000. The reason for concern is that when computers were first being developed, storage space was at a premium and two digits were used for the year instead of four. An example is 1967 was stored on a computer as 67 to save space. Because of this practice, many computer programs are still using the two digit format and would read the year 2000 as 1900. The Company has researched the Y2K problem and has developed a plan to identify and correct any potential problems. Costs of corrective measures are not expected to be material to the operations, business or financial condition of the Company.

          The Company uses FISERV of Des Moines as its data center to process transactions. FISERV has been upgrading their systems and testing has begun using a proxy sample of institutions. Results of testing have been sent to the Company and are being examined by appropriate personnel. In the first quarter of 1999, connectivity testing will be conducted in the Y2K mode. In the event that there are still problems that occur in FISERV processing for the Company in January of 2000, significant data processing delays or mistakes could occur. Contingency plans are also being developed, but a switch to another processor or to an-house system, could result in delays in processing customer transactions. As a result of the extensive testing through FISERV, Year 2000 problems are not anticipated and there should not be any significant adverse impact on the Company's financial condition and results of operations.

          [LETTERHEAD OF KIRKPATRICK, PHILLIPS & MILLER APPEARS HERE]


                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

To the Board of Directors and Stockholders
NS&L Bancorp, Inc. and Subsidiary
Neosho, Missouri

We have audited the accompanying consolidated statements of financial condition of NS&L Bancorp, Inc. and Subsidiary as of September 30, 1997 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NS&L Bancorp, Inc. and Subsidiary as of September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

                                      /s/ Kirkpatrick, Phillips & Miller

                                      KIRKPATRICK, PHILLIPS & MILLER, CPAs, P.C.

November 3, 1998
Springfield, Missouri

                       NS&L BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------
                          SEPTEMBER 30, 1997 AND 1998

                                                                        1997               1998
                                                                    ------------       ------------
                  ASSETS
                  ------
Cash and cash equivalents, including
 interest-bearing accounts of $4,844,199 in
 1997 and $9,697,525 in 1998                                        $  5,521,215       $ 10,383,379
Certificates of deposit                                                  377,000            674,000
Investment securities available-for-sale,
 at fair value (Notes 1 and 3)                                           266,813            203,850
Investment securities held-to-maturity
 (estimated market value of $13,039,195 in 1997
 and $9,701,638 in 1998)(Notes 1 and 3)                               13,052,211          9,401,155
Investment in Federal Home Loan Bank stock, at cost (Note 4)             420,600            365,400
Mortgage-backed securities held-to-maturity
 (estimated market value of $4,608,360 in 1997
 and $3,205,626 in 1998)(Notes 1 and 5)                                4,473,160          3,121,405
Loans held for sale (Note 1)                                              31,060             85,582
Loans receivable, net (Notes 1 and 6)                                 33,847,820         37,420,586
Accrued interest receivable (Note 7)                                     454,206            360,216
Property and equipment,
 less accumulated depreciation (Notes 1 and 8)                         1,148,039          1,130,031
Intangible assets (Note 1)                                                83,343             80,559
Other assets                                                             141,263            140,370
                                                                    ------------       ------------
   TOTAL ASSETS                                                     $ 59,816,730       $ 63,366,533
                                                                    ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Customer deposits (Note 10)                                         $ 43,892,375       $ 47,944,489
Advances from Federal Home Loan Bank (Note 11)                         3,000,000          3,986,132
Advances from borrowers for taxes and insurance                          317,548            305,199
Income taxes payable - current (Note 9)                                   34,592             10,519
Deferred income taxes (Notes 1 and 9)                                    412,873            340,110
Other liabilities                                                        335,047            375,456
                                                                    ------------       ------------
   Total liabilities                                                  47,992,435         52,961,905
                                                                    ------------       ------------

Commitments and Contigencies (Note 16)                                         -                  -

Preferred stock, $.01 par value; 2,000,000
 shares authorized, none issued                                                -                  -
Common stock, $.0l par value; 8,000,000 shares authorized,
 issued 886,314 in 1997 and 886,314 in 1998, outstanding
 711,666 in 1997 and 616,839 in 1998                                       8,863              8,863
Paid-in capital                                                        8,461,129          8,514,679
Retained earnings - substantially restricted (Note 18)                 6,493,728          6,647,884
Treasury stock, at cost 174,648 shares in 1997
 and 269,475 in 1998                                                  (2,414,324)        (4,160,375)
Unearned compensation (Note 12)                                         (779,793)          (637,199)
Unrealized gain on securities available-for-sale,
 net of applicable deferred income taxes                                  54,692             30,776
                                                                    ------------       ------------
   Total stockholders' equity                                         11,824,295         10,404,628
                                                                    ------------       ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 59,816,730       $ 63,366,533
                                                                    ============       ============

              The accompanying notes are an integral part of the
                       consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                                                                    1996              1997              1998
                                                                    ----              ----              ----
INTEREST INCOME:
  Loans receivable                                              $ 2,069,138        $ 2,391,319      $ 2,695,123
  Investment securities                                             757,481            894,610          689,208
  Mortgage-backed and related securities                            425,189            361,409          296,973
  Other interest-earning assets                                     450,831            258,951          372,111
                                                                -----------        -----------      -----------
    Total interest income                                         3,702,639          3,906,289        4,053,415
                                                                -----------        -----------      -----------

INTEREST EXPENSE:
  Customer deposits                                               1,872,658          1,912,171        2,056,649
  Federal Home Loan Bank advances                                         -            153,359           93,839
                                                                -----------        -----------      -----------
    Total interest expense                                        1,872,658          2,065,530        2,150,488
                                                                -----------        -----------      -----------

    Net interest income                                           1,829,981          1,840,759        1,902,927

PROVISION FOR LOAN LOSSES                                             3,201              2,195            7,825
                                                                -----------        -----------      -----------
    Net interest income after provision for loan losses           1,826,780          1,838,564        1,895,102
                                                                -----------        -----------      -----------

NONINTEREST INCOME:
  Gain on sale of investment securities                              77,137             36,859           18,125
  Gain on sale of loans                                                   -                286            9,732
  Banking service charges and fees                                  146,326            145,751          162,902
  Mortgage banking fees                                                   -             33,219          219,843
  Loan late charges                                                   7,350              7,208            7,621
  Other                                                              34,331             11,576            5,353
                                                                -----------        -----------      -----------
    Total noninterest income                                        265,144            234,899          423,576
                                                                -----------        -----------      -----------

NONINTEREST EXPENSE:
  Compensation and
   employee benefits (Notes 12 and 13)                              702,127            784,706          940,765
  Occupancy and equipment                                           142,152            152,571          188,689
  Deposit insurance premium                                         383,628             39,171           28,280
  Data processing                                                    83,871             91,095          102,418
  Printing, postage, stationery and supplies                         60,551             55,937           56,001
  Professional fees                                                  63,291             62,959           52,979
  Other                                                             177,749            185,216          231,402
                                                                -----------        -----------      -----------
    Total noninterest expense                                     1,613,369          1,371,655        1,600,534
                                                                -----------        -----------      -----------
    INCOME BEFORE TAXES                                             478,555            701,808          7l8,144
    Income Taxes (Note 9)                                           151,623            246,209          263,879
                                                                -----------        -----------      -----------
NET INCOME                                                      $   326,932        $   455,599      $   454,265
                                                                ===========        ===========      ===========
Basic earnings per share (Notes 1 and 14)                       $      0.42        $      0.68      $      0.79
                                                                ===========        ===========      ===========
Diluted earnings per share (Notes 1 and 14)                     $      0.42        $      0.67      $      0.77
                                                                ===========        ===========      ===========

              The accompanying notes are an integral part of the
                       consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 and 1998


                                                       Common
                                                       Stock                     Paid-In            Retained         Treasury
                                              -------------------------
                                                Shares          Amount           Capital            Earnings          Stock
                                              ----------      ---------       ------------       -------------    -------------
Balances at September 30, 1995                $  856,449      $   8,564       $  7,989,521       $   6,402,231    $           -
 Net income                                            -              -                  -             326,932                -
 Net proceeds from issuance of common stock       31,365            314            407,431                   -                -
 Common stock acquired by MRDP (Note 12)              -               -                  -                   -                -
 Dividends ($.475 per share)                          -               -                  -            (366,l05)               -
 Purchase of treasury stock at cost            (128,732)              -                  -                   -       (1,675,943)
 Vesting of MRDP shares (Note 12)                     -               -                  -                   -                -
 Release of ESOP shares (Note 12)                     -               -             18,979                   -                -
 Net change in unrealized gain on
   securities available-for-sale, net of
   applicable deferred income taxes                   -               -                  -                   -                -
                                              ---------       ---------       ------------       -------------    -------------

Balances at September 30, 1996                  759,082           8,878          8,415,931           6,363,058       (1,675,943)
 Net income                                           -               -                  -             455,599                -
 Net proceeds from issuance of common stock         500               5              8,120                   -                -
 Proceeds from exercise of stock options         (1,000)             10             12,928                   -                -
 Common stock acquired by MRDP (Note 12)              -               -                  -                   -                -
 Dividends ($.50 per share)                           -               -                  -            (326,504)               -
 Purchase of treausry stock at cost             (50,100)              -                  -                   -         (793,035)
 Issuance of treasury stock                       4,184               -             21,846                   -           54,654
 Vesting of MRDP shares (Note 12)                     -               -                  -                   -                -
 Release of ESOP shares (Note 12)                     -               -             41,274                   -                -
 Forfeiture of MRDP shares                       (3,000)            (30)           (38,970)              1,575                -
 Net change in unrealized gain
   on securities available for sale,
   net of applicable deferred income
   taxes                                              -               -                  -                   -                -
                                              ---------       ---------       ------------       -------------    -------------

Balances at September 30, 1997                  711,666           8,863          8,461,129           6,493,728       (2,414,324)
   Net income                                         -               -                  -             454,265                -
   Dividends ($.5O per share)                         -               -                  -            (300,109)               -
   Purchase of treausry stock at cost           (94,827)              -                  -                   -       (1,746,051)
   Vesting of MRDP shares (Note 12)                   -               -                  -                   -                -
   Release of ESOP shares (Note 12)                   -               -             53,550                   -                -
   Net change in, unrealized gain
    on securities available for sale,
    net of applicable deferred income                 -               -                  -                   -                -
    taxes                                     ---------       ---------       ------------       -------------    -------------
Balances at September 30, 1998                  616,839       $   8,863       $  8,514,679       $   6,647,884    $  (4,160,375)
                                              =========       =========       ============       =============    =============

                                                                 Unrealized          Total
                                                Unearned          Gain on         Stockholders'
                                              Compensation       Securities          Equity
                                              ------------      ------------      -------------
Balances at September 30, 1995                $   (671,200)     $          -      $  13,729,116
 Net income                                              -                 -            326,932
 Net proceeds from issuance of common stock              -                 -            407,745
 Common stock acquired by MRDP (Note 12)          (407,745)                -           (407,745)
 Dividends ($.475 per share)                             -                 -           (366,105)
 Purchase of treasury stock at cost                      -                 -         (1,675,943)
 Vesting of MRDP shares (Note 12)                   57,764                 -             57,764
 Release of ESOP shares (Note 12)                   68,475                 -             87,454
 Net change in unrealized gain on
   securities available-for-sale, net of
   applicable deferred income taxes                      -            19,345             19,345
                                              ------------      ------------      -------------

Balances at September 30, 1996                    (952,706)           19,345         12,178,563
 Net income                                              -                 -            455,599
 Net proceeds from issuance of common stock              -                 -              8,125
 Proceeds from exercise of stock options                 -                 -             12,938
 Common stock acquired by MRDP (Note 12)            (8,125)                -             (8,125)
 Dividends ($.50 per share)                              -                 -           (326,504)
 Purchase of treausry stock at cost                      -                 -           (793,035)
 Issuance of treasury stock                              -                 -             76,500
 Vesting of MRDP shares (Note 12)                   73,519                 -             73,519
 Release of ESOP shares (Note 12)                   68,519                 -            109,793
 Forfeiture or MRDP shares                          39,000                 -              1,575
 Net change in unrealized gain
   on securities available for sale,
   net of applicable deferred income
   taxes                                                 -            35,347             35,347
                                              ------------      ------------      -------------

Balances at September 30, 1997                    (779,793)           54,692         11,824,295
   Net income                                            -                 -            454,265
   Dividends ($.50 per share)                            -                 -           (300,109)
   Purchase of treausry stock at cost                    -                 -         (1,746,051)
   Vesting of MRDP shares (Note 12)                 74,074                 -             74,074
   Release of ESOP shares (Note 12)                 68,520                 -            122,070
   Net change in, unrealized gain
    on securities available for sale,
    net of applicable deferred income
    taxes                                                -           (23,916)           (23,916)
                                              ------------      ------------      -------------
Balances at September 30, 1998               $    (637,199)     $     30,776      $  10,404,628
                                              ============      ============      =============

The accompanying notes are an integral part of the consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                                                                     1996            1997             1998
                                                                 ------------    -------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                      $    326,932    $     455,599    $    454,265
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation                                                        82,887           84,895          88,479
   Amortization                                                             -              232           2,784
   Premiums and discounts on mortgage-backed
    securities and investment securities                             (107,509)        (103,647)       (116,814)
   Origination of loans held for sale                                       -          (72,276)       (968,673)
   Proceeds from sale of loans held for sale                                -           57,142         923,282
   Loss on loans, net of recoveries                                     3,201            2,195           7,825
   Gain on sale of investment securities                              (77,137)         (36,859)        (18,125)
   Gain on sale of loans                                                    -             (283)         (9,732)
   Loss on sale of equipment                                                -              795               -
   Income reinvested on Federal Home Loan Bank stock                   (8,300)               -               -
   Vesting of MRDP shares                                              57,764           73,519          74,074
   Release of ESOP shares                                              87,454          109,793         122,070
   Net change in operating accounts:
    Accrued interest receivable                                        44,503          (62,745)         93,990
    Other assets                                                      (73,206)          83,508             893
    Other liabilities                                                 310,279         (229,251)         52,263
    Income taxes payable - deferred                                  (112,961)          96,906         (24,073)
    Income taxes payable - current                                     86,826              769         (58,716)
                                                                 ------------    -------------    ------------
     Net cash from operating activities                               620,733          460,292         623,792
                                                                 ------------    -------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of investment securities held-to-maturity                (4,846,991)      (2,803,760)     (6,602,800)
 Proceeds from maturities of investment
  securities held-to-maturity                                       6,578,000          975,000      10,344,102
 Purchase of investment securities available-for-sale              (4,163,255)               -               -
 Proceeds from maturities of investment
  securities available-for-sale                                     2,900,000          500,000               -
 Net change in certificates of deposit                               (655,553)       2,220,553        (297,000)
 Proceeds from sales of investment
  securities available-for-sale                                       446,017          251,859          43,125
 Proceeds from sale of Federal Home Loan Bank stock                         -                -          55,200
 Net change in loans receivable                                    (5,121,492)      (2,781,216)     (3,591,801)
 Purchase of mortgage-backed and
  related securities held-to-maturity                                (370,372)        (315,038)              -
 Proceeds from principal payments and
  maturities of mortgage-backed securities
  held-to-maturity                                                    921,150        1,196,993       1,378,323
 Purchases of property and equipment                                  (23,379)        (325,119)        (58,660)
 Acquisition of Crawford Mortgage Inc, net of cash                          -          (52,588)              -
                                                                 ------------    -------------    ------------
    Net cash from (used in) investing activities                 $ (4,335,875)   $  (1,133,316)    $ 1,270,489
                                                                 -------------   ------------     ------------

  The accompanying notes are an integral part of the consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

               -------------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                                                                        1996               1997                1998
                                                                  ---------------     --------------     ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in demand deposits,
  savings accounts, and certificates of deposit                   $     4,355,927     $   (4,551,158)    $     4,052,114
 Proceeds from Federal Home Loan Bank advances                                  -          3,500,000           3,000,000
 Payments on Federal Home Loan Bank advances                                    -           (500,000)         (2,013,868)
 Proceeds from issuance of common stock                                         -             12,938                   -
 Cash dividends paid                                                     (356,865)          (330,856)           (311,963)
 Purchase of treasury stock                                            (1,675,943)          (793,035)         (1,746,051)
 Net increase (decrease) in mortgage escrow funds                           4,957              3,077             (12,349)
                                                                  ---------------     --------------     ---------------
  Net cash from (used in) financing activities                          2,328,076         (2,659,034)          2,967,883
                                                                  ===============     ===============    ================

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (1,387,066)        (3,332,058)          4,862,164

Cash and cash equivalents-beginning of year                            10,240,339          8,853,273           5,521,215
                                                                  ---------------     --------------     ---------------
CASH AND CASH EQUIVALENTS-END OF YEAR                             $     8,853,273     $    5,521,215     $    10,383,379
                                                                  ===============     ==============     ===============

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:

  Cash paid during the year for:
    Interest                                                      $     1,868,691     $    2,045,292     $    2,158,283
    Income taxes                                                          231,291            147,476            348,953

SUPPLEMENTAL SCHEDULE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES:

 Dividends declared September 20,
  1996, payable October 3l, 1996                                  $        94,885     $            -     $            -
 Dividends declared September 22,
  1997, payable October 31, 1997                                                -             88,959                  -
 Dividends declared September 17,
  1998, payable October 30, 1998                                                -                  -             77,105
 Issuance of treasury stock during
  acquisition of subsidiary                                                     -             76,500                  -
 Loan receivable transferred to property and
  equipment in settlement of loan                                               -                  -             11,811

               The accompanying notes are an integral part of the
                       consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       ------------------------------------------

           NS&L Bancorp, Inc. (the "Company") is a Missouri corporation that was organized in February 1995 for the purpose of becoming a unitary savings and loan holding company for Neosho Savings and Loan Association, F.A. (the "Association"). The Association is primarily engaged in providing a full range of banking and mortgage services to individuals and corporate customers. In August of 1997 Crawford Mortgage, Inc. was formed as a subsidiary of the Association. Crawford Mortgage, Inc. originates mortgages primarily in Missouri.

           To assist the reader in evaluating the financial statements of NS&L Bancorp, Inc. and Subsidiary, the significant accounting policies are summarized below.

       USE OF ESTIMATES - Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

           Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

           While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for loan losses and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

       PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of NS&L Bancorp, Inc. and its wholly-owned subsidiary, the Association, and NS&L Enterprises and Crawford Mortgage Inc., wholly-owned subsidiaries of the Association. In consolidation, all significant intercompany balances and transactions have been eliminated.

       CONSOLIDATED STATEMENTS OF CASH FLOWS - For purposes of the consolidated statements of cash flows, cash consists of cash on hand and deposits with other financial institutions which are unrestricted as to withdrawal or use. Cash equivalents include highly-liquid instruments with an original maturity of three months or less.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


 (1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
       --------------------------------------------------------

       INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES -- Securities are classified in accordanec with the Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which established three classifications of investment securities: held-to-maturity, trading and available-for-sale. Trading securities are acquired principally for the purpose of near term sales. Such securities are reported at fair value and unrealized gains and losses are included in income. At September 30, 1997 and 1998, the Company had no securities designated as trading securities. Securities which are designated as held-to-maturity are designated as such because the investor has the ability and the intent to hold these securities to maturity. Such securities are reported at amortized cost.

          All other securities are designated as available-for-sale, a designation which provides the investor with certain flexibility in managing its investment portfolio. Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of stockholders' equity. Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

      LOANS HELD FOR SALE - Loans held for sale include mortgage and education loans and are carried at the lower of cost or fair value on an aggregate basis.

      LOANS RECEIVABLE - Loans receivable are stated at their principal amount outstanding, net of deferred loan origination and commitment fees and certain direct costs, which are recognized over the contractual life of the loan as an adjustment of the loan's yield. Interest income on loans is recognized on an accrual basis.

          Non-performing loans are placed on a nonaccrual status when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due 90 days or more, except when the loan is well secured and in the process of collection. Any accrued but uncollected interest previously recorded on such loans is generally reversed in the current period and interest income is subsequently recognized upon collection. Cash collections subsequently received are applied against outstanding principal until the loan is considered fully collectible, after which cash collections are recognized as interest income. As of September 30, 1998, the Company had no loans which were impaired.

      PROPERTY, EQUIPMENT AND RELATED DEPRECIATION - Property and equipment have been stated at cost. Depreciation has been principally computed by applying the following methods and estimated lives:

                           CATEGORY              ESTIMATED LIFE                METHOD
                   ---------------------         --------------           -----------------
                   Office furniture,                                      Straight-line and
                    fixtures and equipment          3-10 Years             declining-balance
                   Buildings and lease-                                   Straight-line and
                    hold improvements              10-40 Years             declining-balance

                        NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


 (1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
       --------------------------------------------------------

       INTANGIBLE ASSETS - Intangible assets have been recorded by the Association in connection with the acquisition of the net assets of Crawford Mortgage and Financial Services, Inc., which is discussed further in Note (2). Goodwill, which represents the excess of the purchase price over the estimated market value of net assets acquired, is being amortized on a straight-line basis over thirty years. Amortization expense charged to operations amounted to $232 and $2,784 for the years ended September 30, 1997 and 1998, respectively.

       INCOME TAXES - The Company files a consolidated federal income tax return with its wholly-owned subsidiary. The income tax effect of timing differences in reporting transactions for financial reporting and income tax purposes is reflected in the financial statements as deferred income taxes.

             Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance would be established to reduce deferred tax assets if it is more likely than not that all, or some portion, of a deferred tax asset will not be realized.

       ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries, if any. Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experiences, known and inherent risks in the portfolio, adverse situations that may affect the borrowers ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management has considered the effect of the of the year 2000 issues on major borrowers in the determination of the adequacy of the allowance for loan losses.

       FORECLOSED REAL ESTATE - Real estate acquired in settlement of loans is carried at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset.

       LOAN ORIGINATION FEES - Loan fees received are accounted for in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Under SFAS No. 91, loan origination fees and certain direct loan origination costs are deferred and recognized in interest income over the contractual lives of the related loans using the interest method. When a loan is paid off or sold, the unamortized balance of these deferred fees and costs are recognized in income.

       ADVERTISING COSTS - The Company expenses non-direct response advertising costs as they are incurred.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
      -------------------------------------------------------

      EARNINGS PER SHARE - In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. SFAS No. 128 also requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share computation. The Company adopted SFAS No. 128 for the year ended September 30, 1998, and prior periods were restated. The adoption of this standard did not have a material effect on previously reported earnings per share.

      Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or resulted in the issuance of common stock that would share in the earnings of the Company. Dilutive potential common share are added to weighted average shares used to compute basic earnings per share. The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock.

      NEW ACCOUNTING STANDARDS - In July 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and presenting of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company's most significant component of other comprehensive income is the unrealized holding gains and losses on investment securities classified as available-for-sale.

      In June 1997, FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which established standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 supersedes SFAS No. 14,
      "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 becomes effective for the Company's fiscal year ending September 30, 1999, and requires that comparative information from earlier years be restated to conform to its requirements. The adoption of the provisions of SFAS No. 131 is not expected to have a material impact on the Company.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
       --------------------------------------------------------

           In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997, and requires comparative information for earlier years to be restated, unless such information is not readily available. The adoption of SFAS No. 132 is not expected to have a material impact on the Company.

           In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the Statement of Financial Position and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this standard is not expected to have a material impact on the Company.

           In October 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which established accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that are substantially similar to the primary operations of a mortgage banking enterprise. It requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement is effective for the first fiscal quarter beginning after December 15, 1998. The adoption of this standards is not expected to have a material impact on the Company.

       RECLASSIFICATIONS - Certain accounts in the prior-years' consolidated financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year consolidated financial statements.

(2)    ACQUISITION
       -----------

       During 1997, the Association formed a new subsidiary, Crawford Acquisition Company for the sole purpose of acquiring Crawford Mortgage and Financial Services, Inc. On August 26, 1997, Crawford Acquisition Company acquired all of the capital stock of Crawford Mortgage and Financial Services, Inc. in a business combination accounted for as a purchase. Crawford Mortgage and Financial Services, Inc. was engaged in originating mortgages primarily in Missouri. After the acquisition, Crawford Mortgage and Financial Services, Inc. was merged into Crawford Acquisition Company and the name was changed to Crawford Mortgage, Inc. The results of operations of Crawford Mortgage, Inc. are included in the accompanying financial statements since the date of formation.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(2)    ACQUISITION - (CONTINUED)
       -------------------------

       The total cost of this acquisition, which was based on fair market values of the net assets acquired, was as follows:

              Cash                                              $     20,911
              Loans and accrued interest                              33,432
              Property and equipment                                  40,466
              Goodwill                                                83,575
              Accounts Payable                                       (10,555)
              Income tax payable                                     (12,304)
              Other liabilities                                       (5,525)
                                                                ------------
                  Total cost of net assets acquired             $    150,000
                                                                ============

       The purchase price was comprised of 4,184 shares of NS&L Bancorp, Inc. common stock, valued at $76,500 and cash of $73,500.

       The table below presents an unaudited pro forma combined summary of operations of the Company for the years ended September 30, 1996 and 1997. The Unaudited Pro Forma Combined Summary of Operations is presented as if the acquisition of Crawford Mortgage and Financial Services, Inc. had been effective October 1, 1995.

                                                    1996           1997
                                               ------------    -----------
       Interest Income                          $ 3,703,659    $ 3,908,632
       Interest Expense                           1,872,658      2,065,578
                                                -----------    -----------
       Net interest income                        1,831,001      1,843,054
       Provision for loan losses                      3,201          2,195
       Noninterest Income                           376,076        494,237
       Noninterest Expense                        1,703,230      1,568,483
                                                -----------    -----------
         Income before income taxes                 500,646        766,613
       Income taxes                                 159,723        262,309
                                                -----------    -----------
         Net Income                             $   340,923    $   504,304
                                                ===========    ===========

       Basic earnings per share                 $       .43    $       .75
                                                ===========    ===========
       Diluted earnings per share               $       .43    $       .74
                                                ===========    ===========

                       NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATRD F1NANC1AL STATEMENTS
                   ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

(3)    INVESTMENT SECURITIES
       ---------------------

       As discussed in Note (1), the Company has designated certain securities as available-for-sale. The carrying amounts of investment securities as shown in the consolidated balance sheets, and their approximate market values were as foflows:

       A summary of investment securities available-for-sale at September 30, 1997 is as follows:

                                                                                    Estimated
                                      Amortized            Gross Unrealized           Fair
                                                     -------------------------
                                        Cost            Gains         Losses          Value
                                     ----------      ----------     ----------      ----------
      Common stock                   $  l80,000      $   86,813     $        -      $  266,813
                                     ==========      ==========     ==========      ==========

       Proceeds from the sales of common stock held as available-for-sale during the year ended September 30, 1997 were $251,859. A gain of $36,859 was recognized on these sales.

       Proceeds from the sales of common stock held as available-for-sale during the year ended September 30, 1996 were $446,017. A gain of $77,137 was recognized on these sales.

       A summary of the investment securities held-to-maturity at September 30, 1997 is as follows:

                                                                                                             Estimated
                                                 Amortized                 Gross Unrealized                    Fair
                                                                  ----------------------------------
                                                   Cost               Gains                Losses              Value
                                              --------------      --------------      --------------      --------------
       U.S. Treasury securities and
         obligations of U.S. government
         corporations and agencies            $   12,217,582      $      113,046      $      135,483      $   12,195,145
       Obligations of states and
         political subdivisions                      834,629               9,421                   -             844,050
                                              --------------      --------------      --------------      --------------
            Total                             $   13,052,211      $      122,467      $      135,483      $   13,039,195
                                              ==============      ==============      ==============      ==============

       A summary of investment securities avai1ab1e-for-sale at September 30, 1998 is as follows:

                                                                                             Estimated
                                          Amortized             Gross Unrealized               Fair
                                                         ----------------------------
                                            Cost            Gains            Losses            Value
                                        -----------      -----------      -----------      -----------
       Common Stock                     $   155,000      $    48,850      $         -      $   203,850
                                        ===========      ===========      ===========      ===========

       Proceeds from the sales of common stock held as available-for-sale during the year ended September 30, 1998 were $43,125. A gain of $18,125 was recognized on these sales.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(3)    INVESTMENT SECURITIES - CONTINUED
       ---------------------------------

       A summary of the investment securities held-to-maturity at September 30, 1998 is as follows:

                                                                                            Estimated
                                                   Amortized        Gross Unrealized           Fair
                                                                -----------------------
                                                      Cost         Gains        Losses        Value
                                                  -----------   ----------     --------    -----------
          U.S. Treasury securities and
             obligations of U.S. government
             corporations and agencies            $ 8,482,539   $ 291,930      $ 11,939    $ 8,762,530
          Obligations of states and
             political subdivisions                   918,616      20,492             -        939,108
                                                  -----------   ----------     --------    -----------
                  Total                           $ 9,401,155   $  312,422     $ 11,939    $ 9,701,638
                                                  ===========   ==========     ========    ===========

       The amortized cost and estimated market value of investment securities held-to-maturity at September 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               Amortized       Estimated
                                                                 Cost          Fair Value
                                                              -----------     -----------
        Due in one year or less                               $   734,706     $   738,630
        Due after one year through five years                   2,024,664       2,035,143
        Due after five years through ten years                  5,421,557       5,578,449
        Due after ten years                                     1,220,228       1,349,416
                                                              -----------     -----------
          Total                                               $ 9,401,155     $ 9,701,638
                                                              ===========     ===========

       Securities pledged as collateral had book values of $2,395,005 and market values of $2,391,750 at September 30, 1997. There were no securities pledged as collateral at September 30, 1998.

(4)    INVESTMENT IN FEDERAL HOME LOAN BANK STOCK
       ------------------------------------------

       Investment in stock of the Federal Home Loan Bank is required by law of every federally-insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has been at par value.

       The Savings Bank, as a member of the Federal Home Loan Bank of Des Moines, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Des Moines in an amount equal to the greater of
       (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the Federal Home Loan Bank of Des Moines. The Savings Bank is in compliance with this requirement with an investment in Federal Home Loan Bank of Des Moines stock of $365,400 at September 30, 1998.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                YEARS ENDED SEPTEMBER 30, 1996, 1997, AND 1998


(5)    MORTGAGE-BACKED SECURITIES
       --------------------------

       As discussed in Note (1), the carrying values and estimated market values of mortgage-backed securities are summarized below:

                                                         SEPTEMBER 30, 1997
                                      ------------------------------------------------------
                                       PRINCIPAL    UNAMORTIZED     UNEARNED      CARRYING
                                        BALANCE      PREMIUMS       DISCOUNTS       VALUE
                                      -----------   -----------   ------------   -----------
      GNMA Certificates               $ 1,048,907   $         -   $      4,226   $ 1,044,681
      FHLMC Certificates                1,152,857           115         69,290     1,083,682
      FNMA Certificates                 2,357,648             -         12,851     2,344,797
                                      -----------   -----------   ------------   -----------
                                      $ 4,559,412   $       115   $     86,367   $ 4,473,160
                                      ===========   ===========   ============   ===========
                                                       GROSS          GROSS       ESTIMATED
                                       CARRYING     UNREALIZED      UNREALIZED     MARKET
                                         VALUE         GAINS          LOSSES        VALUE
                                      -----------   -----------   ------------   -----------
      GNMA Certificates               $ 1,044,681   $    14,715   $          -   $ 1,059,396
      FHLMC Certificates                1,083,682        83,554              -     1,167,236
      FNMA Certificates                 2,344,797        36,931              -     2,381,728
                                      -----------   -----------   ------------   -----------
                                      $ 4,473,160   $   135,200   $          -   $ 4,608,360
                                      ===========   ===========   ============   ===========

                                                           SEPTEMBER 30, 1998
                                      ------------------------------------------------------
                                       PRINCIPAL    UNAMORTIZED     UNEARNED      CARRYING
                                        BALANCE       PREMIUMS      DISCOUNTS      VALUE
                                      -----------   -----------   ------------   -----------
      GNMA Certificates               $   729,903   $         -    $     3,085   $   726,818
      FHLMC Certificates                  711,747            94         46,708       665,133
      FNMA Certificates                 1,739,439             -          9,985     1,729,454
                                      -----------   -----------    -----------   -----------
                                      $ 3,181,089   $        94    $    59,778   $ 3,121,405
                                      ===========   ===========   ============   ===========
                                                      GROSS            GROSS      ESTIMATED
                                       CARRYING     UNREALIZED      UNREALIZED     MARKET
                                        VALUE         GAINS           LOSSES       VALUE
                                      -----------   -----------   ------------   -----------
      GNMA Certificates               $   726,818   $    27,051              -   $   753,869
      FHLMC Certificates                  665,133        56,080    $       948       720,265
      FNMA Certificates                 1,729,454         8,020          5,982     1,731,492
                                      -----------   -----------    -----------   -----------
                                      $ 3,121,405   $    91,151    $     6,930   $ 3,205,626
                                      ===========   ===========   ============   ===========

      The mortgage-backed securities presented above are non-equity securities. Management does not believe there is substantial risk associated with these securities.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(6)    LOANS RECEIVABLE

       Loans receivable consist of the following:

                                                                                SEPTEMBER 30.
                                                                       ---------------------------------
                                                                           1997                  1998
                                                                       ------------         ------------
       MORTGAGE LOANS:
        One-to-four dwelling units                                     $ 31,577,027         $ 33,557,833
        Commercial                                                          585,513              563,786
        Construction                                                        431,196            2,167,200
                                                                       ------------         ------------
         Total mortgage loans                                            32,593,736           36,288,819
                                                                       ------------         ------------

       OTHER LOANS:
        Loans on deposits                                                   407,857              471,139
        Home equity loans                                                    19,323              809,345
        Consumer and automobile                                           1,089,929            1,205,810
        Unsecured                                                            26,440               11,816
                                                                       ------------         ------------
          Total other loans                                               1,543,549            2,498,110
                                                                       ------------         ------------

       LESS:
        Undisbursed portion of loans in process                             209,515            1,298,715
        Net deferred loan origination fees                                   36,163               16,016
        Allowance for loan losses                                            43,787               51,612
                                                                       ------------         ------------
          NET LOANS RECEIVABLE                                         $ 33,847,82O         $ 37,420,586
                                                                       ============         ============

      Activity in the allowance for loan losses is summarized as follows:

                                                             YEARS ENDED SEPTEMBER 30,
                                                   ---------------------------------------------
                                                     1996               1997              1998
                                                   --------           --------          --------
      Beginning balance                            $ 38,391           $ 41,592          $ 43,787
      Provision charged
        to income                                     3,201              2,195             7,825
                                                   --------           --------          --------
          Ending balance                           $ 41,592           $ 43,787          $ 51,612
                                                   ========           ========          ========

      The Association primarily grants residential loans to customers throughout southwest Missouri. The loans are typically secured by real estate.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(7)  ACCRUED INTEREST RECEIVABLE
     ---------------------------

     Accrued interest receivable is summarized as follows:

                                                                                SEPTEMBER 30,
                                                                        -----------------------------
                                                                           1997                 1998
                                                                        ---------           ---------
     Investment securities                                              $ 243,575           $ 131,625
     Mortgage-backed securities                                            33,368              24,091
     Loans receivable                                                     177,263             204,500
                                                                        ---------           ---------
                                                                        $ 454,206           $ 360,216
                                                                        =========           =========

(8)  PROPERTY AND EQUIPMENT
     ----------------------

     Property and equipment consists of the following:

                                                                      SEPTEMBER 30, 1997
                                                       -----------------------------------------------
                                                                             ACCUM.
             CATEGORY                                      COST              DEPREC.            NET
     -------------------------                         ------------        -----------     -----------
     Land                                              $    398,215        $         -     $   398,215
     Leasehold improvements                                   5,963                330           5,633
     Buildings                                            1,107,552            500,488         607,064
     Office furniture, fixtures
       and equipment                                        436,937            299,810         137,127
                                                       ------------        -----------     -----------
                                                       $  1,948,667        $   800,628     $ 1,148,039
                                                       ============        ===========     ===========

                                                                      SEPTEMBER 30, 1998
                                                       -----------------------------------------------
                                                                             ACCUM.
             CATEGORY                                      COST              DEPREC.            NET
     -------------------------                         ------------        -----------     -----------
     Land                                              $    402,015        $         -     $   402,015
     Leasehold improvements                                   5,963                831           5,132
     Buildings                                            1,113,272            542,925         570,347
     Office furniture, fixtures
       and equipment                                        497,879            345,342         152,537
                                                       ------------        -----------     -----------
                                                       $  2,019,129        $   889,098     $ 1,130,031
                                                       ============        ===========     ===========

     Depreciation charged to operations for the years ended September 30, 1996, 1997 and 1998 was $82,887, $84,895, and $88,479.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(9)    INCOME TAXES
       ------------

       The provision for income tax expense is as follows:


                                               YEARS ENDED SEPTEMBER 30,
                                        -------------------------------------
                                           1996           1997         1998
                                        ---------      ---------    ---------
       Current                          $ 264,584      $ 145,103    $ 322,595
       Deferred                          (112,961)       101,106      (58,716)
                                        ---------      ---------    ---------
         Total                          $ 151,623      $ 246,209    $ 263,879
                                        =========      =========    =========


       The provision for income taxes differs from that computed at the statutory corporate rate of 34% as follows:


                                               YEARS ENDED SEPTEMBER 30,
                                        -------------------------------------
                                           1996           1997         1998
                                        ---------      ---------    ---------
       Tax at statutory rate            $ 162,709      $ 238,615    $ 244,169
       Increase (decrease) in taxes
        resulting from:
         State taxes, net of federal
          benefit                          27,736          5,533        9,097
         Non-deductible expenses            9,804         17,223       25,222
         Tax-exempt income                (18,008)       (18,173)     (15,381)
         Other                            (30,618)         3,011          772
                                        ---------      ---------    ---------
       Provision for income taxes       $ 151,623      $ 246,209    $ 263,879
                                        =========      =========    =========

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

(9)    INCOME TAXES - (CONTINUED)
       --------------------------

       Deferred income tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial reporting purposes. The sources of the differences and the related tax effects are as follows:

                                                                             YEARS ENDED SEPTEMBER 30,
                                                                  ---------------------------------------------
                                                                       1996            1997            1998
                                                                  ------------    ------------    -------------
       Difference from depreciation methods used
        for tax purposes and financial statements                 $     (1,435)   $     9,070     $      (1,347)
       Use of different methods for computing
        loan loss reserves for tax purposes and
        financial statements                                            19,735           (812)           (2,895)
       Difference from accretion methods used
        for mortgage-backed security discounts
        for tax purposes and financial statements                       (7,201)        (8,134)           (3,306)
       Federal Home Loan Bank stock
        dividends                                                        3,070              -            (4,773)
       Difference from cash basis accounting
        for tax purposes and accrual basis
        accounting for financial statements                           (125,998)       109,730           (31,683)
       Use of different methods for computing
        net deferred loan fees for tax purposes
        and financial statements                                        27,491          9,870            (3,185)
       Deferred compensation                                            (5,752)         5,025           (35,544)
       Unearned compensation                                           (29,566)       (19,301)            9,675
       Other book/tax differences                                        6,695         (4,342)           14,342
                                                                  ------------    -----------     -------------
         Increase (decrease) in deferred income taxes             $   (112,961)   $   101,106     $     (58,716)
                                                                  ============    ===========     =============

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(9)   INCOME TAXES - (CONTINUED)
      --------------------------

      The components of deferred tax assets and liabilities consisted of:

                                                                    SEPTEMBER 30,
                                                                ----------------------
                                                                   1997         1998
                                                                ---------    ---------
      Deferred tax assets:
       Reserve for loan losses                                  $  16,201    $  19,096
       Deferred compensation                                       34,216       69,760
       Unearned compensation                                       48,867       39,192
       Other                                                        4,342            -
                                                                ---------    ---------
        Total gross deferred tax assets                           103,626      128,048
                                                                ---------    ---------

      Deferred tax liabilities:
       Tax depreciation in excess of book depreciation             28,440       27,093
       Federal Home Loan Bank stock dividends                      36,374       31,601
       Bad debt reserves for tax purposes in excess of
        base year bad debt reserves                               155,474      155,474
       Cash basis conversion for tax purposes                     121,052       89,369
       Book accretion in excess of tax accretion
        on mortgage-backed security discounts                      89,724       86,418
       Unrealized gains on investments                             32,121       18,074
       Deferred loan fees                                          53,314       50,129
       Other                                                            -       10,000
                                                                ---------    ---------
        Total gross deferred tax liabilities                      516,499      468,158
                                                                ---------    ---------
          Net deferred tax liabilities                          $ 412,873    $ 340,110
                                                                =========    =========


      Under the Internal Revenue Code, the Association, in determining taxable income, was allowed a special bad debt deduction based on a percentage of taxable income (8%) for 1996 or on specified experience formulas. In accordance with SFAS No. 109, a deferred tax liability has not been recognized for tax basis bad debt reserves of approximately $1,373,013 of the Association that arose in tax years that began prior to December 31, 1987. At September 30, 1998, the amount of the deferred tax liability that had not been recognized was approximately $508,015. This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Association fails to meet the definition of a "qualified institution," as defined by the Internal Revenue Code, or the bad debt reserves are used for any purpose other than absorbing bad debts. In August 1996, the above percentage of taxable income special bad debt deduction was repealed. All thrifts are required to recapture and pay tax on all or a portion of their bad debt reserves added since the last taxable year beginning before January 1, 1988 (the "base year"). Institutions are required to recapture the excess of their bad debt reserves over the balance of the bad debt reserves outstanding at the end of the base year ratably over a six year period beginning with the first taxable year after December 31, 1995. Institutions can postpone the payment of these taxes for two years if they meet a residential loan requirement. This requirement is, generally, the institution's mortgage lending activity equaling or exceeding its average mortgage lending activity for the six taxable years preceding 1996, adjusted for inflation. As a result of the SFAS No. 109 recording described above, there will be no impact on the provision for federal income tax resulting from the recapture of the excess reserves. As the tax on the recapture is paid, the deferred tax liability will be reduced.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                    NOTES TO CONSOUDATED FINANCIAL STATEMENTS
                    -----------------------------------------
                  YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

(10)   CUSTOMER DEPOSITS
       -----------------

       Deposit account balances at September 30, 1997 and 1998, are summarized as follows;

                                                                  1997                      1998
                                                         --------------------       --------------------
                                                            AMOUNT        %            AMOUNT        %
                                                         ------------   -----       ------------   -----
          Non-interest bearing deposits                 $    398,307      .9       $    579,296     1.2
          Interest-bearing checking accounts               5,949,863    13.6          7,335,785    15.3
          Money market accounts                            3,087,506     7.0          2,583,749     5.4
          Passbook savings                                 5,732,738    13.1          5,718,696    11.9
          Certificates of deposit                         28,723,961    65.4         31,726,963    66.2
                                                        ------------   -----       ------------   -----
                                                        $ 43,892,375   100.0%      $ 47,944,489   100.0%
                                                        ============   =====       ============   =====

       The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $991,982 and $1,796,692 at September 30, 1997 and 1998, respectively.

       At September 30, 1998 scheduled maturities of certificates of deposit are as follows:

                                1999           $22,809,224
                                2000             5,985,661
                                2001             2,449,546
                                2002               469,438
                                2003                13,094
                                               -----------
                                               $31,726,963
                                               ===========

(11)   ADVANCES FROM FEDERAL HOME LOAN BANK
       ------------------------------------

       The advances listed below were obtained from the Federal Home Loan Bank of Des Moines and secured by Federal Home Loan Bank stock, loans, investment securities and deposit accounts. Advances from the Federal Home Loan Bank at September 30, are summarized as follows:

                                                                     1997             1998
                                                                 -----------     ------------
       92 day, 5.66% fixed, interest payable
          at maturity, matured October 1997                      $ 2,000,000     $         -

       Ten year, 5.94% adjustable (FHLB DSM 1- year
          cost of funds + .20%), interest payable
          monthly, matures November 2016                           1,000,000       1,000,000

       Fifteen year, 6.00% fixed, $8,439 due monthly
          including interest, matures June 2013                            -         989,633

       Fifteen year, 5.79% fixed, $8,326 due monthly
          including interest, matures August 2013                          -         996,499

       Fifteen year, 5.50% fixed, $8,171 due monthly
          including interest, matures September 2013                       -       1,000,000
                                                                 -----------     -----------
                                                                 $ 3,000,000     $ 3,986,132
                                                                 ===========     ===========

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(11)   ADVANCES FROM FEDERAL HOME LOAN BANK - (CONTINUED)
       --------------------------------------------------

       The adjustable advance shown above shall be subject to a prepayment fee equal to 100 percent of the present value of the monthly lost cash flow to the Federal Home Loan Bank based upon the difference between the contract rate on the advance and the rate on an alternative qualifying investment of the same remaining maturity. The advance may be prepaid without a prepayment fee if the rate on an advance being prepaid is equal to or below the current rate for an alternative qualifying investment of the same remaining maturity. The fixed rate advances are not prepayable during the first five years. After five years, the advances are prepayable without penalty.

       Maturities of Federal Home Loan Bank advances are as follows:

                                                        Aggregate
                                                         Annual
                Year Ended September30                 Maturities
                ----------------------                ------------
                       1999                           $    130,600
                       2000                                138,300
                       2001                                146,500
                       2002                                155,100
                       2003                                164,300
                   Later Years                           3,251,332
                                                      ------------
                                                      $  3,986,132
                                                      ============


(12)   EMPLOYEE BENEFITS
       -----------------

       The Association has established a 401(k) employee benefit plan that covers all employees meeting specific age and length of service requirements. Total expenses incurred for the plan were $9,403, $9,657 and $10,581 for the years ended September 30, 1996, 1997 and 1998, respectively.

       The Association has also entered into a salary continuation agreement with five of its officers. These agreements provide for monthly deferred compensation payments for a period of ten years following retirement. The Association has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 1996, 1997 and 1998 was $32,269, $17,354 and $30,473.

       Effective June 1, 1997, the Association adopted a deferred compensation plan for five outside directors. The directors will vest over a period of five years and the agreements provide for monthly deferred compensation payments for a period of five years following retirement. Directors' deferred compensation charged to operations for the year ended September 30, 1997 and 1998 was $8,664 and $25,992.

       The Association has entered into employment agreements with two of its officers for three years. On each anniversary of the commencement date of the agreement, the term of the agreement may be extended for an additional year. In the event of a change of control or termination other than for cause, the officers would be entitled to receive severance payments from the Association of 2.99 times the officers' average annual compensation during the preceding five years.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(12)   EMPLOYEE BENEFITS - (CONTINUED)
       -------------------------------

       The Association established an internally-leveraged ESOP for the exclusive benefit of participating employees (all salaried employees who have completed at least 1000 hours of service in a twelve-month period and have attained the age of 21). The ESOP borrowed funds from the Company in an amount sufficient to purchase 68,516 shares (8% of the Common Stock issued in the conversion). The loan is secured by the shares purchased and will be repaid by the contributions to the ESOP and any other earnings on ESOP assets. The Association presently expects to contribute approximately $106,762 including interest annually to the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid in approximately seven years. As of September 30, 1998, the loan had an outstanding balance of $519,275 and an interest rate of 9%.

       Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation relative to total compensation of all active participants. Benefits generally become 25% vested after each year of credited service beyond one year. Vesting is accelerated upon retirement, death or disability or separation from service. Since the Association's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

       The Association accounts for its ESOP in accordance with Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Association reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation was $87,454 in 1996, $109,793 in 1997 and $122,070 in 1998.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(12)   EMPLOYEE BENEFITS - (CONTINUED)
       -------------------------------

       A summary of ESOP shares at September 30, 1998 is as follows:

          Allocated shares                        15,852

          Shares committed for release             6,848

          Unreleased shares                       45,816
                                               ---------

           Total                                  68,516
                                               =========
          Fair value of unreleased shares      $ 703,688

       The Association has adopted a Management Recognition and Development Plan ("MRDP") for the benefit of the directors, officers and employees of the Association. The MRDP provides directors, officers and employees of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Association. The MRDP is managed by trustees comprised of the directors of the Company. The trustees acquired 34,258 shares of the common stock of the Company, of which 28,865 shares have been awarded as of September 30, 1998. These shares represent unearned compensation and have been accounted for as a reduction of stockholders' equity. Such awards vest at the rate of 20% at the end of each twelve months. Vesting is accelerated upon retirement. The Association recorded $57,764, $73,519 and $74,074 of compensation expense under the MRDP in 1996, 1997 and 1998.

(13)   STOCK OPTION PLAN
       -----------------

       The company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

       The Company's 1995 Stock Option and Incentive Plan has authorized the grant of options to management personnel for up to 85,645 shares of the Company's common stock. All options granted have 10 year terms and vest and become exercisable ratably over 5 years following date of grant.

       Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the company had accounted for its employee stock options under the fair value method of that Statement. Stock Options were first granted January 17, 1996. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997, respectively; risk-free interest rates of 6.25% and 6.25%; dividend yields of 3.86% and 2.79%, and a weighted-average expected life of the option of 10 years. Based on historical fluctuations of stock price, the volatility factor is considered zero.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(13)   STOCK OPTION PLAN - (CONTINUED)
       -------------------------------

       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of fair value of its employee stock options.

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                       1996          1997         1998
                                    ---------     ---------    ---------
       Pro forma net income         $ 312,903     $ 437,428    $ 434,093
                                    =========     =========    =========

       Pro forma basic earnings
        per share:                  $     .40     $     .65    $     .76
                                    =========     =========    =========

       Pro forma diluted earnings
        per share:                  $     .40     $     .64    $     .73
                                    =========     =========    =========


       A summary of the Company's stock option activity, and related information for the years ended September 30 follows:

                                                    1996                         1997                        1998
                                         ------------------------          -----------------------      ----------------------------
                                                    WEIGHTED-                          WEIGHTED-                      WEIGHTED-
                                                     AVERAGE                            AVERAGE                        AVERAGE
                                         OPTIONS   EXERCISE PRICE          OPTIONS    EXERCISE PRICE      OPTIONS     EXERCISE PRICE
                                         --------  --------------          ---------  --------------    -----------   --------------
      Outstanding-beginning
       of year                                  -  $            -             67,410  $        12.94         63,910   $      13.21
      Granted                              67,410           12.94              3,500           17.95              -              -
      Exercised                                 -               -             (1,000)          12.94              -              -
      Forfeited                                 -               -             (6,000)          12.94              -              -
                                         --------                          ---------                      ---------

      Outstanding-end of year              67,410           12.94             63,910           13.21         63,910   $      13.21
                                         ========                          =========                      =========

      Exercisable at end of
       year                                     -               -             12,082           12.94         24,864          13.08

      Weighted-average fair
       value of options
       granted during the
       year                              $   1.67                             $ 3.75                            N/A

       Exercise prices for options outstanding as of September 30, 1998 ranged from $12.94 to $18.63. The weighted-average remaining contractual life of those options is 7.4 years.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(14)   EARNINGS PER SHARE
       ------------------

       The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock. The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator.


                                             1996                             1997                              1998
                               -------------------------------    ------------------------------    ----------------------------
                                                     PER SHARE                         PER SHARE                       PER SHARE
                                INCOME     SHARES      AMOUNT      INCOME     SHARES     AMOUNT      INCOME    SHARES    AMOUNT
                               --------   --------   ---------    --------   --------  ---------    -------- --------  ---------
       Basic EPS;
       Income available
         to Common
         Stockholders          $326,932    783,969     0.42       $455,599    671,559    0.68       $454,265  574,439      0.79
                                                       ====                              ====                              ====

       Effect of
         dilutive securities          -          -                       -     10,805                      -   16,580
                               --------   --------                --------    -------               -------- --------

       Diluted EPS:
         Income available to
         Stockholders plus
         stock options         $326,932    783,969     0.42       $455,599    682,364    0.67       $454,265  591,019      0.77
                               ========    =======     ====       ========    =======    ====       ========  =======      ====

(15)   RELATED-PARTY TRANSACTIONS
       --------------------------

       Certain employees, officers and directors are engaged in transactions with the Association in the ordinary course of business. It is the Association's policy that all related party transactions are conducted at "arm's length" and all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. A summary of the changes in outstanding loans to employees, officers and directors for the years ended September 30 is as follows:

                                                 1997              1998
                                              ---------       -----------
       Beginning balance                      $ 406,795       $   454,119
       Originations and advances                157,220           366,631
       Principal repayments                    (109,896)         (115,024)
                                              ---------       -----------
       Ending balance                         $ 454,119       $   705,726
                                              =========       ===========

       Crawford Mortgage, Inc. leases office facilities from an officer of the corporation on a month-to-month basis. Current monthly rent is $1,500. Rent charged to operations for the years ended September 30, 1997 and 1998 was $1,984 and $18,000, respectively.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(16)  COMMITMENTS AND CONTINGENCIES
      -----------------------------

      In the ordinary course of business, the Association has various outstanding commitments that are not reflected in the accompanying consolidated financial statements. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The principal commitments of the Association are as follows:

      LOAN COMMITMENTS - The Association had outstanding firm commitments to originate variable rate real estate loans in the amount of $1,397,760 at September 30, 1998.

(17)  ADVERTISING COSTS
      -----------------

      The Company incurred $30,122, $31,140 and $42,422 in non-direct response advertising costs during the years ended September 30, 1996, 1997 and 1998, respectively. The Company incurred no direct response advertising costs during the three years.

(18)  REGULATORY CAPITAL REQUIREMENTS
      -------------------------------

      The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision ("OTS"). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 1998, that the Association meets all capital adequacy requirements to which it is subject.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(18)    REGULATORY CAPITAL REQUIREMENTS - (CONTINUED)
        ---------------------------------------------

        As of September 30, 1998, the most recent notification from OTS, the Association was categorized as well-capitalized under the framework for prompt corrective action. To be categorized as well-capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Association's actual capital amounts and ratios are also presented in the table. Dollar amounts are expressed in thousands.

                                                                                                  To Be Well-
                                                                                               Capitalized Under
                                                                      For Capital              Prompt Corrective
                                               Actual              Adequacy Purposes           Action Provisions
                                          ---------------          ------------------          -----------------
                                          Amount    Ratio          Amount       Ratio          Amount      Ratio
                                          ------    -----          -------      -----          ------      -----
                                                                   (Dollars in thousands)
  As of September 30, 1997:
   Total Risk-Based Capital
    (to Risk-Weighted Assets)             8,837     34.8%    *     2,031   *    8.0%     *     2,539    *  10.0%
   Core Capital
    (to Adjusted Tangible Assets)         8,793     14.9%    *     1,769    *   3.0%      *    2,949     *  5.0%
   Tangible Capital
    (to Tangible Assets)                  8,793     14.9%    *       885    *   1.5%             N/A
   Tier 1 Capital
    (to Risk-Weighted Assets)             8,793     34.6%            N/A                  *    1,523     *  6.0%

  As of September 30, 1998:
   Total Risk-Based Capital
    (to Risk-Weighted Assets)             8,465     29.7%    *     2,279    *   8.0%      *    2,849     * 10.0%
   Core Capital
    (to Adjusted Tangible Assets)         8,413     13.4%    *     2,509    *   4.0%      *    3,136     *  5.0%
   Tangible Capital
    (to Tangible Assets)                  8,413     13.4%    *       941    *   1.5%            N/A
   Tier 1 Capital
    (to Risk-Weighted Assets)             8,413     29.5%            N/A                  *    1,710     *  6.0%


* Greater than or equal to

(19)    DISCLOSURES ABOUT FAIR VALUE OF FINANCLAL INSTRUMENTS
        -----------------------------------------------------

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        Cash and cash equivalents and certificates of deposit - For these short-term instruments, the carrying amount approximates fair value.

        Available-for-sale and held-to-maturity securities - Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(19)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)
      ------------------------------------------------------------------

      Loans held for sale - These instruments are carried in the consolidated balance sheet at the lower of cost or fair value. The fair values of these instruments are based on subsequent liquidation values of the instruments which did not result in any significant gains or losses.

      Loans receivable - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics are aggregated for purposes of the calculations. The carrying value of accrued interest receivable approximates its fair value.

      Investment in FHLB stock - Fair value of the Association's investment in FHLB stock approximates the carrying value as no ready market exists for this investment and the stock could only be sold back to the Federal Home Loan Bank.

      Deposits - The fair value of demand deposits, savings accounts and interest-bearing demand deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

      Federal Home Loan Bank Advances - Rates currently available to the Association for advances with similar terms and remaining maturities are used to estimate fair value of existing advances. The carrying amount of accrued interest payable approximates its fair values.

      Advances from borrowers for taxes and insurance - For these short-term liabilities, the carrying value approximates fair value.

      Commitments to extend credit, letters of credit and lines of credit - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparts at the reporting date.

      The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounted expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(19)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED)
      -----------------------------------------------------------------

                                                                           SEPTEMBER 30, 1997
                                                                   ----------------------------------
                                                                      CARRYING              FAIR
                                                                       AMOUNT               VALUE
                                                                   -------------        -------------
      Financial assets:
       Cash and cash equivalents                                   $   5,521,215        $   5,521,215
       Certificates of deposit                                           377,000              377,000
       Available-for-sale securities                                     266,813              266,813
       Held-to-maturity securities                                    13,052,211           13,039,195
       Investment in FHLB stock                                          420,600              420,600
       Held-to-maturity mortgage-backed securities                     4,473,160            4,608,360
       Loans held for sale                                                31,060               31,000
       Loans, net of allowance for loan losses                        33,847,820           34,086,000
       Accrued interest receivable                                       454,206              454,206

      Financial liabilities:
       Deposits                                                    $  43,892,375        $  43,847,000
       Federal Home Loan Bank advances                                 3,000,000            2,983,000
       Advances from borrowers for taxes and insurance                   317,548              317,548
      Unrecognized financial instruments
        (net of contract amount)
        Commitments to extend credit                                           -                    -
        Letters of credit                                                      -                    -
        Unused lines of credit                                                 -                    -
                                                                           SEPTEMBER 30, 1998
                                                                   ----------------------------------
                                                                      CARRYING              FAIR
                                                                       AMOUNT               VALUE
                                                                   -------------        -------------
      Financial assets:
       Cash and cash equivalents                                   $  10,383,379        $  10,383,379
       Certificates of deposit                                           674,000              674,000
       Available-for-sale securities                                     203,850              203,850
       Held-to-maturity securities                                     9,401,155            9,701,638
       Investment in FHLB stock                                          365,400              365,400
       Held-to-maturity mortgage-backed securities                     3,121,405            3,205,626
       Loans held for sale                                                85,582               87,313
       Loans, net of allowance for loan losses                        37,420,586           37,811,000
       Accrued interest receivable                                       360,216              360,216

      Financial liabilities:
       Deposits                                                    $  47,944,489        $  48,060,000
       Federal Home Loan Bank advances                                 3,986,132            4,181,000
       Advances from borrowers for taxes and insurance                   305,199              305,199
      Unrecognized financial instruments
        (net of contract amount)
        Commitments to extend credit                                           -                    -
        Letters of credit                                                      -                    -
        Unused lines of credit                                                 -                    -

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(20)  PARENT COMPANY ONLY FINANCIAL INFORMATION
      -----------------------------------------

      The following condensed statements of financial condition and condensed statements of income and cash flows for NS&L Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                 SEPTEMBER 30,
                                                                          ------------------------------
                  ASSETS                                                       1997             1998
                  ------                                                  ------------      ------------
     Cash                                                                 $ 1,738,200       $    855,589
     Certificates of deposit                                                  179,000             80,000
     Investment securities available-for-sale, at fair value                  266,813            203,850
     Investment in subsidiary                                               8,876,278          8,528,038
     Loan to ESOP                                                             574,346            519,275
     Land                                                                     302,865            302,865
     Due from subsidiary                                                       23,484              3,668
     Other assets                                                               1,830              7,667
                                                                          -----------       ------------
         Total assets                                                     $11,962,8l6       $ 10,500,952
                                                                          ===========       ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
     Accrued expenses                                                     $    17,791       $          -
     Accounts payable                                                               -                680
     Deferred income taxes, net                                                31,771             18,539
     Dividends payable                                                         88,959             77,105
     Stockholders' equity                                                  11,824,295         10,404,628
                                                                          -----------       ------------
         Total liabilities and stockholders' equity                       $11,962,816       $ 10,500,952
                                                                          ===========       ============

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


(20)  PARENT COMPANY ONLY FINANCIAL INFORMATION - (CONTINUED)
      ------------------------------------------------------

                        CONDENSED STATEMENTS OF INCOME

                                                       YEAR ENDED             YEAR ENDED         YEAR ENDED
                                                      SEPTEMBER 30,          SEPTEMBER 30,      SEPTEMBER 30,
                                                          1996                   1997               1998
                                                      -------------          -----------        ------------
      Income
       Equity in earnings of subsidiary               $     227,933          $    375,058       $    421,452
       Interest income                                      133,174               124,059             61,140
       Dividend income                                        5,526                 8,806              6,916
       Gain on sale of investments                           77,137                36,859             18,125
       Other income                                               -                     -                715
                                                      -------------          ------------       ------------
        Total income                                        443,770               544,782            508,348
                                                      -------------          ------------       ------------

      Expenses
       Professional fees                                     29,639                19,422             15,304
       Other                                                 28,260                25,895             25,824
       Income tax                                            58,939                43,866             12,955
                                                      -------------          ------------       ------------
        Total expenses                                      116,838                89,183             54,083
                                                      -------------          ------------       ------------
          Net income                                  $     326,932          $    455,599       $    454,265
                                                      =============          ============       ============

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED             YEAR ENDED          YEAR ENDED
                                                      SEPTEMBER 30,          SEPTEMBER 30,       SEPTEMBER 30,
                                                          1996                   1997                1998
                                                      ------------           ------------        ------------
      Cash flows from operating activities:
       Net income                                     $    326,932           $    455,599        $    454,265
       Adjustments to reconcile net income
        to net cash provided by operating
        activities:
         Equity in earnings of subsidiary                 (227,933)              (375,058)           (421,452)
         Discounts on investment securities                    (57)                  (568)                  -
         Gain on sale of investments                       (77,137)               (36,859)            (18,125)
         Net change in operating accounts:
          Deferred income taxes, net                        13,576                (13,926)                815
          Other assets                                    (117,985)                93,977              13,979
          Liabilities                                       19,300                 (9,272)            (17,111)
                                                      ------------           ------------        ------------
           Net cash from (used in)
            operating activities                           (63,304)               113,893              12,371
                                                      ------------           ------------        ------------

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


 (20)  PARENT COMPANY ONLY FINANCIAL INFORMATION - (CONTINUED)
       -------------------------------------------------------

                                                        YEAR ENDED            YEAR ENDED           YEAR ENDED
                                                       SEPTEMBER 30,         SEPTEMBER 30,        SEPTEMBER 30,
                                                          1996                    1997                1998
                                                       ------------          ------------         ------------
       Cash flows from investing activities:
        Dividends from subsidiary                         2,000,000                     -            1,000,000
        Receipt of principal payment on
         ESOP loan                                           15,500                16,312               20,907
        Purchase of investment securities                (4,163,255)                    -                    -
        Proceeds from maturities of investments           2,900,000               500,000                    -
        Proceeds from sales of investments                  446,017               251,859               43,125
        Purchase of property and equipment                        -              (302,865)                   -
        Net change in certificates of deposit            (1,358,553)            1,229,553               99,000
                                                       ------------          ------------         ------------
         Net cash from (used in) investing
          activities                                       (160,291)            1,694,859            1,163,032
                                                       ------------          ------------         ------------

       Cash flows from financing activities:
        Net proceeds from issuance of
         common stock                                             -                12,938                    -
        Cash dividends paid                                (356,865)             (330,856)            (311,963)
        Purchase of treasury stock                       (1,675,943)             (793,035)          (1,746,051)
                                                       ------------          ------------         ------------
         Net cash used in financing
          activities                                     (2,032,808)           (1,110,953)          (2,058,014)
                                                       ------------          ------------         ------------
       Net increase (decrease) in cash and
         cash equivalents                                (2,256,403)              697,799             (882,611)

       Cash and cash equivalents at
         beginning of period                              3,296,804             1,040,401            1,738,200
                                                       ------------          ------------         ------------

       Cash and cash equivalents at
         end of period                                 $  1,040,401          $  1,738,200         $    855,589
                                                       ============          ============         ============

                           COMMON STOCK INFORMATION

     The common stock of NS&L Bancorp, Inc. is traded on the Nasdaq (Small Cap) Stock Market under the symbol "NSLB". As of November 30, 1998, there were 281 stockholders of record and 616,839 shares of common stock outstanding (including unreleased ESOP shares of 45,816). This does not reflect the number of persons or entities who hold stock in nominee or "street name". On September 17, 1998, the Company declared a $.125 common stock dividend payable October 30, 1998 to stockholders of record on October 15, 1998. Dividend payments by the Company are dependent primarily on dividends received by the Company from the Association. Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association's capital position and recent net income. Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Association's Plan of Conversion. There are also certain dividend limitations applicable to the Company under Missouri law.


The following table sets forth market price and dividend information for the Company's common stock.


                                                FISCAL 1997                            FISCAL 1998
                                            -------------------                    -------------------
                                 High        Low       Dividend              High        Low        Dividend
                                 ----        ---       ---------             ----        ---        --------
First Quarter                   $14.00       $ 12.50    $0.125               $19.50     $ 18.25     $0.125

Second Quarter                  $16.75       $ 13.75    $0.125               $18.50     $17.375     $0.125

Third Quarter                   $17.25       $ 16.25    $0.125               $18.00     $17.375     $0.125

Fourth Quarter                  $19.50       $16.625    $0.125               $18.50     $15.359     $0.125

                            DIRECTORS AND OFFICERS

NS&L BANCORP, INC.                             NEOSHO SAVINGS AND
                                               LOAN ASSOCIATION, F.A.

DIRECTORS:                                     DIRECTORS:

George A. Henry                                George A. Henry
Chairman of the Board                          Chairman of the Board
NS&L Bancorp, Inc.                             Neosho Savings and Loan Association, F.A.

C.R. 'Rick' Butler                             C.R. 'Rick' Butler
President ad Chief Executive Officer           President
NS&L Bancorp, Inc.                             President Savings and Loan Association, F.A.

Jon C. Genisio                                 Jon C. Genisio
Owner                                          Owner
Jon's Pharmacy, Inc.                           Jon's Pharmacy, Inc.

John D. Mills                                  John D. Mills
President                                      President
Mills Appliance, Inc.                          Mills Appliance, Inc.

Ralph J. Haas                                  Ralph J. Haas
President                                      President
Haas Warehousing, Inc.                         Haas Warehousing, Inc.

Robert J. Johnson                              Robert J. Johnson
Retired Insurance Agent                        Retired Insurance Agent

OFFICERS:                                      OFFICERS:

George A. Henry                                George A. Henry
Chairman of the Board                          Chairman of the Board

C.R. 'Rick' Butler                             C.R. 'Rick' Butler
President and Director                         President and Director

Dorothy A. LaDue                               Dorothy A. LaDue
Senior Vice President and Secretary            Senior Vice President and Secretary

Carol A. Guest                                 Stephen M. Kelly
Treasurer                                      Senior Vice President

                                               Carol A. Guest
                                               Vice President and Treasurer

                                               Greg Crawford
                                               Vice President

                             CORPORATE INFORMATION

CORPORATE HEADQUARTERS                       TRANSFER AGENT

111 East Main Street                         Registrar and Transfer Co.
Neosho, Missouri                             10 Commerce Drive
                                             Cranford, New Jersey  07016
INDEPENDENT AUDITORS                         (800) 866-1340

Kirkpatrick, Phillips & Miller, CPAs, P.C.   COMMON STOCK
Springfield, Missouri
                                             Traded Nasdaq Small Cap Market
GENERAL COUNSEL
                                             Nasdaq Symbol:  NSLB
Sims, Johnson & Wood
Neosho, Missouri

SPECIAL COUNSEL

Muldoon, Murphy & Faucette
Washington, D.C.



________________________________________________________________________


ANNUAL MEETING

     The Annual Meeting of Stockholders will be held Wednesday, January 13, 1999, at 3:00 p.m., Central Time, at the branch office of Neosho Savings and Loan Association, F.A 713 Neosho Boulevard, Neosho, Missouri.

________________________________________________________________________


A COPY OF THE COMPANY'S FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, NS&L BANCORP, INC., 111 EAST MAIN STREET, NEOSHO, MISSOURI 64850.