Form 10KSB40, Exhibit 13
period 1999-09-30
NS&L BANCORP INC
filed 1999-12-29
CIK 939929

President's Message
To Our Stockholders:


On behalf of our Board of Directors, Officers and Employees of NS&L Bancorp, Inc. and its wholly owned subsidiary, Neosho Savings & Loan Association, F.A., we are pleased to submit our fifth Annual Report as a public company.

During the fiscal year ending September 30, 1999 the Company's stock traded in a range from $10.42 to $15.00 per share closing out the year at $11.50 per share. To date, and in accordance with the Company's repurchase plan, we have repurchased a total of 295,999 shares. The total shares outstanding as of the close of business November 11, 1999 were 720,626. We are pleased to report that operating and financial results were improved over last year's results. Our return on average assets (ROA) was .76% compared to last year's ROA of .75% and the return on average equity increased from 4.01% to 4.82%. The earnings per share also increased from $ .66 to $ .74 per share. Neosho Savings & Loan Association, F.A. reported a 9.46% growth in total assets, and loan originations significantly increased from $11.2 million last fiscal year to $15.9 million for the fiscal year ending September 30, 1999.

As in the past we continue to remain firm in our pledge to be a community oriented financial institution providing affordable up to date financial services and products to our present and future customers. As we grow and build on our strengths, we continue to acknowledge and accept our responsibility to you, the stockholder, to develop and set goals to increase profitability with minimal risk that will enhance stockholder value.

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

     The Association's principal business consists of attracting deposits from the general public through a variety of deposit programs and originating loans secured primarily by one-to-four family residential properties. To a significantly lesser extent, the Association originates loans secured by commercial real estate, residential construction loans and consumer loans. The Association also invests in mortgage-backed, U.S. Government and agency securities and other assets.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth certain information concerning the financial position of the Company as of and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                                 At September 30,
                                                    ------------------------------------------------------------------------
                                                      1995             1996            1997            1998            1999
                                                    -------          -------         -------         -------         -------
FINANCIAL CONDITION DATA:                                                         (In Thousands)
Total assets..................................      $58,758          $61,807         $59,817         $63,367         $69,228
Loans receivable, net.(1).....................       25,933           31,051          33,878          37,506          40,170
Mortgage-backed securities....................        5,871            5,342           4,473           3,121           2,484
Cash, interest bearing deposits
 and investment securities....................       25,374           23,930          19,638          21,028          24,557
Customer deposits.............................       44,088           48,444          43,892          47,944          51,547
Advances from Federal Home Loan Bank..........           --               --           3,000           3,986           5,856
Stockholders' equity..........................       13,729           12,179          11,824          10,405          10,656

                                                                       For the Years Ended September 30,
                                                    ------------------------------------------------------------------------
                                                      1995             1996            1997            1998            1999
                                                    -------          -------         -------         -------         -------
                                                                      (In Thousands, except per share data)
OPERATING DATA:
Interest income...............................      $ 3,284          $ 3,703         $ 3,906         $ 4,053         $ 4,361
Interest expense..............................        1,649            1,873           2,065           2,150           2,342
                                                    -------          -------         -------         -------         -------

Net interest income...........................        1,635            1,830           1,841           1,903           2,019
Provision for loan losses.....................            8                3               2               8              12
                                                    -------          -------         -------         -------         -------

Net interest income after
 provision for loan losses....................        1,627            1,827           1,839           1,895           2,007
Noninterest income............................          208              265             235             424             451
Noninterest expense...........................        1,141            1,613           1,372            1601            1703
                                                    -------          -------         -------         -------         -------

Income before taxes...........................          694              479             702             718             755
Income taxes..................................          212              152             246             264             247
                                                    -------          -------         -------         -------         -------

Net income....................................      $   482          $   327         $   456         $   454         $   508
                                                    =======          =======         =======         =======         =======
Basic earnings per share.(2)..................         $.51             $.35            $.57            $.66            $.74
                                                    =======          =======         =======         =======         =======
Diluted earnings per share.(2)................         $.51             $.35            $.56            $.64            $.73
                                                    =======          =======         =======         =======         =======
Dividends per share .(2)......................         $.08             $.40            $.42            $.42            $.59
                                                    =======          =======         =======         =======         =======

                                                                             At September 30,
                                                -------------------------------------------------------------------------
                                                    1995           1996           1997           1998           1999
                                                -------------  -------------  -------------  -------------  -------------
OTHER DATA:
Number of:
 Real estate loans outstanding................           889            911            948            956            987
 Deposit accounts.............................         8,828          8,830          8,960          9,394          9,594
 Full service offices.........................             2              2              2              2              2

                                                                 At or For the Years Ended September 30,
                                                -------------------------------------------------------------------------
                                                     1995           1996           1997           1998           1999
                                                -------------  -------------  -------------  -------------  -------------
KEY OPERATING RATIOS:
Return on average assets (net income
 divided by average assets)...................           .91%           .57%           .78%           .75%           .76%
Return on average equity (net income
 divided by average equity)...................          5.57           2.43           3.83           4.01           4.82
Average equity to average assets..............         16.40          23.34          20.27          18.71          15.86
Interest rate spread (difference
 between average yield on interest-
 earning assets and average cost of
 interest-bearing liabilities)................          2.66           2.23           2.31           2.38           2.41
Net interest margin (net interest
 income as a percentage of average
 interest-earning assets).....................          3.23           3.26           3.22           3.23           3.12
Noninterest expense to average
 assets.......................................          2.16           2.80           2.34           2.64           2.56
Average interest-earning assets
 to interest-bearing liabilities..............           118            131            125            123            120
Allowance for loan losses to total
 loans at end of period.......................           .15            .13            .13            .14            .14
Net charge-offs to average
 outstanding loans during the period..........            --             --             --             --             --
Ratio of non-performing assets to
 total assets.................................           .15            .04            .03            .09            .09
Dividend payout ratio.(3).....................         15.69         114.29          73.68          63.64          79.73

----------------------------------------------
(1) Includes loans held for sale.
(2) Per share information for periods prior to 1999 has been adjusted to reflect the 20% stock dividend paid in April 1999.
(3) Dividends paid divided by basic earnings per share.

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

     Emphasizing One-to-Four Family Lending.  Historically, the Association has
     ---------------------------------------
been predominantly a one-to-four family residential lender. Single family residential loans constituted 94.6%, 92.5% and 88.8% of total loans at September 30, 1997, 1998 and 1999, respectively.

     Maintaining Asset Quality.  The Association strongly emphasizes maintaining
     --------------------------
asset quality through sound underwriting, constant monitoring and effective collection techniques. As of September 30, 1999, the Association's ratio of non-performing assets to total assets was .09%, the same ratio as September 30, 1998. There were $1,000 in loan losses, net of recoveries, for the year ended September 30, 1999 and no loan losses for 1998.

     Managing Interest-Rate Risk.  In order to reduce the impact on the
     ----------------------------
Association's net interest income due to changes in interest rates, the Association's management has adopted a strategy that has been designed to maintain the interest rate sensitivity of its assets and liabilities. The primary elements of this strategy involve emphasizing the origination of ARM loans and maintaining a short- and medium-term investment portfolio. At September 30, 1999, 73.2% of the Association's loan portfolio was composed of adjustable-rate loans.

     Maintaining a High Level of Liquidity.  At September 30, 1999, the
     --------------------------------------
liquidity ratio of the Association was 35.6%. The Association maintains a high level of liquidity so that it will be able to fund loans during periods of deposit outflow. In determining the terms of its deposit accounts, the Association does not always match above-market rates offered by competitors who are attempting to increase market share. The Association will permit some deposit outflow rather than increase its rate paid on deposits and reduce its interest rate spread.

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


Comparison of Operating Results for the Years Ended September 30, 1998 and 1999
-------------------------------------------------------------------------------

     General. Net income increased $54,000, or 11.9% from $454,000 at September 30, 1998 to $508,000 at September 30, 1999. Earnings per share rose to $.73 (diluted) from $.64 (diluted). Interest income increased $308,000 which was partly offset by an increase in interest expense of $192,000. Noninterest income increased $27,000 which was offset by an increase in noninterest expense of $102,000. Income taxes decreased $17,000. The Association's net interest margin decreased from 3.23% for the fiscal year ended September 30, 1998 to 3.12% for the fiscal year ended September 30, 1999.

     Net Interest Income. Net interest income increased $116,000, or 6.1%, from $1,903,000 for the fiscal year ended September 30, 1998 to $2,019,000 for the fiscal year ended September 30, 1999. Net interest income increased as a result of an increase in interest income of $308,000 that was partially offset by an increase in interest expense of $192,000.

     Interest Income. Total interest income increased $308,000, or 7.6%, from $4,053,000 for the year ended September 30, 1998 to $4,361,000 for the year ended September 30, 1999. Interest income from loans receivable increased $204,000 primarily as a result of an increase in the average balance of loans receivable of $2,618,000 from $36,157,000 in 1998 to $38,775,000 in 1999. Loan balances increased as a result of a more aggressive approach to solicitation and pricing of mortgage loans. Income from investment securities increased by $264,000 due to an increase in the average balance of those securities.
Interest income from mortgage-backed securities decreased by $75,000 as the average balance of mortgage-backed securities decreased from $3,742,000 in 1998 to $2,978,000 in 1999. Balances in mortgage-backed securities and other investments decreased as more emphasis was placed on originating mortgage loans. Income from other interest earning assets decreased $85,000 from $372,000 for the year ended September 30, 1998 to $287,000 for the year ended September 30, 1999.

     Interest Expense. Interest expense on customer deposits increased $54,000, or 2.6%, from $2,057,000 for the year ended September 30, 1998 to $2,111,000 for the year ended September 30, 1999. The increase was due to an increase of $3,736,000 in the average balance of interest bearing deposits from $46,118,000 for the year ended September 30, 1998 to $49,854,000 for the year ended September 30, 1999. Interest on advances from Federal Home Loan Bank of Des Moines increased $136,000 from $94,000 for the year ending September 30, 1998 compared to $230,000 for the year ending September 30, 1999. The increase resulted from an increase in the average balance of advances of $2,585,000 from $1,581,000 in 1998 to $4,166,000 in 1999.

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered by management to adequately provide for estimated losses based on past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of underlying collateral, and current economic conditions. The provision for loan losses was

$12,000 for the year ended September 30, 1999. This is an increase of $4,000 from the year ended September 30, 1998. There were $1,000 loan losses, net of recoveries, for the fiscal year ended September 30, 1999 and no actual loan losses in the fiscal year ended 1998.

     Noninterest Income. Noninterest income increased $27,000, or 6.4% from $424,000 for the fiscal year ended September 30, 1998 to $451,000 for the year ended September 30, 1999. The increase resulted primarily from banking service charges and fees and was partially offset by no gain on the sale of investments in 1999 compared to an $18,000 gain last year.

     Noninterest Expense. Noninterest expense increased $102,000, or 6.4% from $1,601,000 for the fiscal year ended September 30, 1998 to $1,703,000 for the year ended September 30, 1999. Compensation expense and employee benefits increased $62,000 as a result of additional personnel as well as annual salary increases. Occupancy and equipment expense increased $5,000, or 2.6% from $189,000 at September 30, 1998 to $194,000 at September 30, 1999, while data processing fees increased $18,000 or 17.6% from $102,000 at September 30, 1998 to $120,000 at September 30, 1999. In addition printing, postage, stationery and supplies increased $14,000 as a result of normal operations of the Company.

     Income Taxes. Provision for income tax expense decreased $17,000, or 6.4% from $264,000 for the fiscal year ended September 30, 1998 to $247,000 for the year ended September 30, 1999 as a result of lower taxable income.


Comparison of Operating Results for the Years Ended September 30, 1997 and 1998
-------------------------------------------------------------------------------

     General. Net income remained relatively stable with a decrease of $2,000, or .4% from $456,000 at September 30, 1997 to $454,000 at September 30, 1998.
Interest income increased $147,000 which was partly offset by an increase in interest expense of $85,000. Noninterest income increased $189,000 which was offset by an increase in non interest expense of $229,000. Income taxes increase $18,000 and compensation and employee benefits increased $156,000 as a result of annual salary increases and additional personnel to operate Crawford Mortgage, that was acquired in August 1997. The Association's net interest margin increased from 3.22% for the year ended September 30, 1997 to 3.23% for the year ended September 30, 1998.

     Net Interest Income. Net interest income increased $62,000, or 3.4% from $1,841,000 at September 30, 1997 to $1,903,000 at September 30, 1998. The
increase in net interest income resulted from an increase in interest income of $147,000 and was partially offset by an increase in interest expense of $85,000.

     Interest Income. Total interest income increased by $147,000, or 3.8% from $3,906,000 at September 30, 1997 to $4,053,000 at September 30, 1998. Interest
income from loans receivable increased $304,000 primarily as a result of an increase in the average balance of loans receivable from 1997 to 1998 of $3,741,000. Income from investment securities decreased by $207,000 due to a decrease in the average balance of those securities. Interest income from mortgage-backed securities decreased by $64,000 as the average balance of mortgage-backed securities decreased from $4,951,000 in 1997 to $3,742,000 in 1998. Balances in mortgage-backed securities and other investments decreased as more emphasis was placed on originating mortgage loans. Income from other interest-bearing assets increased by $113,000 due to an increase in the average balances despite a decrease in the average yields earned on interest-bearing assets from 4.40% in 1997 to 4.29% in 1998.

     Interest expense. Interest expense on customer deposits increased by $144,000, or 7.6% from $1,912,000 at September 30, 1997 to 2,056,000 at
September 30, 1998.  This increase
was due to an increase in the average balance of interest bearing deposits $3,498,000. Interest on advances from Federal Home Loan Bank of Des Moines decreased $59,000, from $153,000 in additional interest expense for the year ending September 30, 1997 compared to $94,000 for the year ending September 30, 1998. The decrease resulted from a decrease in the average balance of advances of $1,336,000 during 1998.

     Provision for Loan Losses. The provision for loan losses was $8,000 for the year ended September 30, 1998. This is an increase of $6,000 over the year ended September 30, 1997. There were no actual loan losses, net of recoveries, for the fiscal years ended September 30, 1997 and 1998.

     Noninterest Income. Noninterest income increased by $189,000, or 80% from $235,000 at September 30, 1997 to $424,000 at September 30, 1998. The increase resulted primarily from mortgage banking fees from Crawford Mortgage, Inc., a subsidiary of the Association acquired in August of 1997.

     Noninterest Expense. Noninterest expense increased $229,000, or 16.7% from $1,372,000 at September 30, 1997 to $1,601,000 at September 30, 1998.
Compensation and employee benefits increased $156,000, as a result of additional personnel required in the operation of Crawford Mortgage, inc., as well as annual salary increases. The ESOP expense was $110,000 for the year ended September 30, 1997 compared to $122,000 for the year ended September 30, 1998. In addition, the MRDP expense was $74,000 for both years ended September 30, 1997 and 1998. Data processing expenses increased $11,000 and occupancy and equipment expense increased $36,000 between the two periods.

     Income Taxes. Provision for income tax expense increased $18,000, or 7.3% from $246,000 at September 30, 1997 to $264,000 at September 30, 1998 as a result of higher taxable income.


Financial Condition
-------------------

     General. During the year ended September 30, 1999, the Association concentrated on its principal business of attracting deposits from the general public through a variety of deposit programs and originating loans secured primarily by owner-occupied residential properties.

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

     Total Assets. Total assets increased by $5,861,000, or 9.2% from $63,367,000 at September 30, 1998 to $69,228,000 at September 30, 1999. The
increase in mortgage loans and investment securities accounts for the majority of the asset growth and is partially offset by decreases in cash and cash equivalents and mortgaged-backed securities.

     Cash and Cash Equivalents. Cash and cash equivalents decreased by $8,066,000, or 77.7% to $2,317,000 at September 30, 1999 from $10,383,000 at
September 30, 1998. This decrease was a result of the purchase of $10.6 million in investment securities and an increase of $2,663,000 in mortgage loans.

     Certificates of Deposit. Certificates of deposit purchased as investments totaled $1,664,000 at September 30, 1999, an increase of $990,000 from $674,000 at September 30, 1998.

     Investment Securities. Investment securities increased by $10,606,000, or 110.4%, from $9,605,000 at September 30, 1998 to $20,211,000 at September 30,
1999 as more money was used to invest in investment securities.

     Federal Home Loan Bank Stock. Investments in Federal Home Loan Bank stock remained unchanged at September 30, 1998 and 1999.

     Mortgage-backed Securities. Mortgage-backed securities decreased by $637,000, or 20.4%, from $3,121,000 at September 30, 1998 to $2,484,000 at
September 30, 1999. The decrease was due to the receipt of principal payments on those securities.

     Loans Receivable. The balance of net loans increased $2,664,000, or 7.1%, to $40,170,000 at September 30, 1999 from $37,506,000 at September 30, 1998.
The increase in loans was primarily the result of increases in one-to-four family residential real estate loans, equity line of credit loans (ELOC) and construction loans which are adjustable rate and fixed rate mortgages that were funded from funds on hand and cash advances from FHLB of Des Moines.

     Deposits. Deposits increased $3,603,000, or 7.5%, to $51,547,000 at September 30, 1999 compared to $47,944,000 at September 30, 1998. The increase can be attributed to growth partially as a result of deposit transfers from larger banks, an increase in interest rates, and a short term deposit of $1.6 million.

     FHLB Advances. The use of cash advances from Federal Home Loan Bank of Des Moines were utilized during the fiscal year ending September 30,1999 as part of the Association's investment strategy to hedge against interest rate risk on the fixed rate, fixed term loans that were originated by the Association to hold in it's portfolio and as needed for liquidity purposes. The Association borrowed a net $1.9 million additional in advances during the year ended September 30, 1999.

     Stockholders' Equity. Stockholders' equity increased $251,000, or 2.4%, from $10,405,000 at September 30, 1998 to $10,656,000 at September 30, 1999, as
a result of net income of $508,000 and was offset by quarterly dividend payments. During the year ended September 30, 1999, the Company repurchased 1,100 shares of treasury stock at a cost of $14,000.

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

                                                                          Years ended September 30,
                                          ---------------------------------------------------------------------------------
                                                               1997                                    1998
                                          ---------------------------------------------------------------------------------
                                          Average           Interest &    Yield/     Average        Interest &    Yield/
                                          Balance (2)       Dividends     Cost       Balance (2)    Dividends     Cost
                                          -------------     ----------    ------     ----------     ----------    -------
Interest-earning assets:
Loans receivable (1)                            $32,416         $2,391      7.38%       $36,157         $2,695       7.45%
Investment securities                            13,815            895      6.48         10,297            689       6.69
Mortgage-backed and related securities            4,951            361      7.29          3,742            297       7.94
Daily interest-bearing assets                     5,881            259      4.40          8,663            372       4.29
                                          -------------     ----------               ----------     ----------
    Total interest-earning assets                57,063          3,906      6.85         58,859          4,053       6.89

Noninterest-earning assets:
  Office properties and
   equipment, net                                 1,073                                   1,141
  Other noninterest-earning assets                  584                                     598
                                          -------------                              ----------
    Total assets                                $58,720                                 $60,598
                                          =============                              ==========

Interest-earning liabilities:
  Passbook savings accounts                       5,752            160      2.78          5,800            160       2.76
  Demand and NOW accounts                         5,953            138      2.32          7,103            179       2.52
  Money market accounts                           2,839             92      3.24          2,861             93       3.25
  Certificates of deposit                        28,076          1,522      5.42         30,354          1,624       5.35
                                          -------------     ----------               ----------     ----------
    Total deposits                               42,620          1,912      4.49         46,118          2,056       4.46

  Advances from FHLB                              2,917            153      5.25          1,581             94       5.95
                                          -------------     ----------               ----------     ----------
  Total interest-bearing liabilities             45,537          2,065      4.54         47,699          2,150       4.51
Noninterest-bearing liabilities:
  Noninterest bearing deposits                      293                                     570
  Other liabilities                                 990                                     993
                                          -------------                              ----------
    Total liabilities                            46,820                                  49,262
Stockholders' equity                             11,900                                  11,336
                                          -------------                              ----------
    Total liabilities and
      stockholders' equity                      $58,720                                 $60,598
                                          =============                              ==========

Net interest income                                             $1,841                                  $1,903
                                                            ==========                              ==========

Interest rate spread                                                        2.31                                     2.38

Net interest margin                                                         3.22                                     3.23

Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                               125%                                    123%

                                             Years ended September 30,
                                         --------------------------------
                                                      1999
                                         --------------------------------
                                          Average     Interest &  Yield/
                                         Balance (2)  Dividends   Cost
                                         ----------- ----------- --------
Interest-earning assets:                     $38,775   $ 2,899       7.48%
Loans receivable (1)                          15,396       953       6.19
Investment securities                          2,978       222       7.45
Mortgage-backed and related securities         7,495       287       3.83
                                         ----------- ---------
Daily interest-bearing assets                 64,644     4,361       6.75

    Total interest-earning assets

Noninterest-earning assets:
  Office properties and
   equipment, net                              1,132
  Other noninterest-earning assets               744
                                         -----------
    Total assets                             $66,520
                                         ===========


Interest-earning liabilities:
  Passbook savings accounts                    5,898       163       2.76
  Demand and NOW accounts                      8,603       221       2.57
  Money market accounts                        2,778        90       3.24
  Certificates of deposit                     32,575     1,638       5.03
                                         ----------- ---------
    Total deposits                            49,854     2,112       4.24
   Advances from FHLB                          4,166       230       5.52
                                         ----------- ---------
  Total interest-bearing liabilities          54,020     2,342       4.34
Noninterest-bearing liabilities:
  Noninterest bearing deposits                   875
  Other liabilities                            1,075
                                         -----------
    Total liabilities                         55,970
Stockholders' equity                          10,550
                                         -----------
    Total liabilities and
      stockholders' equity                   $66,520
                                         ===========

Net interest income                                     $2,019
                                                     =========

Interest rate spread                                                 2.41

Net interest margin                                                  3.12

Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                            120%

--------------------------------------
(1) Average balances include nonaccrual loans and loans 90 days or more past due and loans held for sale.
(2) Average balances for a period have been calculated using the average of month-end balances during such period.

     The following table sets forth (on a consolidated basis) for the periods and at the dates indicated, the weighted average yields earned on the Company's assets, together with the net yield on interest-earning assets.

                                                                                                At
                                                         Years Ended September 30,         September 30,
                                                -------------------------------------
                                                    1997        1998       1999                1999
                                                    ----        ----       ----                ----
Weighted average yield on loan portfolio.....       7.38%       7.45%      7.48%               7.33%
Weighted average yield on mortgage-
   backed and related securities.............       7.29        6.69       7.45                7.50
Weighted average yield on investment
   securities................................       6.48        7.94       6.19                6.52
Weighted average yield on interest-
   bearing deposits..........................       4.40        4.29       3.83                2.61
Weighted average yield on all interest-
   earning assets............................       6.85        6.89       6.75                6.73
Weighted average rate paid on
   total deposits............................       4.49        4.46       4.24                3.97
Weighted average rate paid on all
   advances from FHLB........................       5.25        5.95       5.52                4.64
Weighted average rate paid on all
   interest-bearing liabilities..............       4.54        4.51       4.34                4.04
Interest rate spread (spread between
   weighted average rate on all interest-
   earning assets and all interest-
   bearing liabilities)......................       2.31        2.38       2.41                2.69
Net interest margin (net interest income
   as a percentage of average
   interest-earning assets)..................       3.22        3.23       3.12                 N/A

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

                                                                         Years Ended September 30,
                                                -----------------------------------------------------------------------------

                                                       1998 Compared to 1997                  1999 Compared to 1998
                                                    Increase (Decrease) Due to              Increase (Decrease) Due to
                                                -----------------------------------  ---------------------------------------
                                                                     Rate/                               Rate/
                                                    Rate    Volume   Volume    Net      Rate    Volume   Volume      Net
                                                    ----    ------   ------    ----     ----    ------   ------     ----
Interest-earning assets:
  Loans receivable (1)                              $ 23     $278     $  3     $304     $ 10     $195      ($1)     $204
  Investment securities                               29     (228)      (7)    (206)     (51)     341      (26)      264
  Mortgage-backed and related securities              32      (88)      (8)     (64)     (18)     (61)       4       (75)
  Daily interest-bearing deposits                     (6)     122       (3)     113      (40)     (50)       5       (85)
                                                    ----    -----    -----     ----     ----    -----    -----      ----

Total net change in income
  on interest-bearing assets                          78       84      (15)     147      (99)     425      (18)      308

Interest-bearing liabilities:
  Interest-bearing deposits                          (13)     157       --      144     (102)     166       (8)       56
  Advances from FHLB                                  20      (70)      (9)     (59)      (7)     154      (11)      136
                                                    ----    -----    -----     ----     ----    -----    -----      ----

Total net change in expenses
  on interest-bearing liabilities                      7       87       (9)      85     (109)     320      (19)      192
                                                    ----    -----    -----     ----     ----    -----    -----      ----

Net change in net interest income                   $ 71     $ (3)    $ (6)    $ 62     $ 10     $105     $  1      $116
                                                    ====    =====    =====     ====     ====    =====    =====      ====

____________________
(1) For purposes of calculating volume, rate, and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

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

          The primary investing activity of the Association is the origination of loans and purchasing of investment securities and mortgage-backed securities. Mortgage loan originations in excess of repayments totaled $2,664,000 and a net increase in investments securities of $10,606,000 while mortgage-backed securities had a net decrease of $637,000 during the year ended September 30, 1999. These activities were primarily funded by cash on hand, maturing and calling of investments and the use of cash advances from Federal Home Loan Bank of Des Moines.

          The Association must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. During fiscal years 1997 and 1998 the Association used its sources of funds primarily to fund loan commitments and to pay maturing savings certificates and deposit withdrawals. During fiscal year 1999, the Association used its sources of funds and cash advances to fund loan commitments and purchase investment securities. At September 30, 1999, the Association had loan commitments of $1,501,000.

          At September 30, 1999, savings certificates amounted to $33,222,000, or 64.5%, of the Association's total deposits, including $23,703,000 which were scheduled to mature by September 30, 2000. Historically, the Association has been able to retain a significant amount of its deposits as they mature. Management of the Association believes it has adequate resources to fund all loan commitments by savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

          During the year ended September 30, 1999, the OTS required a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4.0% of the average daily balance of its net withdrawal deposits and short-term borrowings. The Association's average liquidity ratios were 35.6%, 36.7% and 39.4% during the years ended September 30, 1997, 1998 and 1999, respectively. The Association's actual ratio at September 30, 1999 was 35.6%. The Association consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management.

          The Association is required to maintain specific amounts of capital pursuant to OTS requirements. As of September 30, 1999, the Association was in compliance with all regulatory capital requirements which were effective as of such date with tangible, core and risk-based capital ratios of 13.3%, 13.3% and 29.9%, respectively. See Note 18 of the Notes to Consolidated Financial Statements.

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


Impact of New Accounting Standards
----------------------------------

          See Note 1 of the Notes to the Consolidated Financial Statements.


Year 2000 Issue
----------------

A Y2K Readiness Disclosure

The Company has researched the "Year 2000" problem and developed a plan to identify and correct any potential problems that may affect operations in addition to developing a business resumption plan in the event unexpected major problems develop at the change to the year 2000.

The Company's mission critical system is its data center, FISERV of Des Moines, Iowa. FISERV has upgraded their systems for Y2K and proxy testing of those systems has been completed. Results of the proxy testing have been received and have been examined by appropriate Company personnel. Some problems were noted in the proxy testing and corrected. Connectivity testing was successfully completed in the Y2K mode. In July 1999, FISERV changed the transmission method with the Company from satellite to land lines. The land system has been Y2K proxy tested and certified Y2K Compliant.

The Company has PC teller on-line stations which have been certified Y2K compliant through testing by FISERV. In addition all personal computers have been upgraded and tested for compliance with Y2K. If some of the personal computers should fail in the year 2000 despite the Y2K certification, management feels a portion of these computers would probably work and be utilized. If necessary, personnel could operate in a manual mode until such time as corrections could be made.

  Central information file listings of all accounts in alphabetical order was successfully transmitted via overnight reporting on September 21, 1999. This updated information will also be sent on December 29 and 30, 1999 as a part of a contingency plan to continue operations in the event of power failures or other problems in the rollover to the new millennium.

A review of loans by appropriate internal personnel determined the Company has no major multi-family or commercial borrowers. The Company primarily makes loans for 1-4 family residences which diversifies the borrowers and makes it less likely a Y2K problem will affect repayments to the Company's loan portfolio. It is management's decision that an outside analysis of the Company's Year 2000 exposure is unnecessary since all data processing is done by an external vendor and there are no major risk factors in the loan repayment area.

The Company's three ATM's have had software upgrades to make them Y2K compliant and proxy testing was also completed on all models of ATMs owned by the Company by SHAZAM, the ATM service provider.

Contingency plans include the possible use of another data center or an in-house system, in the event the current data processor (FISERV) system fails. Two data centers and two sources for "in-house" systems have been located as a part of our contingency plan. In addition, as part of the business resumption plan, the Company has ordered paper copies (central information files) of all accounts at the end of 1999 to enable Company employees to perform manual calculation, if necessary, until a switch can be made to another processor or FISERV can resume processing.

Contacts have been made with third party vendors, such as the electric company, and no Y2K problems have been noted. As a result of the extensive testing through FISERV, Year 2000 problems are not anticipated and there are no known problems that are material to the Company's business, operations or financial condition.

                  [KIRKPATRICK, PHILLIPS & MILLER LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors and Stockholders
NS&L Bancorp, Inc. and Subsidiary
Neosho, Missouri


We have audited the accompanying consolidated statements of financial condition of NS&L Bancorp, Inc. and Subsidiary as of September 30, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NS&L Bancorp, Inc. and Subsidiary as of September 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.


/s/ Kirkpatrick, Phillips & Miller

November 11, 1999
Springfield, Missouri

                       NS&L BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------

                          September 30, 1998 and 1999


                                                                                     1998                     1999
                                                                                --------------           ---------------
            ASSETS
            ------
Cash and cash equivalents, including
 interest-bearing accounts of $9,697,525 in
 1998 and $1,371,255 in 1999                                                      $10,383,379               $ 2,316,542
Certificates of deposit                                                               674,000                 1,664,000
Investment securities available-for-sale,
 at fair value (Notes 1 and 3)                                                        203,850                   183,031
Investment securities held-to-maturity
 (estimated market value of $9,701,638 in 1998
 and $19,540,819 in 1999)(Notes 1 and 3)                                            9,401,155                20,028,363
Investment in Federal Home Loan Bank stock, at cost (Note 4)                          365,400                   365,400
Mortgage-backed securities held-to-maturity
 (estimated market value of $3,205,626 in 1998
 and $2,525,001 in 1999)(Notes 1 and 5)                                             3,121,405                 2,483,912
Loans held for sale (Note 1)                                                           85,582                    79,262
Loans receivable, net (Notes 1 and 6)                                              37,420,586                40,090,543
Income taxes recoverable - current (Note 9)                                                 -                    82,489
Accrued interest receivable (Note 7)                                                  360,216                   513,563
Property and equipment,
 less accumulated depreciation (Notes 1 and 8)                                      1,130,031                 1,118,904
Intangible assets (Note 1)                                                             80,559                    77,775
Other assets                                                                          140,370                   223,746
                                                                                  -----------               -----------
  Total assets                                                                    $63,366,533               $69,227,530
                                                                                  ===========               ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Customer deposits (Note 10)                                                       $47,944,489               $51,546,988
Advances from Federal Home Loan Bank (Note 11)                                      3,986,132                 5,855,578
Advances from borrowers for taxes and insurance                                       305,199                   354,010
Income taxes payable - current (Note 9)                                                10,519                         -
Deferred income taxes (Notes 1 and 9)                                                 340,110                   344,180
Other liabilities                                                                     375,456                   470,314
                                                                                  -----------               -----------
  Total liabilities                                                                52,961,905                58,571,070
                                                                                  -----------               -----------

Commitments and Contigencies (Note 16)                                                      -                         -

Preferred stock, $.01 par value; 2,000,000
 shares authorized, none issued                                                             -                         -
Common stock, $.01 par value; 8,000,000 shares authorized,
 issued 886,314 in 1998 and 1,012,441 in 1999, outstanding
 616,839 in 1998 and 741,866 in 1999                                                    8,863                    10,124
Paid-in capital                                                                     8,514,679                10,370,931
Retained earnings - substantially restricted (Note 18)                              6,647,884                 4,956,386
Treasury stock, at cost, 269,475 shares in 1998
 and 270,575 in 1999                                                               (4,160,375)               (4,174,612)
Unearned compensation (Note 12)                                                      (637,199)                 (524,029)
Accumulated other comprehensive income                                                 30,776                    17,660
                                                                                  -----------               -----------
  Total stockholders' equity                                                       10,404,628                10,656,460
                                                                                  -----------               -----------
  Total liabilities and stockholders' equity                                      $63,366,533               $69,227,530
                                                                                  ===========               ===========

              The accompanying notes are an integral part of the
                       consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                 Years Ended September 30, 1997, 1998 and 1999

                                                                             1997                1998                1999
                                                                        --------------      --------------      --------------
Interest Income:
  Loans receivable                                                          $2,391,319          $2,695,123          $2,898,515
  Investment securities                                                        894,610             689,208             952,735
  Mortgage-backed and related securities                                       361,409             296,973             222,218
  Other interest-earning assets                                                258,951             372,111             287,216
                                                                            ----------          ----------          ----------
      Total interest income                                                  3,906,289           4,053,415           4,360,684
                                                                            ----------          ----------          ----------

Interest Expense:
  Customer deposits                                                          1,912,171           2,056,649           2,111,134
  Federal Home Loan Bank advances                                              153,359              93,839             230,347
                                                                            ----------          ----------          ----------
      Total interest expense                                                 2,065,530           2,150,488           2,341,481
                                                                            ----------          ----------          ----------

      Net interest income                                                    1,840,759           1,902,927           2,019,203

Provision for Loan Losses                                                        2,195               7,825              12,112
                                                                            ----------          ----------          ----------
      Net interest income after provision for loan losses                    1,838,564           1,895,102           2,007,091
                                                                            ----------          ----------          ----------

Noninterest Income:
  Gain on sale of investment securities                                         36,859              18,125                   -
  Gain on sale of loans                                                            286               9,732              70,278
  Banking service charges and fees                                             145,751             162,902             206,821
  Mortgage banking fees                                                         33,219             219,843             152,099
  Loan late charges                                                              7,208               7,621               8,840
  Other                                                                         11,576               5,353              13,031
                                                                            ----------          ----------          ----------
      Total noninterest income                                                 234,899             423,576             451,069
                                                                            ----------          ----------          ----------

Noninterest Expense:
  Compensation and
    employee benefits (Notes 12 and 13)                                        784,706             940,765           1,002,621
  Occupancy and equipment                                                      152,571             188,689             194,423
  Deposit insurance premium                                                     39,171              28,280              29,250
  Data processing                                                               91,095             102,418             120,301
  Printing, postage, stationery and supplies                                    55,937              56,001              70,217
  Professional fees                                                             62,959              52,979              53,227
  Other                                                                        185,216             231,402             232,674
                                                                            ----------          ----------          ----------
      Total noninterest expense                                              1,371,655           1,600,534           1,702,713
                                                                            ----------          ----------          ----------

      Income before taxes                                                      701,808             718,144             755,447
  Income Taxes (Note 9)                                                        246,209             263,879             247,221
                                                                            ----------          ----------          ----------

Net income                                                                  $  455,599          $  454,265          $  508,226
                                                                            ==========          ==========          ==========

Basic earnings per share (Notes 1 and 14)                                   $     0.57          $     0.66          $     0.74
                                                                            ==========          ==========          ==========

Diluted earnings per share (Notes 1 and 14)                                 $     0.56          $     0.64          $     0.73
                                                                            ==========          ==========          ==========

              The accompanying notes are an integral part of the
                       consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999

                                                          Common
                                                          Stock               Paid-In        Retained       Treasury
                                                   ---------------------
                                                     Shares      Amount       Capital        Earnings        Stock
                                                   ---------    --------    -----------   -------------   ------------
Balances at September 30, 1996                       759,082    $  8,878    $ 8,415,931     $ 6,363,058   $ (1,675,943)
  Net income                                               -           -              -         455,599              -
  Other comprehensive income, net of tax:
   Change in unrealized gain on
   securities available-for-sale, net of deferred
   income taxes of $34,397                                 -           -              -               -              -
   Less:  reclassification adjustment, net of
   deferred income taxes of $(13,638)                      -           -              -               -              -
    Total Comprehensive Income
  Net proceeds from issuance of common stock             500           5          8,120               -              -
  Proceeds from exercise of stock options              1,000          10         12,928               -              -
  Common stock acquired by MRDP (Note 12)                  -           -              -               -              -
  Dividends ($.42 per share)                               -           -              -        (326,504)             -
  Purchase of treasury stock at cost                 (50,100)          -              -               -       (793,035)
  Issuance of treasury stock                           4,184           -         21,846               -         54,654
  Vesting of MRDP shares (Note 12)                         -           -              -               -              -
  Release of ESOP shares (Note 12)                         -           -         41,274               -              -
  Forfeiture of MRDP shares                           (3,000)        (30)       (38,970)          1,575              -
                                                   ---------    --------      ---------     -----------   ------------

Balances at September 30, 1997                       711,666       8,863      8,461,129       6,493,728     (2,414,324)
  Net income                                               -           -              -         454,265              -
  Other comprehensive income, net of tax:
   Change in unrealized gain on
   securities available-for-sale, net of deferred
   income taxes of $(7,340)                                -           -              -               -              -
   Less:  reclassification adjustment, net of
   deferred income taxes of $(6,706)                       -           -              -               -              -
    Total Comprehensive Income
  Dividends ($.42 per share)                               -           -              -        (300,109)             -
  Purchase of treasury stock at cost                 (94,827)          -              -               -     (1,746,051)
  Vesting of MRDP shares (Note 12)                         -           -              -               -              -
  Release of ESOP shares (Note 12)                         -           -         53,550               -              -
                                                   ---------    --------      ---------     -----------   ------------

Balances at September 30, 1998                       616,839       8,863      8,514,679       6,647,884     (4,160,375)
  Net income                                               -           -              -         508,226              -
  Other comprehensive income, net of tax:
   Change in unrealized gain on
   securities available-for-sale, net of deferred
   income taxes of $(7,703)                                -           -              -               -              -
    Total Comprehensive Income
   Dividends ($.59 per share)                              -           -              -        (391,605)             -
   Stock dividend (20%)                              123,627       1,236      1,806,883      (1,808,119)             -
   Net proceeds from issue of common stock             2,500          25         33,725               -              -
   Common stock acquired by MRDP (Note 12)                 -           -              -               -              -
   Purchase of treasury stock at cost                 (1,100)          -              -               -        (14,237)
   Vesting of MRDP shares (Note 12)                        -           -              -               -              -
   Release of ESOP shares (Note 12)                        -           -         15,644               -
                                                   ---------    --------    -----------     -----------   ------------

Balances at September 30, 1999                       741,866    $ 10,124    $10,370,931     $ 4,956,386   $ (4,174,612)
                                                   =========    ========    ===========     ===========   ============











                                                                        Accumulated
                                                                          Other            Total
                                                     Unearned         Comprehensive    Stockholders'
                                                   Compensation          Income            Equity
                                                  -------------       -------------    --------------
Balances at September 30, 1996                    $    (952,706)      $      19,345    $   12,178,563
                                                                                       --------------
  Net income                                                  -                   -           455,599
  Other comprehensive income, net of tax:
   Change in unrealized gain on
   securities available-for-sale, net of deferred
   income taxes of $34,397                                    -              58,568            58,568
   Less:  reclassification adjustment, net of
   deferred income taxes of $(13,638)                         -             (23,221)          (23,221)
                                                                                       --------------
    Total Comprehensive Income                                                                490,946
                                                                                       --------------
  Net proceeds from issuance of common stock                  -                   -             8,125

  Proceeds from exercise of stock options                     -                   -            12,938
  Common stock acquired by MRDP (Note 12)                (8,125)                  -            (8,125)
  Dividends ($.42 per share)                                  -                   -          (326,504)
  Purchase of treasury stock at cost                          -                   -          (793,035)
  Issuance of treasury stock                                  -                   -            76,500
  Vesting of MRDP shares (Note 12)                       73,519                   -            73,519
  Release of ESOP shares (Note 12)                       68,519                   -           109,793
  Forfeiture of MRDP shares                              39,000                   -             1,575
                                                   ------------        ------------    --------------

Balances at September 30, 1997                         (779,793)             54,692        11,824,295
                                                                                       --------------
  Net income                                                  -                   -           454,265
  Other comprehensive income, net of tax:
   Change in unrealized gain on
   securities available-for-sale, net of deferred
   income taxes of $(7,340)                                   -             (12,497)          (12,497)
   Less:  reclassification adjustment, net of
   deferred income taxes of $(6,706)                          -             (11,419)          (11,419)
                                                                                       --------------
    Total Comprehensive Income                                                                430,349
                                                                                       --------------
  Dividends ($.42 per share)                                  -                   -          (300,109)
  Purchase of treasury stock at cost                          -                   -        (1,746,051)
  Vesting of MRDP shares (Note 12)                       74,074                   -            74,074
  Release of ESOP shares (Note 12)                       68,520                   -           122,070
                                                   ------------        ------------    --------------

Balances at September 30, 1998                         (637,199)             30,776        10,404,628
                                                                                       --------------
  Net income                                                  -                   -           508,226
  Other comprehensive income, net of tax:
   Change in unrealized gain on
   securities available-for-sale, net of deferred
   income taxes of $(7,703)                                   -             (13,116)          (13,116)
                                                                                       --------------
    Total Comprehensive Income                                                                495,110
                                                                                       --------------
   Dividends ($.59 per share)                                 -                   -          (391,605)
   Stock dividend (20%)                                       -                   -                 -
   Net proceeds from issue of common stock                    -                   -            33,750
   Common stock acquired by MRDP (Note 12)              (33,750)                  -           (33,750)
   Purchase of treasury stock at cost                         -                   -           (14,237)
   Vesting of MRDP shares (Note 12)                      78,575                   -            78,575
   Release of ESOP shares (Note 12)                      68,346                   -            83,990
                                                   ------------        ------------    --------------
Balances at September 30, 1999                     $   (524,029)       $     17,660    $   10,656,460
                                                   ============        ============    ==============

The accompanying notes are an integral part of the consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999

                                                                                    1997              1998             1999
                                                                               ---------------    ------------    --------------
Cash flows from operating activities:
  Net income                                                                      $   455,599     $   454,265      $    508,226
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation                                                                     84,895          88,479            95,502
      Amortization                                                                        232           2,784             2,784
      Premiums and discounts on mortgage-backed
        securities and investment securities                                         (103,647)       (116,814)          (90,640)
      Origination of loans held for sale                                              (72,276)       (968,673)       (5,611,609)
      Proceeds from sale of loans held for sale                                        57,142         923,282         5,687,356
      Loss on loans, net of recoveries                                                  2,195           7,825            12,112
      Gain on sale of investment securities                                           (36,859)        (18,125)                -
      Gain on sale of loans                                                              (283)         (9,732)          (70,278)
      Loss on sale of equipment                                                           795               -             1,217
      Vesting of MRDP shares                                                           73,519          74,074            78,574
      Release of ESOP shares                                                          109,793         122,070            83,990
      Net change in operating accounts:
        Accrued interest receivable                                                   (62,745)         93,990          (153,347)
        Other assets                                                                   83,508             893           (83,376)
        Other liabilities                                                            (229,251)         52,263            53,265
        Income taxes payable - deferred                                                96,906         (24,073)           11,773
        Income taxes payable - current                                                    769         (58,716)          (93,008)
                                                                                  -----------     -----------      ------------
          Net cash from operating activities                                          460,292         623,792           432,541
                                                                                  -----------     -----------      ------------

Cash flows from investing activities:
  Purchase of investment securities held-to-maturity                               (2,803,760)     (6,602,800)      (15,087,234)
  Proceeds from maturities of investment
    securities held-to-maturity                                                       975,000      10,344,102         4,535,000
  Proceeds from maturities of investment
    securities available-for-sale                                                     500,000               -                 -
  Net change in certificates of deposit                                             2,220,553        (297,000)         (990,000)
  Proceeds from sales of investment
    securities available-for-sale                                                     251,859          43,125                 -
  Proceeds from sale of Federal Home Loan Bank stock                                        -          55,200                 -
  Net change in loans receivable                                                   (2,781,216)     (3,591,801)       (2,686,745)
  Purchase of mortgage-backed and
    related securities held-to-maturity                                              (315,038)              -          (560,507)
  Proceeds from principal payments and
    maturities of mortgage-backed securities
    held-to-maturity                                                                1,196,993       1,378,323         1,213,666
  Proceeds from sale of repossessed assets                                                  -               -             5,527
  Purchases of property and equipment                                                (325,119)        (58,660)          (85,592)
  Acquisition of Crawford Mortgage Inc, net of cash                                   (52,588)              -                 -
                                                                                  -----------     -----------      ------------
          Net cash from (used in) investing activities                            $(1,133,316)    $ 1,270,489      $(13,655,885)
                                                                                  -----------     -----------      ------------

  The accompanying notes are an integral part of the consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

              -------------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999

                                                                                    1997             1998            1999
                                                                                 -----------      -----------     -----------
Cash flows from financing activities:
  Net change in demand deposits,
    savings accounts, and certificates of deposit                                $(4,551,158)     $ 4,052,114     $ 3,602,499
  Proceeds from Federal Home Loan Bank advances                                    3,500,000        3,000,000       2,000,000
  Payments on Federal Home Loan Bank advances                                       (500,000)      (2,013,868)       (130,556)
  Proceeds from issuance of common stock                                              12,938                -               -
  Cash dividends paid                                                               (330,856)        (311,963)       (350,010)
  Purchase of treasury stock                                                        (793,035)      (1,746,051)        (14,237)
  Net increase (decrease) in mortgage escrow funds                                     3,077          (12,349)         48,811
                                                                                 -----------      -----------     -----------
    Net cash from (used in) financing activities                                  (2,659,034)       2,967,883       5,156,507
                                                                                 -----------      -----------     -----------

Net increase (decrease) in cash and cash equivalents                              (3,332,058)       4,862,164      (8,066,837)

Cash and cash equivalents-beginning of year                                        8,853,273        5,521,215      10,383,379
                                                                                 -----------      -----------     -----------

Cash and cash equivalents-end of year                                            $ 5,521,215      $10,383,379     $ 2,316,542
                                                                                 ===========      ===========     ===========

Supplemental disclosures of
  cash flow information:

   Cash paid during the year for:
      Interest                                                                   $ 2,045,292      $ 2,158,283     $ 2,362,186
      Income taxes                                                                   147,476          348,953         329,097

Supplemental schedule of non-cash
  investing and financing activities:

  Dividends declared September 22,
    1997, payable October 31, 1997                                               $    88,959      $         -     $         -
  Dividends declared September 17,
    1998, payable October 30, 1998                                                         -           77,105               -
  Dividends declared September 15,
    1999, payable October 29, 1999                                                         -                -         118,699
  Issuance of treasury stock during
    acquisition of subsidiary                                                         76,500                -               -
  Loan receivable transferred to property and
    equipment in settlement of loan                                                        -           11,811               -
  Loan transferred to repossessed assets                                                   -                -           5,527
  Loans charged off to reserve                                                             -                -           1,018

  The accompanying notes are an integral part of the consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


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

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
     --------------------------------------------------------

     Investment securities and mortgage-backed securities - Securities are classified in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which established three classifications of investment securities: held-to-maturity, trading and available-for-sale. Trading securities are acquired principally for the purpose of near term sales. Such securities are reported at fair value and unrealized gains and losses are included in income. At September 30, 1998 and 1999, the Company had no securities designated as trading securities. Securities which are designated as held-to-maturity are designated as such because the investor has the ability and the intent to hold these securities to maturity. Such securities are reported at amortized cost.

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

          Non-performing loans are placed on a nonaccrual status when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due 90 days or more, except when the loan is well secured and in the process of collection. Any accrued but uncollected interest previously recorded on such loans is generally reversed in the current period and interest income is subsequently recognized upon collection. Cash collections subsequently received are applied against outstanding principal until the loan is considered fully collectible, after which cash collections are recognized as interest income. As of September 30, 1999, the Company had no loans which were impaired.

     Property, equipment and related depreciation - Property and equipment have been stated at cost. Depreciation has been principally computed by applying the following methods and estimated lives:

                    Category          Estimated Life       Method
             ----------------------  --------------  -----------------
             Office furniture,                       Straight-line and
              fixtures and equipment    3-10 Years     declining-balance
             Buildings and lease-                    Straight-line and
              hold improvements         10-40 Years    declining-balance

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
     --------------------------------------------------------

     Intangible assets - Intangible assets have been recorded by the Association in connection with the acquisition of the net assets of Crawford Mortgage and Financial Services, Inc., which is discussed further in Note (2). Goodwill, which represents the excess of the purchase price over the estimated market value of net assets acquired, is being amortized on a straight-line basis over thirty years. Amortization expense charged to operations amounted to $2,784 for each of the years ended September 30, 1998 and 1999.

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

     Stock dividend - On March 24, 1999, the Company's Board of Directors declared a twenty percent stock dividend of NS&L Bancorp, Inc. common stock to stockholders of record on April 15, 1999, payable on April 30, 1999. Common stock and paid-in capital was increased and retained earnings was reduced for the aggregate value of the shares issued. The stated par value of each share was not changed from $.01.

          All per share amounts and average shares outstanding have been restated to reflect the aforementioned stock dividend.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
     --------------------------------------------------------

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

          Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or resulted in the issuance of common stock that would share in the earnings of the Company. Dilutive potential common shares are added to weighted average shares used to compute basic earnings per share. The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock.

     Comprehensive income - The Company adopted SFAS No. 130, "Reporting
          Comprehensive Income," as of October 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or shareholders' equity.

     New accounting standards - In June 1998, FASB issued SFAS No. 133,
          "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the Statement of Financial Position and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this standard is not expected to have a material impact on the Company.

          In October 1999, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which established accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that are substantially similar to the primary operations of a mortgage banking enterprise. It requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement is effective for the first fiscal quarter beginning after December 15, 1998. The adoption of this standards is not expected to have a material impact on the Company.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
     --------------------------------------------------------

     Reclassifications - Certain accounts in the prior-years' consolidated financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year consolidated financial statements.

(2)  ACQUISITION
     -----------

     During 1997, the Association formed a new subsidiary, Crawford Acquisition Company for the sole purpose of acquiring Crawford Mortgage and Financial Services, Inc.. On August 26, 1997, Crawford Acquisition Company acquired all of the capital stock of Crawford Mortgage and Financial Services, Inc. in a business combination accounted for as a purchase. Crawford Mortgage and Financial Services, Inc. was engaged in originating mortgages primarily in Missouri. After the acquisition, Crawford Mortgage and Financial Services, Inc. was merged into Crawford Acquisition Company and the name was changed to Crawford Mortgage, Inc. The results of operations of Crawford Mortgage, Inc. are included in the accompanying financial statements since the date of formation.

     The total cost of this acquisition, which was based on fair market values of the net assets acquired, was as follows:

               Cash                                    $ 20,911
               Loans and accrued interest                33,432
               Property and equipment                    40,466
               Goodwill                                  83,575
               Accounts Payable                         (10,555)
               Income tax payable                       (12,304)
               Other liabilities                         (5,525)
                                                       --------
                 Total cost of net assets acquired     $150,000
                                                       ========

     The purchase price was comprised of 4,184 shares of NS & L Bancorp, Inc. common stock, valued at $76,500 and cash of $73,500.

     The table below presents an unaudited pro forma combined summary of operations of the Company for the year ended September 30, 1997.

                                                            1997
                                                         ----------
     Interest Income                                     $3,908,632
     Interest Expense                                     2,065,578
                                                         ----------
     Net interest income                                  1,843,054
     Provision for loan losses                                2,195
     Noninterest Income                                     494,237
     Noninterest Expense                                  1,568,483
                                                         ----------
       Income before income taxes                           766,613
     Income taxes                                           262,309
                                                         ----------
       Net Income                                        $  504,304
                                                         ==========

     Basic earnings per share                            $      .63
                                                         ==========
     Diluted earnings per share                          $      .62
                                                         ==========

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(3)  INVESTMENT SECURITIES
     ---------------------

     As discussed in Note (1), the Company has designated certain securities as available-for-sale. The carrying amounts of investment securities as shown in the consolidated balance sheets, and their approximate market values were as follows:

     A summary of investment securities available-for-sale at September 30, 1998 is as follows:

                                                           Estimated
                              Amortized  Gross Unrealized    Fair
                                         ----------------
                                 Cost      Gains   Losses    Value
                              ---------  --------  ------  ---------
     Common stock             $155,000   $ 48,850  $    -  $ 203,850
                              ========   ========  ======  =========

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

     A summary of the investment securities held-to-maturity at September 30, 1998 is as follows:

                                                                              Estimated
                                             Amortized    Gross Unrealized      Fair
                                                         ------------------
                                                Cost       Gains    Losses      Value
                                             ----------  --------  --------  ----------
     U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies              $8,482,539  $291,930  $ 11,939  $8,762,530
     Obligations of states and
      political subdivisions                    918,616    20,492        -      939,108
                                             ----------  --------  --------  ----------
       Total                                 $9,401,155  $312,422  $ 11,939  $9,701,638
                                             ==========  ========  ========  ==========

     A summary of investment securities available-for-sale at September 30, 1999 is as follows:

                                                              Estimated
                               Amortized   Gross Unrealized      Fair
                                          ------------------
                                 Cost      Gains     Losses      Value
                              ----------  --------  --------  ----------
     Common Stock             $  155,000  $ 32,719  $  4,688  $  183,031
                              ==========  ========  ========  ==========

     There were no sales of common stock held as available-for-sale during the year ended September 30, 1999.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(3)  INVESTMENT SECURITIES - (CONTINUED)
     -----------------------------------

     A summary of the investment securities held-to-maturity at September 30, 1999 is as follows:

                                                                          Estimated
                                         Amortized    Gross Unrealized       Fair
                                                     ------------------
                                            Cost       Gains    Losses      Value
                                        -----------  --------  --------  -----------
     U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies         $18,969,507  $133,178  $607,391  $18,495,294
     Obligations of states and
      political subdivisions              1,058,856     6,761    20,092    1,045,525
                                        -----------  --------  --------  -----------
       Total                            $20,028,363  $139,939  $627,483  $19,540,819
                                        ===========  ========  ========  ===========

     The amortized cost and estimated market value of investment securities held-to-maturity at September 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized       Estimated
                                                      Cost         Fair Value
                                                   -----------    -----------
     Due in one year or less                       $   249,984    $   250,000
     Due after one year through five years           5,023,219      4,934,100
     Due after five years through ten years         13,625,160     13,280,619
     Due after ten years                             1,130,000      1,076,100
                                                   -----------    -----------
        Total                                      $20,028,363    $19,540,819
                                                   ===========    ===========

     There were no securities pledged as collateral at September 30, 1998. Securities pledged as collateral had book values of $1,530,338 and market values of $1,544,634 at September 30, 1999.

(4)  INVESTMENT IN FEDERAL HOME LOAN BANK STOCK
     ------------------------------------------

     Investment in stock of the Federal Home Loan Bank is required by law of every federally-insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has been at par value.

     The Savings Bank, as a member of the Federal Home Loan Bank of Des Moines, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Des Moines in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the Federal Home Loan Bank of Des Moines. The Savings Bank is in compliance with this requirement with an investment in Federal Home Loan Bank of Des Moines stock of $365,400 at September 30, 1999.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                Years Ended September 30, 1997, 1998, and 1999


(5)  MORTGAGE-BACKED SECURITIES
     --------------------------

     As discussed in Note (1), the carrying values and estimated market values of mortgage-backed securities are summarized below:

                                         September 30, 1998
                         ----------------------------------------------------
                           Principal      Unamortized  Unearned     Carrying
                            Balance        Premiums    Discounts     Value
                         ---------------  -----------  ----------  ----------
GNMA Certificates        $       729,903  $         -  $    3,085  $  726,818
FHLMC Certificates               711,747           94      46,708     665,133
FNMA Certificates              1,739,439            -       9,985   1,729,454
                         ---------------  -----------  ----------  ----------
                         $     3,181,089  $        94  $   59,778  $3,121,405
                         ===============  ===========  ==========  ==========


                                             Gross       Gross     Estimated
                             Carrying      Unrealized  Unrealized   Market
                              Value          Gains       Losses      Value
                         ---------------  -----------  ----------  ----------

GNMA Certificates        $       726,818  $    27,051  $        -  $  753,869
FHLMC Certificates               665,133       56,080         948     720,265
FNMA Certificates              1,729,454        8,020       5,982   1,731,492
                         ---------------  -----------  ----------  ----------
                         $     3,121,405  $    91,151  $    6,930  $3,205,626
                         ===============  ===========  ==========  ==========

                                          September 30, 1999
                         ----------------------------------------------------
                            Principal      Unamortized  Unearned    Carrying
                             Balance        Premiums    Discounts    Value
                         ---------------  -----------  ----------  ----------
GNMA Certificates        $       835,216  $     2,736  $    2,317  $  835,635
FHLMC Certificates               520,677           60      32,690     488,047
FNMA Certificates              1,166,830            -       6,600   1,160,230
                         ---------------  -----------  ----------  ----------
                         $     2,522,723  $     2,796  $   41,607  $2,483,912
                         ===============  ===========  ==========  ==========

                                              Gross        Gross    Estimated
                            Carrying       Unrealized    Unrealized   Market
                              Value           Gains        Losses     Value
                         ---------------  ------------   ---------  ---------

GNMA Certificates        $       835,635  $     2,858  $    2,441  $  836,052
FHLMC Certificates               488,047       33,005          60     520,992
FNMA Certificates              1,160,230        7,727           -   1,167,957
                         ---------------  -----------  ----------  ----------
                         $     2,483,912  $    43,590  $    2,501  $2,525,001
                         ===============  ===========  ==========  ==========

The mortgage-backed securities presented above are non-equity securities. Management does not believe there is substantial risk associated with these securities.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 -------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(6)  LOANS RECEIVABLE
     ----------------

     Loans receivable consist of the following:

                                                            September 30,
                                                      ------------------------
                                                          1998         1999
                                                      -----------  -----------
     Mortgage loans:
      One-to-four dwelling units                      $33,557,833  $34,220,790
      Commercial                                          563,786      856,622
      Construction                                      2,167,200    2,162,675
                                                      -----------  -----------
          Total mortgage loans                         36,288,819   37,240,087
                                                      -----------  -----------

     Other loans:
      Loans on deposits                                   471,139      481,674
      Home equity loans                                   809,345    1,646,777
      Consumer and automobile                           1,205,810    1,599,428
      Unsecured                                            11,816        1,600
                                                      -----------  -----------

          Total other loans                             2,498,110    3,729,479
                                                      -----------  -----------

     Less:
      Undisbursed portion of loans in process           1,298,715      858,417
      Net deferred loan origination fees (costs)           16,016      (42,100)
      Allowance for loan losses                            51,612       62,706
                                                      -----------  -----------

          Net loans receivable                        $37,420,586  $40,090,543
                                                      ===========  ===========

     Activity in the allowance for loan losses is summarized as follows:

                                   Years Ended September 30,
                              -----------------------------------
                                 1997          1998        1999
                              ----------     --------     -------
Beginning balance             $   41,592     $ 43,787     $51,612
Provision charged
 to income                         2,195        7,825      12,112
Charge-offs                            -            -      (1,018)
                              ----------     --------     -------
  Ending balance              $   43,787     $ 51,612     $62,706
                              ==========     ========     =======

The Association primarily grants residential loans to customers throughout southwest Missouri. The loans are typically secured by real estate.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(7)  ACCRUED INTEREST RECEIVABLE
     ---------------------------

     Accrued interest receivable is summarized as follows:



                                               September 30,
                                    ----------------------------------
                                        1998                   1999
                                    -------------          -----------

     Investment securities          $     131,625          $   288,572
     Mortgage-backed securities            24,091               18,423
     Loans receivable                     204,500              206,568
                                    -------------          -----------
                                    $     360,216          $   513,563
                                    =============          ===========

(8)  PROPERTY AND EQUIPMENT
     ----------------------

     Property and equipment consists of the following:

                                                   September 30, 1998
                                        ---------------------------------------
                                                         Accum.
         Category                          Cost          Deprec.       Net
     ------------------                 ----------     ----------    ----------

     Land                               $  402,015     $        -    $  402,015
     Leasehold improvements                  5,963            831         5,132
     Buildings                           1,113,272        542,925       570,347
     Office furniture, fixtures
      and equipment                        497,879        345,342       152,537
                                        ----------     ----------    ----------
                                        $2,019,129     $  889,098    $1,130,031
                                        ==========     ==========    ==========


                                                   September 30, 1999
                                        ----------------------------------------
                                                         Accum.
         Category                          Cost          Deprec.       Net
     ------------------                 ----------------------------------------

     Land                               $  402,015     $        -    $  402,015
     Leasehold improvements                 13,198          1,467        11,731
     Buildings                           1,125,399        585,466       539,933
     Office furniture, fixtures
      and equipment                        559,007        393,782       165,225
                                        ----------     ----------    ----------
                                        $2,099,619     $  980,715    $1,118,904
                                        ==========     ==========    ==========

     Depreciation charged to operations for the years ended September 30, 1997, 1998 and 1999 was $84,895, $88,479, and $95,502.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999

(9)  INCOME TAXES
     ------------

     The provision for income tax expense is as follows:

                                               Years Ended September 30,
                                            -------------------------------
                                              1997       1998       1999
                                            ---------  ---------  ---------

     Current                                $ 145,103  $ 322,595  $ 235,448
     Deferred                                 101,106    (58,716)    11,773
                                            ---------  ---------  ---------
       Total                                $ 246,209  $ 263,879  $ 247,221
                                            =========  =========  =========

     The provision for income taxes differs from that computed at the statutory corporate rate of 34% as follows:

                                                Years Ended September 30,
                                            -------------------------------
                                               1997      1998       1999
                                            ---------  --------   ---------

     Tax at statutory rate                  $ 238,615  $244,169   $ 256,852
     Increase (decrease) in taxes
      resulting from:
       State taxes, net of federal
        benefit                                 5,533     9,097       8,457
       Non-deductible expenses                 17,223    25,222       8,310
       Tax-exempt income                      (18,173)  (15,381)    (18,533)
       Other                                    3,011       772      (7,865)
                                            ---------  --------   ---------
     Provision for income taxes             $ 246,209  $263,879   $ 247,221
                                            =========  ========   =========

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(9)  INCOME TAXES - (CONTINUED)
     --------------------------

     Deferred income tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial reporting purposes. The sources of the differences and the related tax effects are as follows:

                                                                            Years Ended September 30,
                                                                 ------------------------------------------------
                                                                       1997            1998             1999
                                                                 ---------------  ---------------  --------------
Difference from depreciation methods used
 for tax purposes and financial statements                       $         9,070  $        (1,347) $          128
Use of different methods for computing
 loan loss reserves for tax purposes and
 financial statements                                                       (812)          (2,895)        (40,494)
Difference from accretion methods used
 for mortgage-backed security discounts
 for tax purposes and financial statements                                (8,134)          (3,306)         (5,858)
Federal Home Loan Bank stock
 dividends                                                                     -           (4,773)              -
Difference from cash basis accounting
 for tax purposes and accrual basis
 accounting for financial statements                                     109,730          (31,683)         92,253
Use of different methods for computing
 net deferred loan fees for tax purposes
 and financial statements                                                  9,870           (3,185)         (4,477)
Deferred compensation                                                      5,025          (35,544)        (21,587)
Unearned compensation                                                    (19,301)           9,675          (4,743)
Other book/tax differences                                                (4,342)          14,342          (3,449)
                                                                 ---------------  ---------------  --------------
  Increase (decrease) in deferred income taxes                   $       101,106  $       (58,716) $       11,773
                                                                 ===============  ===============  ==============

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(9)  INCOME TAXES - (CONTINUED)
     -------------------------

   The components of deferred tax assets and liabilities consisted of:

                                                                                     September 30,
                                                                                -----------------------
                                                                                  1998           1999
                                                                                --------       --------
   Deferred tax assets:
    Reserve for loan losses                                                     $ 19,096       $ 23,201
    Deferred compensation                                                         69,760         91,347
    Unearned compensation                                                         39,192         43,935
                                                                                --------       --------
     Total gross deferred tax assets                                             128,048        158,483
                                                                                --------       --------
   Deferred tax liabilities:
    Tax depreciation in excess of book depreciation                               27,093         27,221
    Federal Home Loan Bank stock dividends                                        31,601         31,601
    Bad debt reserves for tax purposes in excess of
     base year bad debt reserves                                                 155,474        119,085
    Cash basis conversion for tax purposes                                        89,369        181,622
    Book accretion in excess of tax accretion
     on mortgage-backed security discounts                                        86,418         80,560
    Unrealized gains on investments                                               18,074         10,371
    Deferred loan fees                                                            50,129         45,652
    Other                                                                         10,000          6,551
                                                                                --------       --------
     Total gross deferred tax liabilities                                        468,158        502,663
                                                                                --------       --------
      Net deferred tax liabilities                                              $340,110       $344,180
                                                                                ========       ========

   In accordance with SFAS No. 109, a deferred tax liability has not been recognized for tax basis bad debt reserves of approximately $1,406,992 of the Association that arose in tax years that began prior to December 31, 1987. At September 30, 1999, the amount of the deferred tax liability that had not been recognized was approximately $520,587. This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Association fails to meet the definition of a `qualified savings institution,' as defined by the Internal Revenue Code, certain distributions are made with respect to the stock of the Association, or the bad debt reserves are used for any purpose other than absorbing bad debts. In August 1996, new legislation was enacted which provided for the recapture into taxable income of certain amounts previously deducted as additions to the bad debt reserves for income tax purposes. The Association began changing its method of determining bad debt reserves for tax purposes during 1996. The amounts to be recaptured for income tax reporting purposes are considered by the Association in the determination of the net deferred tax liability.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999

(10)  CUSTOMER DEPOSITS
      -----------------

      Deposit account balances at September 30, 1998 and 1999, are summarized as follows:

                                                                         1998                     1999
                                                                  -------------------      -------------------
                                                                     Amount       %          Amount        %
                                                                  ------------  -----      ------------  -----
      Non-interest bearing deposits                               $    579,296    1.2      $    961,565    1.9
      Interest-bearing checking accounts                             7,335,785   15.3         8,841,425   17.1
      Money market accounts                                          2,583,749    5.4         2,852,975    5.5
      Passbook savings                                               5,718,696   11.9         5,668,897   11.0
      Certificates of deposit                                       31,726,963   66.2        33,222,126   64.5
                                                                  ------------  -----      ------------  -----
                                                                  $ 47,944,489  100.0%     $ 51,546,988  100.0%
                                                                  ============  =====      ============  =====

      The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,796,692 and $3,087,014 at September 30, 1998 and 1999, respectively.

      At September 30, 1999 scheduled maturities of certificates of deposit are as follows:


                          2000          $ 23,703,381
                          2001             8,463,885
                          2002               876,601
                          2003               151,375
                          2004                26,884
                                        ------------
                                        $ 33,222,126
                                        ============

(11)  ADVANCES FROM FEDERAL HOME LOAN BANK
      ------------------------------------

      The advances listed below were obtained from the Federal Home Loan Bank of Des Moines and secured by Federal Home Loan Bank stock, loans, investment securities and deposit accounts. Advances from the Federal Home Loan Bank at September 30, are summarized as follows:

                                                                                 1998                 1999
                                                                              -----------          -----------
109 day, 5.41% fixed, interest payable at
  maturity, matures November 1999                                             $         -          $ 1,000,000

90 day, 5.42% fixed, interest payable at
  maturity, matures December 1999                                                       -            1,000,000

Ten year, 5.05% adjustable (FHLB DSM 1-
  year cost of funds + .20%), interest payable
  monthly, matures November 2016                                                1,000,000            1,000,000

Fifteen year, 6.00% fixed, $8,439 due monthly
  including interest, matures June 2013                                           989,633              946,577

Fifteen year, 5.79% fixed, $8,326 due monthly
  including interest, matures August 2013                                         996,499              953,153

Fifteen year, 5.50% fixed, $8,171 due monthly
 including interest, matures September 2013                                     1,000,000              955,848
                                                                              -----------          -----------
                                                                              $ 3,986,132          $ 5,855,578
                                                                              ===========          ===========

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


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

     Maturities of Federal Home Loan Bank advances are as follows:

                                                          Aggregate
                                                            Annual
               Year Ended September 30                    Maturities
               -----------------------                   -----------
                         2000                            $ 2,138,280
                         2001                                146,461
                         2002                                155,127
                         2003                                164,305
                         2004                                174,028
                    Later Years                            3,077,377
                                                         -----------
                                                         $ 5,855,578
                                                         ===========

(12) EMPLOYEE BENEFITS
     -----------------

     The Association has established a 401(k) employee benefit plan that covers all employees meeting specific age and length of service requirements. Total expenses incurred for the plan were $9,657, $10,581 and $15,394 for the years ended September 30, 1997, 1998 and 1999, respectively.

     The Association has also entered into a salary continuation agreement with five of its officers. These agreements provide for monthly deferred compensation payments for a period of ten years following retirement. The Association has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 1997, 1998 and 1999 was $17,354, $30,473 and $32,353.

     Effective June 1, 1997, the Association adopted a deferred compensation plan for five outside directors. The directors will vest over a period of five years and the agreements provide for monthly deferred compensation payments for a period of five years following retirement. Directors' deferred compensation charged to operations for the years ended September 30, 1997, 1998 and 1999 was $8,664, $25,992 and $25,992.

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

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(12) EMPLOYEE BENEFITS - (CONTINUED)
     -------------------------------

     The Association established an internally-leveraged ESOP for the exclusive benefit of participating employees (all salaried employees who have completed at least 1000 hours of service in a twelve-month period and have attained the age of 21). The loan is secured by the shares purchased and will be repaid by the contributions to the ESOP and any other earnings on ESOP assets. The Association presently expects to contribute approximately $106,762 including interest annually to the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid in approximately six years. As of September 30, 1999, the loan had an outstanding balance of $459,248 and an interest rate of 9%.

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

     The Association accounts for its ESOP in accordance with Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Association reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation was $109,793 in 1997, $122,070 in 1998 and $83,990 in 1999.

     A summary of ESOP shares at September 30, 1999 is as follows:

          Allocated shares                     27,240
          Shares committed for release          8,217
          Unreleased shares                    46,762
                                             --------
           Total                               82,219
                                             ========
          Fair value of unreleased shares    $537,763

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(12) EMPLOYEE BENEFITS - (CONTINUED)
     -------------------------------

     The Association has adopted a Management Recognition and Development Plan ("MRDP") for the benefit of the directors, officers and employees of the Association. The MRDP provides directors, officers and employees of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Association. The MRDP is managed by trustees comprised of the directors of the Company. The Plan authorizes the Company to grant up to 41,109 shares of the Company stock, of which 37,638 shares have been awarded as of September 30, 1999. These shares represent unearned compensation and have been accounted for as a reduction of stockholders' equity. Such awards vest at the rate of 20% at the end of each twelve months. Vesting is accelerated upon retirement. The Association recorded $73,519, $74,074 and $78,574 of compensation expense under the MRDP in 1997, 1998 and 1999.

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

     The Company's 1995 Stock Option and Incentive Plan has authorized the grant of options to management personnel for up to 102,774 shares of the Company's common stock. All options granted have 10 year terms and vest and become exercisable ratably over 5 years following date of grant.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the company had accounted for its employee stock options under the fair value method of that Statement. Stock Options were first granted January 17, 1996. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1999, respectively; risk-free interest rates of 6.25% and 6.25%; dividend yields of 2.79% and 4.74%, and a weighted-average expected life of the option of 10 years. Based on historical fluctuations of stock price, the volatility factor is considered zero.

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

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(13) STOCK OPTION PLAN - (CONTINUED)
     -------------------------------

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                            1997        1998        1999
                                                         ----------  ----------  ----------
     Pro forma net income                                 $437,428    $434,093    $487,643
                                                          ========    ========    ========

     Pro forma basic earnings
      per share:                                          $    .54    $    .63    $    .71
                                                          ========    ========    ========

     Pro forma diluted earnings
      per share:                                          $    .53    $    .61    $    .70
                                                          ========    ========    ========

     A summary of the Company's stock option activity, and related information for the years ended September 30 follows:


                                                 1997                         1998                            1999
                                        ------------------------    -----------------------     -----------------------
                                                  Weighted-                    Weighted-                   Weighted-
                                                   Average                      Average                     Average
                                        Options  Exercise Price     Options  Exercise Price     Options  Exercise-Price
                                        -------  --------------     -------  --------------     -------  --------------
     Outstanding-beginning
      of year                            80,892    $      10.78      76,692       $   11.01       76,692  $       11.01
     Granted                              4,200           14.96           -               -        4,200          11.25
     Exercised                           (1,200)          10.78           -               -            -              -
     Forfeited                           (7,200)          10.78           -               -            -              -
                                       --------                    --------                     --------

     Outstanding-end of year             76,692           11.01      76,692       $   11.01       80,892          11.02
                                       ========                    ========                     ========

     Exercisable at end of
      year                               14,498           10.78      29,837           10.90       45,174          10.94

     Weighted-average fair
      value of options
      granted during the
      year                             $   3.12                        N/A                          $.78

     Exercise prices for options outstanding as of September 30, 1999 ranged from $10.78 to $15.53. The weighted-average remaining contractual life of those options is 6.5 years.

     All references in this note to the number of shares and per share amounts have been restated to reflect the 20% stock dividend during 1999.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  -------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(14) EARNINGS PER SHARE
     ------------------

     The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock. The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator.

                                      1997                           1998                          1999
                          -------------------------------   ----------------------------  -----------------------------
                                              Per Share                       Per Share                       Per Share
                          Income      Shares   Amount        Income   Shares   Amount     Income      Shares    Amount
                          --------   -------- -----------   --------  ------   ---------  ---------  --------  --------
Basic EPS:
Income available
 to Common
Stockholders              $455,599   805,870     0.57       $454,265  689,326     0.66   $ 508,226    689,768     0.74
                                               ======                           ======                          ======

Effect of
 dilutive securities             -    12,966                       -   19,896                    -      7,205
                          --------   -------                --------  -------            ---------    -------

Diluted EPS:
 Income available to
 Stockholders plus
 stock options            $455,599   818,836     0.56       $454,265  709,222     0.64  $ 508.226     696,973      0.73
                          ========   =======   ======       ========  =======   ======  =========     =======    ======

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


                                       1998        1999
                                    ----------  ----------
     Beginning balance              $ 454,119   $ 705,726
     Originations and advances        366,631     444,218
     Principal repayments            (115,024)   (225,053)
                                    ---------   ---------
     Ending balance                 $ 705,726   $ 924,891
                                    =========   =========

     Crawford Mortgage, Inc. leases office facilities from an officer of the corporation on a month-to-month basis. The monthly rent decreased in September 1999 from $1,500 to $1,200. Rent charged to operations for the years ended September 30, 1997, 1998 and 1999 was $1,984, $18,000 and
     $17,700, respectively.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


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

     Loan Commitments - The Association had outstanding firm commitments to originate variable rate real estate loans in the amount of $1,501,398 at September 30, 1999.

(17) ADVERTISING COSTS
     -----------------

     The Company incurred $31,140, $42,422 and $47,935 in non-direct response advertising costs during the years ended September 30, 1997, 1998 and 1999, respectively. The Company incurred no direct response advertising costs during the three years.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets ( as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 1999, that the Association meets all capital adequacy requirements to which it is subject.

                       NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(18) REGULATORY CAPITAL REQUIREMENTS - (CONTINUED)
     ---------------------------------------------

     As of September 30, 1999, the most recent notification from the OTS, the Association was categorized as well-capitalized under the framework for prompt corrective action. To be categorized as well-capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Association's actual capital amounts and ratios are also presented in the table. Dollar amounts are expressed in thousands.

                                                                                                           To Be Well-
                                                                                                        Capitalized Under
                                                                            For Capital                 Prompt Corrective
                                             Actual                      Adequacy Purposes              Action Provisions
                                    -------------------------        -------------------------      --------------------------
                                     Amount           Ratio           Amount           Ratio         Amount             Ratio
                                    -------------------------        -------------------------      --------------------------
                                                                     (Dollars in thousands)
As of September 30, 1998:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)        $   8,465          29.7%     *  $    2,279    *      8.0%    *  $    2,849     *     10.0%
  Core Capital
    (to Adjusted Tangible Assets)        8,413          13.4%     *       2,509    *      4.0%    *       3,136     *     5.0%
  Tangible Capital
    (to Tangible Assets)                 8,413          13.4%     *         941    *      1.5%              N/A
  Tier 1 Capital
    (to Risk-Weighted Assets)            8,413          29.5%               N/A                   *       1,710     *     6.0%

As of September 30, 1999:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)            9,219          29.9%     *       2,467    *      8.0%   *         3,083    *    10.0%
  Core Capital
    (to Adjusted Tangible Assets)        9,156          13.3%     *       2,749    *      4.0%             3,436    *     5.0%
  Tangible Capital
    (to Tangible Assets)                 9,156          13.3%     *       1,031    *      1.5%               N/A
  Tier 1 Capital
    (to Risk-Weighted Assets)            9,156          29.7%               N/A                  *         1,850    *     6.0%

(19) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
     -----------------------------------------------------

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

     * = Greater than or equals to

                       NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(19) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)
     -------------------------------------------------------------------

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

                       NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(19) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)
     -------------------------------------------------------------------

                                                            September 30, 1998
                                                        ------------------------
                                                         Carrying       Fair
                                                          Amount        Value
                                                        -----------  -----------
     Financial assets:
       Cash and cash equivalents                        $10,383,379  $10,383,379
       Certificates of deposit                              674,000      674,000
       Available-for-sale securities                        203,850      203,850
       Held-to-maturity securities                        9,401,155    9,701,638
       Investment in FHLB stock                             365,400      365,400
       Held-to-maturity mortgage-backed securities        3,121,405    3,205,626
       Loans held for sale                                   85,582       87,313
       Loans, net of allowance for loan losses           37,420,586   37,811,000
       Accrued interest receivable                          360,216      360,216
     Financial liabilities:
       Deposits                                         $47,944,489  $48,060,000
       Federal Home Loan Bank advances                    3,986,132    4,181,000
       Advances from borrowers for taxes and insurance      305,199      305,199
     Unrecognized financial instruments
         (net of contract amount)
         Commitments to extend credit                             -            -
         Letters of credit                                        -            -
         Unused lines of credit                                   -            -


                                                           September 30, 1999
                                                        ------------------------
                                                           Carrying         Fair
                                                             Amount        Value
                                                        -----------  -----------
     Financial assets:
       Cash and cash equivalents                        $ 2,316,542  $ 2,316,542
       Certificates of deposit                            1,664,000    1,664,000
       Available-for-sale securities                        183,031      183,031
       Held-to-maturity securities                       20,028,363   19,540,819
       Investment in FHLB stock                             365,400      365,400
       Held-to-maturity mortgage-backed securities        2,483,912    2,525,001
       Loans held for sale                                   79,262       82,977
       Loans, net of allowance for loan losses           40,090,543   39,883,000
       Accrued interest receivable                          513,563      513,563
     Financial liabilities:
       Deposits                                         $51,546,988  $51,125,000
       Federal Home Loan Bank advances                    5,855,578    5,492,000
       Advances from borrowers for taxes and insurance      354,010      354,010
     Unrecognized financial instruments
         (net of contract amount)
         Commitments to extend credit                             -            -
         Letters of credit                                        -            -
         Unused lines of credit                                   -            -

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(20) PARENT COMPANY ONLY FINANCIAL INFORMATION
     -----------------------------------------

     The following condensed statements of financial condition and condensed statements of income and cash flows for NS&L Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

                  Condensed Statements of Financial Condition

                                                                      September 30,
                                                                --------------------------
          ASSETS                                                   1998           1999
          ------                                                -----------    -----------
     Cash                                                       $   855,589    $   513,404
     Certificates of deposit                                         80,000         80,000
     Investment securities available-for-sale, at fair value        203,850        183,031
     Investment in subsidiary                                     8,528,038      9,234,425
     Loan to ESOP                                                   519,275        459,248
     Land                                                           302,865        302,865
     Due from subsidiary                                              3,668              -
     Other assets                                                     7,667         13,120
                                                                -----------    -----------
       Total assets                                             $10,500,952    $10,786,093
                                                                ===========    ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
     Accounts payable                                           $       680    $        98
     Deferred income taxes, net                                      18,539         10,836
     Dividends payable                                               77,105        118,699
     Stockholders' equity                                        10,404,628     10,656,460
                                                                -----------    -----------
       Total liabilities and stockholders' equity               $10,500,952    $10,786,093
                                                                ===========    ===========

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(20) PARENT COMPANY ONLY FINANCIAL INFORMATION - (CONTINUED)
     -------------------------------------------------------

                        Condensed Statements of Income

                                            Year Ended     Year Ended     Year Ended
                                           September 30,  September 30,  September 30,
                                               1997           1998           1999
                                           -------------  -------------  -------------
     Income
       Equity in earnings of subsidiary    $     375,058  $     421,452  $     500,298
       Interest income                           124,059         61,140         50,675
       Dividend income                             8,806          6,916          8,856
       Gain on sale of investments                36,859         18,125              -
       Other income                                    -            715              -
                                           -------------  -------------  -------------
         Total income                            544,782        508,348        559,829
                                           -------------  -------------  -------------

     Expenses
       Professional fees                          19,422         15,304         22,456
       Other                                      25,895         25,824         28,385
       Income tax                                 43,866         12,955            762
                                           -------------  -------------  -------------
         Total expenses                           89,183         54,083         51,603
                                           -------------  -------------  -------------
           Net income                      $     455,599  $     454,265  $     508,226
                                           =============  =============  =============

                       Condensed Statements of Cash Flows

                                            Year Ended     Year Ended     Year Ended
                                           September 30,  September 30,  September 30,
                                               1997           1998           1999
                                           -------------  -------------  -------------
     Cash flows from operating activities:
      Net income                           $     455,599  $     454,265  $     508,226
      Adjustments to reconcile net income
       to net cash provided by operating
       activities:
        Equity in earnings of subsidiary        (375,058)      (421,452)      (500,298)
        Discounts on investment securities          (568)             -              -
        Gain on sale of investments              (36,859)       (18,125)             -
        Net change in operating accounts:
         Deferred income taxes, net              (13,926)           815              -
         Other assets                             93,977         13,979         (1,784)
         Liabilities                              (9,272)       (17,111)          (582)
                                           -------------  -------------  -------------
          Net cash from
           operating activities                  113,893         12,371          5,562
                                           -------------  -------------  -------------

                       NS&L BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                 Years Ended September 30, 1997, 1998 and 1999


(20) PARENT COMPANY ONLY FINANCIAL INFORMATION - (CONTINUED)
     -------------------------------------------------------

                                                       Year Ended      Year Ended      Year Ended
                                                     September 30,   September 30,   September 30,
                                                          1997            1998            1999
                                                     --------------  --------------  --------------
     Cash flows from investing activities:
       Dividends from subsidiary                                 -       1,000,000               -
       Receipt of principal payment on
         ESOP loan                                          16,312          20,907          16,502
       Proceeds from maturities of investments             500,000               -               -
       Proceeds from sales of investments                  251,859          43,125               -
       Purchase of property and equipment                 (302,865)              -               -
       Net change in certificates of deposit             1,229,553          99,000               -
                                                       -----------     -----------       ---------
         Net cash from investing activities              1,694,859       1,163,032          16,502
                                                       -----------     -----------       ---------

     Cash flows from financing activities:
       Net proceeds from issuance of
         common stock                                       12,938               -               -
       Cash dividends paid                                (330,856)       (311,963)       (350,012)
       Purchase of treasury stock                         (793,035)     (1,746,051)        (14,237)
                                                       -----------     -----------       ---------
         Net cash used in financing
           activities                                   (1,110,953)     (2,058,014)       (364,249)
                                                       -----------     -----------       ---------
     Net increase (decrease) in cash and
         cash equivalents                                  697,799        (882,611)       (342,185)

     Cash and cash equivalents at
         beginning of period                             1,040,401       1,738,200         855,589
                                                       -----------     -----------       ---------

     Cash and cash equivalents at
         end of period                                 $ 1,738,200     $   855,589       $ 513,404
                                                       ===========     ===========       =========

                           COMMON STOCK INFORMATION

     The common stock of NS&L Bancorp, Inc. is traded on the NASDAQ (Small Cap) Stock Market under the symbol "NSLB". As of November 26, 1999, there were 272 stockholders of record and 720,626 shares of common stock outstanding (including unreleased ESOP shares of 46,762). This does not reflect the number of persons or entities who hold stock in nominee or "street name". On September 15, 1999, the Company declared a $.16 common stock dividend payable October 29, 1999 to stockholders of record on October 15, 1999. Dividend payments by the Company are dependent primarily on dividends received by the Company from the Association. Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association's capital position and recent net income. Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Association's Plan of Conversion. There are also certain dividend limitations applicable to the Company under Missouri law.

The following table sets forth market price and dividend information for the Company's common stock. Share price and dividend information have been adjusted to reflect the 20% stock dividend paid in April 1999.

                      Fiscal 1998                        Fiscal 1999
                      -----------                        -----------

                   High         Low     Dividend       High    Low     Dividend
                   ----         ---     --------       ----    ---     --------

First Quarter     $16.25       $15.21    $0.104       $12.50  $10.42    $0.133

Second Quarter    $15.42       $14.48    $0.104       $13.54  $11.25    $0.133

Third Quarter     $15.00       $14.48    $0.104       $15.00  $12.75    $ 0.16

Fourth Quarter    $15.42       $12.80    $0.104       $12.88  $11.50    $ 0.16