Form 10KSB, Exhibit 13
period 2000-09-30
NS&L BANCORP INC
filed 2000-12-28
CIK 939929

ANNUAL REPORT TO STOCKHOLDERS

                                TABLE OF CONTENTS

                                                                Page

    Letter to Stockholders                                       1
    Business of the Corporation                                  2
    Selected Consolidated Financial Information                  3
    Management's Discussion and Analysis of Financial
       Condition and Results of Operations                       5
    Independent Auditor's Report                                 16
    Consolidated Financial Statements                            17
    Notes to Consolidated Financial Statements                   22
    Common Stock Information                                     46
    Directors and Officers                                       47
    Corporate Information                                        48

[NS&L BANCORP, INC. LETTERHEAD]




President's Message
To Our Stockholders:

On behalf of our Board of Directors, Officers and Employees of NS&L Bancorp, Inc. and its wholly owned subsidiary, Neosho Savings & Loan Association, F.A., we are pleased to submit our sixth Annual Report as a public company.

During the fiscal year ending September 30, 2000 the Company's stock traded in a range from $9.875 to $11.75 per share closing out the year at $10.375 per share. To date, and in accordance with the Company's repurchase plan, we have repurchased a total of 354,743 shares. The total outstanding shares as of the close of business December 1, 2000 were 661,882. Our return on average assets
(ROA) was .67% and our return on average equity (ROE) was 4.66%. Diluted earnings per share were $ .74. The Company posted a 5.17% growth in total assets, and the net loans receivable increased $4.3 million to $44,477,000.

We continue to remain firm in our pledge to be a community oriented financial institution providing affordable up to date financial services and products to our present and future customers. THANK YOU for taking stock in our future, we look forward to a long lasting and profitable relationship.

Sincerely,




/s/ C.R. `Rick' Butler
----------------------
C.R. `RICK' BUTLER
President

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

                                                                     At September 30,
                                              -------------------------------------------------------------------
                                              1996           1997         1998           1999            2000
                                              ----           ----         ----           ----            ----
                                                                       (In Thousands)
FINANCIAL CONDITION DATA:
Total assets                                $61,807        $59,817        $63,367        $69,228        $72,809
Loans receivable, net.(1)                    31,051         33,878         37,506         40,170         44,477
Mortgage-backed securities                    5,342          4,473          3,121          2,484          2,907
Cash, interest bearing deposits
 and investment securities                   23,930         19,638         21,028         24,557         23,531
Customer deposits                            48,444         43,892         47,944         51,547         48,256
Advances from Federal Home Loan Bank             --          3,000          3,986          5,856         13,117
Stockholders' equity                         12,179         11,824         10,405         10,656         10,124


                                                            For the Years Ended September 30,
                                              --------------------------------------------------------------
                                                  1996        1997        1998         1999        2000
                                                  ----        ----        ----         ----        ----
                                                          (In Thousands, except per share data)
OPERATING DATA:

Interest income                              $3,703        $3,906        $4,053        $4,361        $4,895
Interest expense                              1,873         2,065         2,150         2,342         2,763
                                             ------        ------        ------        ------        ------

Net interest income                           1,830         1,841         1,903         2,019         2,132
Provision for loan losses                         3             2             8            12            13
                                             ------        ------        ------        ------        ------


Net interest income after
 provision for loan losses                    1,827         1,839         1,895         2,007         2,119
Noninterest income                              265           235           424           451           434
Noninterest expense                           1,613         1,372          1601          1703          1815
                                             ------        ------        ------        ------        ------


Income before  taxes                            479           702           718           755           738
Income taxes                                    152           246           264           247           256
                                             ------        ------        ------        ------        ------


Net income                                   $  327        $  456        $  454        $  508        $  482
                                             ==============================================================
Basic earnings per share.(2)                 $  .35        $  .57        $  .66        $  .74        $  .74
                                             ==============================================================
Diluted earnings per share.(2)               $  .35        $  .56        $  .64        $  .73        $  .74
                                             ==============================================================
Dividends per share .(2)                     $  .40        $  .42        $  .42        $  .59        $  .64
                                             ==============================================================

                                                        At September 30,
                                  -------------------------------------------------------------
                                     1996         1997        1998         1999         2000
                                     ----         ----        ----         ----         ----
OTHER DATA:
Number of:
Real estate loans outstanding         911          948          956          987          968
Deposit accounts ............       8,830        8,960        9,394        9,594        9,576
Full service offices ........           2            2            2            2            2

                                                              At or For the Years Ended September 30,
                                               --------------------------------------------------------------------
                                                   1996        1997          1998          1999             2000
                                                   ----        ----          ----          ----             ----
KEY OPERATING RATIOS:
Return on average assets (net income
 divided by average assets) ........              .57%           .78%           .75%           .76%           .67%
Return on average equity (net income
 divided by average equity) ........             2.43           3.83           4.01           4.82           4.66
Average equity to average assets ...            23.34          20.27          18.71          15.86          14.47
Interest rate spread (difference
 between average yield on interest-
 earning assets and average cost of
 interest-bearing liabilities) .....             2.23           2.31           2.38           2.41           2.35
Net interest margin (net interest
 income as a percentage of average
interest-earning assets) ...........             3.26           3.22           3.23           3.12           3.07
Noninterest expense to average
 assets ............................             2.80           2.34           2.64           2.56           2.54
Average interest-earning assets
 to interest-bearing liabilities ...              131            125            123            120            118
Allowance for loan losses to total
 loans at end of period ............              .13            .13            .14            .14            .14
Net charge-offs to average
 outstanding loans during the period               --             --             --             --            .03
Ratio of non-performing assets to
 total assets ......................              .04            .03            .09            .09            .07
Dividend payout ratio.(3) ..........           114.29          73.68          63.64          79.73          86.49

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

         Emphasizing One-to-Four Family Lending. Historically, the Association has been predominantly a one-to-four family residential lender. Single family residential loans constituted 92.5%, 88.8% and 93.3% of total loans at September 30, 1998, 1999 and 2000, respectively.

         Maintaining Asset Quality. The Association strongly emphasizes maintaining asset quality through sound underwriting, constant monitoring and effective collection techniques. As of September 30, 2000, the Association's ratio of non-performing assets to total assets was .07%; the same ratio at September 30, 1999 was .09%. There was $13,000 in loan losses, net of recoveries, for the year ended September 30, 2000 and $1,000 in loan losses for 1999.

         Managing Interest-Rate Risk. In order to reduce the impact on the Association's net interest income due to changes in interest rates, the Association's management has adopted a strategy that has been designed to maintain the interest rate sensitivity of its assets and liabilities. The primary elements of this strategy involve emphasizing the origination of ARM loans and maintaining a short- and medium-term investment portfolio. At September 30, 2000, 76.1% of the Association's loan portfolio was composed of adjustable-rate loans.

         Maintaining a High Level of Liquidity. At September 30, 2000, the liquidity ratio of the Association was 40.8%. The Association maintains a high level of liquidity so that it will be able to fund loans during periods of deposit outflow. In determining the terms of its deposit accounts, the Association does not always match above-market rates offered by competitors who are attempting to increase market share. The Association will permit some deposit outflow rather than increase its rate paid on deposits and reduce its interest rate spread.

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

Comparison of Operating Results for the Years Ended September 30, 1999 and 2000

         General. Net income decreased $26,000, or 5.1% from $508,000 for the year ended September 30, 1999 to $482,000 for the year ended September 30, 2000. Earnings per share remained stable at $.74 (diluted) compared to $.73 (diluted). Interest income increased $534,000, which was partly offset, by an increase in interest expense of $422,000. Noninterest income decreased $17,000 and noninterest expense increased $112,000. Income taxes increased $9,000. The Association's net interest margin decreased from 3.12% for the fiscal year ended September 30, 1999 to 3.07% for the fiscal year ended September 30, 2000.

         Net Interest Income. Net interest income increased $112,000, or 5.5%, from $2,019,000 for the fiscal year ended September 30, 1999 to $2,131,000 for the fiscal year ended September 30, 2000. Net interest income increased as a result of an increase in interest income of $534,000 that was partially offset by an increase in interest expense of $422,000.

         Interest Income. Total interest income increased $534,000, or 12.2%, from $4,361,000 for the year ended September 30, 1999 to $4,895,000 for the year ended September 30, 2000. Interest income from loans receivable increased $387,000 primarily as a result of an increase in the average balance of loans receivable of $3,981,000 from $38,775,000 in 1999 to $42,756,000 in 2000. Loan balances increased as a result of a more aggressive approach to solicitation and pricing of mortgage loans. Income from investment securities increased by $356,000 due to an increase in the average balance of those securities. Interest income from mortgage-backed securities decreased by $31,000 as the average balance of mortgage-backed securities decreased from $2,978,000 in 1999 to $2,630,000 in 2000. Balances in mortgage-backed securities decreased as more emphasis was placed on originating mortgage loans. The average balance of other interest earning assets decreased $3,688, 000 from $7,495,000 for the year ended September 30, 1999 to $3,807,000 for the year ended September 30, 2000. This resulted in a decrease in earnings on other interest earning assets of $178,000 from $287,000 for the year ended September 30, 1999 to $109,000 for the year ended September 30, 2000.

         Interest Expense. Interest expense on customer deposits increased $32,000, or 1.5%, from $2,111,000 for the year ended September 30, 1999 to $2,143,000 for the year ended September 30, 2000. The increase was due to an increase in interest rates paid on deposits due to an increase in the market interest rates. Interest on advances from Federal Home Loan Bank of Des Moines increased $391,000 from $230,000 for the year ending September 30, 1999 compared to $621,000 for the year ending September 30, 2000. The increase resulted primarily from an increase in the average balance of advances of $6,049,000 from $4,166,000 in 1999 to $10,215,000 in 2000 and to a lesser extent on rising interest rates.

         Provision for Loan Losses. Provision for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered by management to adequately provide for estimated losses based on past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of underlying collateral, and current economic conditions. The provision for loan losses was $13,000 for the year ended September 30, 2000. This is an increase of $1,000 from the year ended September 30, 1999. There was $13,000 in actual loan losses, net of recoveries, for the fiscal year ended September 30, 2000 and $1,000 in actual loan losses in the fiscal year ended 1999.

         Noninterest Income. Noninterest income decreased $17,000, or 3.8% from $451,000 for the fiscal year ended September 30, 1999 to $434,000 for the year ended September 30, 2000. The decrease resulted primarily from a decrease in mortgage banking fees and a decrease in the gain on the sale of loans and was partially offset by an increase in banking service charges and fees.

         Noninterest Expense. Noninterest expense increased $112,000, or 6.6% from $1,703,000 for the fiscal year ended September 30, 1999 to $1,815,000 for the year ended September 30, 2000. Compensation expense and employee benefits increased $110,000 as a result of additional personnel as well as annual salary increases. Data processing fees increased $11,000 or 9.2% from $120,000 at September 30, 1999 to $131,000 at September 30, 2000 while other expenses increased $11,000 as a result of normal operations of the Company. Partially offsetting the increases in noninterest expense were deposit insurance premiums that decreased $14,000, or 48.3% from $29,000 at September 30, 1999 to $15,000 at September 30, 2000,and occupancy and equipment expense decreased $8,000, or 4.1% from $194,000 at September 30, 1999 to $186,000 at September 30, 2000.

         Income Taxes. Provision for income tax expense increased $9,000, or 3.6% from $247,000 for the fiscal year ended September 30, 1999 to $256,000 for the year ended September 30, 2000 as a result of higher taxable income.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1999

         General. Net income increased $54,000, or 11.9% from $454,000 for the year ended September 30, 1998 to $508,000 for the year ended September 30, 1999. Earnings per share rose to $.73 (diluted) from $.64 (diluted). Interest income increased $308,000, which was partly offset, by an increase in interest expense of $191,000. Noninterest income increased $27,000, which was offset, by an increase in non interest expense of $102,000. Income taxes decreased $17,000 and compensation and employee benefits increased $62,000 as a result of annual salary increases and additional personnel. The Association's net interest margin decreased from 3.23% for the year ended September 30, 1998 to 3.12% for the year ended September 30, 1999.

         Net Interest Income. Net interest income increased $116,000, or 6.14% from $1,903,000 for the year ended September 30, 1998 to $2,019,000 for the year ended September 30, 1999. The increase in net interest income resulted from an increase in interest income of $308,000 and was partially offset by an increase in interest expense of $192,000.

         Interest Income. Total interest income increased by $308,000, or 7.6% from $4,053,000 for the year ended September 30, 1998 to $4,361,000 for the year ended September 30, 1999. Interest income from loans receivable increased $204,000 primarily as a result of an increase in the average balance of loans receivable of $2,618,000 from $36,157,000 in 1998 to $38,775,000 in 1999. Loan balances increased as a result of a more aggressive approach to solicitation and pricing of mortgage loans. Income from investment securities increased by

$264,000 due to an increase in the average balance of those securities. Interest income from mortgage-backed securities decreased by $75,000 as the average balance of mortgage-backed securities decreased from $3,742,000 in 1998 to $2,978,000 in 1999. Balances of mortgage-backed securities and other investments decreased as more emphasis was placed on originating mortgage loans. Income from other interest-bearing assets decreased $85,000 from $372,000 for the year ended September 30, 1998 to $287,000 for the year ended September 30, 1999.

         Interest expense. Interest expense on customer deposits increased by $54,000, or 2.6% from $2,057,000 for the year ended September 30, 1998 to $2,111,000 for the year ended September 30, 1999. This increase was due to an increase of $3,736,000 in the average balance of interest bearing deposits from $46,118,000 for the year ended September 30, 1998 to $49,854,000 for the year ended September 30, 1999. Interest on advances from Federal Home Loan Bank of Des Moines increased $136,000, from $94,000 for the year ended September 30, 1998 compared to $230,000 for the year ended September 30, 1999. The increase resulted from an increase in the average balance of advances of $2,585,000 from $1,581,000 in 1998 to $4,166,000 in 1999.

         Provision for Loan Losses. The provision for loan losses was $12,000 for the year ended September 30, 1999. This is an increase of $4,000 over the year ended September 30, 1998. There were $1,000 in loan losses, net of recoveries, for the fiscal years ended September 30, 1999 and no actual loan losses in the fiscal year ended September 30, 1998.

         Noninterest Income. Noninterest income increased by $27,000, or 6.4%, from $424,000 for the year ended September 30, 1998 for the year ended $451,000 at September 30, 1999. The increase resulted primarily from banking service charges and fees and was partially offset by a reduction in gains on the sale of investments of $18,000.

         Noninterest Expense. Noninterest expense increased $102,000, or 6.4% from $1,601,000 for the year ended September 30, 1998 to $1,703,000 for the year ended September 30, 1999. Compensation and employee benefits increased $62,000, as a result of additional personnel as well as annual salary increases. The ESOP expense was $122,000 for the year ended September 30, 1998 compared to $84,000 for the year ended September 30, 1999. In addition, the MRDP expense was $74,000 for the year ended September 30, 1998 and $79,000 for the year ended September 30,1999. Data processing expenses increased $18,000 and printing, postage, stationery and supplies expense increased $14,000 between the two periods as a result of normal operations of the Company.

         Income Taxes. Provision for income tax expense decreased $17,000, or 6.4% from $264,000 at September 30, 1998 to $247,000 for the year ended September 30, 1999 as a result of lower taxable income.

Financial Condition
-------------------
         General. During the year ended September 30, 2000, the Association concentrated on its principal business of attracting deposits from the general public through a variety of deposit programs and originating loans secured primarily by owner-occupied residential properties.

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

         The principal lending activity of the Association is the origination of conventional mortgage loans and loans available for sale on the secondary market. The Association has emphasized the origination of ARM loan products in order to increase the interest rate sensitivity of its loan portfolio.

         Total Assets. Total assets increased by $3,581,000, or 5.2% from $69,228,000 at September 30, 1999 to $72,809,000 at September 30, 2000. The
increase in mortgage loans, FHLB stock, and cash and cash equivalents accounts for the majority of the asset growth and is partially offset by decreases in certificates of deposit and investment securities.

         Cash and Cash Equivalents. Cash and cash equivalents increased by $665,000, or 28.7% to $2,982,000 at September 30, 2000 from $2,317,000 at
September 30, 1999. This increase was a result of the maturity of $1,584,000 in certificates of deposits and was partially offset by the purchase of $292,000 of FHLB stock and the purchase of $423,000 in mortgage-backed securities.

         Certificates of Deposit. Certificates of deposit totaling $1,584,000 matured during the year ending September 30, 2000, leaving a balance of $80,000 at September 30, 2000.

         Investment Securities. Investment securities decreased by $399,000, or 2.0%, from $20,211,000 at September 30, 1999 to $19,812,000 at September 30,
2000 as some investment securities matured.

         Federal Home Loan Bank Stock. Investments in Federal Home Loan Bank stock increased by $292,000 from $365,000 at September 30, 1999 to $657,000 at September 30, 2000.

         Mortgage-backed Securities. Mortgage-backed securities increased by $423,000, or 17.1%, from $2,484,000 at September 30, 1999 to $2,907,000 at
September 30, 2000. The increase resulted from the purchase of a $1.1 million mortgaged-backed security and was partially offset by the receipt of principal payments on the mortgage-backed securities.

         Loans Receivable. Net loans increased $4,307,000, or 10.7%, to $44,477,000 at September 30, 2000 from $40,170,000 at September 30, 1999. The increase in loans was primarily the result of increases in one-to-four family residential real estate loans and equity line of credit loans (ELOC) that were funded from funds on hand and cash advances from FHLB of Des Moines.

         Deposits. Deposits decreased $3,291,000, or 6.4%, to $48,256,000 at September 30, 2000 compared to $51,547,000 at September 30, 1999. The decrease can be attributed to the maturity of $1.5 million in special funds and some run off of funds as competition in the market area continues to increase.

         FHLB Advances. Cash advances from Federal Home Loan Bank of Des Moines were utilized during the fiscal year ending September 30, 2000 as part of the Association's investment strategy to hedge against interest rate risk on the fixed rate, fixed term loans that were originated by the Association to hold in it's portfolio and as needed for liquidity purposes. The Association borrowed a net $7.3 million additional in advances during the year ended September 30, 2000.

         Stockholders' Equity. Stockholders' equity decreased $532,000, or 5.0%, from $10,656,000 at September 30, 1999 to $10,124,000 at September 30, 2000, as
a result of quarterly dividend payments and the repurchase of treasury stock and was partially offset by net income of $482,000. During the year ended September 30, 2000, the Company repurchased 76,920 shares of treasury stock at a cost of $785,000.

Yields Earned and Rates Paid

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

                                                                          Years ended September 30,
                                              --------------------------------------------------------------------------------
                                                                 1998                                    1999
                                              -------------------------------------    -------------------------------------
                                              Average        Interest &    Yield/      Average       Interest &     Yield/
                                              Balance (2)    Dividends     Cost        Balance (2)   Dividends      Cost
                                              ------------   ------------  --------    ------------  -------------  --------
                                                                                                    (Dollars In Thousands)
Interest-earning assets:
Loans receivable (1)                              $36,157         $2,695      7.45%        $38,775         $2,899      7.48%
Investment securities                              10,297            689      6.69          15,396            953      6.19
Mortgage-backed and related securities              3,742            297      7.94           2,978            222      7.45
Daily interest-bearing assets                       8,663            372      4.29           7,495            287      3.83
                                              ------------   ------------              ------------  -------------
   Total interest-earning assets                   58,859          4,053      6.89          64,644          4,361      6.75

Noninterest-earning assets:
 Office properties and
   equipment, net                                   1,141                                    1,132
 Other noninterest-earning assets                     598                                      744
                                              ------------                             ------------
   Total assets                                   $60,598                                  $66,520
                                              ============                             ============

Interest-earning liabilities:
 Passbook savings accounts                          5,800            160      2.76           5,898            163      2.76
 Demand and NOW accounts                            7,103            179      2.52           8,603            221      2.57
 Money market accounts                              2,861             93      3.25           2,778             90      3.24
 Certificates of deposit                           30,354          1,624      5.35          32,575          1,638      5.03
                                              ------------   ------------              ------------  -------------
  Total deposits                                   46,118          2,056      4.46          49,854          2,112      4.24
 Advances from FHLB                                 1,581             94      5.95           4,166            230      5.52
                                              ------------   ------------              ------------  -------------
  Total interest-bearing liabilities               47,699          2,150      4.51          54,020          2,342      4.34
Noninterest-bearing liabilities:
 Noninterest-bearing deposits                         570                                      875
 Other liabilities                                    993                                    1,075
                                              ------------                             ------------
  Total liabilities                                49,262                                   55,970
Stockholders' equity                               11,336                                   10,550
                                              ------------                             ------------
  Total liabilities and
   stockholders' equity                           $60,598                                  $66,520
                                              ============                             ============

Net interest income                                               $1,903                                   $2,019
                                                             ============                            =============

Interest rate spread                                                          2.38                                     2.41

Net interest margin                                                           3.23                                     3.12

Ratio of average interest-earning assets
 to average interest-bearing liabilities             123%                                     120%

                                                  Years ended September 30,
                                             -------------------------------------
                                                             2000
                                             -------------------------------------
                                             Average        Interest &     Yield/
                                             Balance (2)    Dividends      Cost
                                             -------------  ------------   -------

Interest-earning assets:
Loans receivable (1)                              $42,756        $3,286      7.69%
Investment securities                              20,251          1309      6.46
Mortgage-backed and related securities              2,630           191      7.26
Daily interest-bearing assets                       3,807           109      2.86
                                             -------------  ------------
   Total interest-earning assets                   69,444         4,895      7.05

Noninterest-earning assets:
 Office properties and

   equipment, net                                   1,088
 Other noninterest-earning assets                     911
                                             -------------
   Total assets                                   $71,443
                                             =============

Interest-earning liabilities:
 Passbook savings accounts                          5,587           156      2.79
 Demand and NOW accounts                            8,614           237      2.75
 Money market accounts                              2,529            84      3.32
 Certificates of deposit                           31,920         1,666      5.22
                                             -------------  ------------
  Total deposits                                   48,650         2,143      4.40
 Advances from FHLB                                10,215           621      6.08
                                             -------------  ------------
  Total interest-bearing liabilities               58,865         2,764      4.70
Noninterest-bearing liabilities:
 Noninterest-bearing deposits                        1032
 Other liabilities                                  1,209
                                             -------------
  Total liabilities                                61,106
Stockholders' equity                               10,337
                                             -------------
  Total liabilities and
   stockholders' equity                           $71,443
                                             =============

Net interest income                                              $2,131
                                                            ============

Interest rate spread                                                         2.35

Net interest margin                                                          3.07

Ratio of average interest-earning assets
 to average interest-bearing liabilities             118%


----------------------------------------------
(1) Average balances include nonaccrual loans and loans 90 days or more past due and loans held for sale.
(2) Average balances for a period have been calculated using the average of month-end balances during such period.

     The following table sets forth (on a consolidated basis) for the periods and at the dates indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.


                                                    Years Ended September 30,                    At
                                              ---------------------------------------       September 30,
                                                1998            1999            2000            2000
                                                ----            ----            ----            ----
Weighted average yield on loan portfolio        7.45 %          7.48 %          7.69 %          8.12 %
Weighted average yield on mortgage-
   backed and related securities............    6.69            7.45            7.26            7.41
Weighted average yield on investment
   securities................................   7.94            6.19            6.46            6.69
Weighted average yield on interest-
   bearing deposits.........................    4.29            3.83            2.86            2.62
Weighted average yield on all interest-
   earning assets...........................    6.89            6.75            7.05            7.45
Weighted average rate paid on
   total deposits............................   4.46            4.24            4.40            4.57
Weighted average rate paid on all
   advances from FHLB.................          5.95            5.52            6.08            6.47
Weighted average rate paid on all
   interest-bearing liabilities.............    4.51            4.34            4.70            4.98
Interest rate spread (spread between
   weighted average rate on all interest-
   earning assets and all interest-
   bearing liabilities).....................    2.38            2.41            2.35            2.47
Net interest margin (net interest income
   as a percentage of average
   interest-earning assets).................    3.23            3.12            3.07             N/A

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


                                                                     Years Ended September 30,
                                          ---------------------------------------------------------------------------------
                                                 1999 Compared to 1998                         2000 Compared to 1999
                                                                     (Dollars In Thousands)
                                              Increase (Decrease) Due to                     Increase (Decrease) Due to
                                          ---------------------------------------       -----------------------------------
                                                                   Rate/                                     Rate/
                                              Rate      Volume    Volume      Net        Rate     Volume    Volume     Net
Interest-earning assets:
  Loans receivable (1)                       $  10      $ 195      ($ 1)     $ 204      $  81      $ 298      $ 8     $ 387
  Investment securities                        (51)       341       (26)       264         42        301       13       356
  Mortgage-backed and related securities       (18)       (61)        4        (75)        (6)       (26)       1       (31)
  Daily interest-bearing deposits              (40)       (50)        5        (85)       (73)      (141)      36      (178)
                                              ----       ----         -       ----       ----      -----       --     -----

Total net change in income
  on interest-bearing assets                   (99)       425       (18)       308         44        432       58       534

Interest-bearing liabilities:
  Interest-bearing deposits                   (102)       166        (8)        56         80        (51)       2        31
  Advances from FHLB                            (7)       154       (11)       136         23        334       34       391
                                               ---        ---      ----        ---         --        ---       --       ---

Total net change in expenses
  on interest-bearing liabilities             (109)       320       (19)       192        103        283       36       422
                                            ------        ---      ----        ---       ----        ---       --       ---

Net change in net interest income            $  10      $ 105      $  1      $ 116      $ (59)     $ 149      $22     $ 112
                                            =======================================    ======================================

-----------------------------------
(1) For purposes of calculating volume, rate, and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

Liquidity and Capital Resources
-------------------------------

         The Association's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Association also has access to and uses advances from the Federal Home Loan Bank of Des Moines to supplement its supply of funds.

         The primary investing activity of the Association is the origination of loans and purchasing of investment securities and mortgage-backed securities. Mortgage loan originations in excess of repayments totaled $4,307,000, mortgage-backed securities had a net increase of $423,000 and investment in Federal Home Loan Bank Stock increased $292,000. There was a net decrease in investments securities of $390,000 during the year ended September 30, 1999. Cash on hand, maturing and calling of investments and the use of cash advances from Federal Home Loan Bank of Des Moines primarily funded these activities.

         The Association must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. During fiscal year 1998 the Association used its sources of funds primarily to fund loan commitments and to pay maturing savings certificates and deposit withdrawals. During fiscal years 1999 and 2000, the Association used its sources of funds and cash advances to fund loan commitments and purchase investment securities. At September 30, 2000, the Association had loan commitments of $2,741,000.

         At September 30, 2000, savings certificates amounted to $31,913,000, or 66.2%, of the Association's total deposits, including $26,223,000 that were scheduled to mature by September 30, 2001. Historically, the Association has been able to retain a significant amount of its deposits as they mature. Management of the Association believes it has adequate resources to fund all loan commitments by savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

         During the year ended September 30, 2000, the OTS required a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4.0% of the average daily balance of its net withdrawal deposits and short-term borrowings. The Association's average liquidity ratios were 36.7%, 39.4% and 40.6% during the years ended September 30, 1998, 1999 and 2000, respectively. The Association's actual ratio at September 30, 2000 was 40.8%. The Association consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management.

         The Association is required to maintain specific amounts of capital pursuant to OTS requirements. As of September 30, 2000, the Association was in compliance with all regulatory capital requirements that were effective as of such date with tangible, core and risk-based capital ratios of 12.3%, 12.3% and 27.5%, respectively. See Note 17 of the Notes to Consolidated Financial Statements.

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

Impact of New Accounting Standards
----------------------------------

         See Note 1 of the Notes to the Consolidated Financial Statements.


Year 2000 Issue

The year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. Date-sensitive systems may recognize the year 2000 as 1900, or not all. This inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing. As a user of computers, computer software and equipment utilizing embedded microprocessors, failure to resolve year 2000 issues could cause substantial disruption of the Association's business and could have a material adverse effect on the Association's business, financial condition or results of operations.

The Association believes it has effectively addressed the year 2000 issue. The Association did not experience any system malfunctions and is unaware of any year 2000 issues that have impaired the ability of the Association's borrowers to repay their debt.

[KIRKPATRICK, PHILLIPS & MILLER LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT
                      - - - - - - - - - - - - - - - - - - -


To the Board of Directors and Shareholders of NS&L Bancorp, Inc. and Subsidiary Neosho, Missouri.

We have audited the accompanying consolidated statements of financial condition of NS&L Bancorp, Inc. and Subsidiary as of September 30, 1999 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NS&L Bancorp, Inc. and Subsidiary as of September 30, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2000, in conformity with generally accepted accounting principles.




/s/ Kirkpatrick, Phillips & Miller
----------------------------------
KIRKPATRICK, PHILLIPS & MILLER

November 9, 2000
Springfield, Missouri


                             NS&L BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      ----------------------------------------------
                                September 30, 1999 and 2000

                                                                      1999                  2000
                                                                      ----                  ----
                           ASSETS
                           ------
Cash and cash equivalents, including
  interest-bearing accounts of $1,371,255 in
  1999 and $2,437,098 in 2000                                     $  2,316,542         $  2,981,902
Certificates of deposit                                              1,664,000               80,000
Investment securities available-for-sale,
  at fair value                                                        183,031              173,375
Investment securities held-to-maturity
  (estimated market value of $19,540,819 in 1999
  and $19,242,915 in 2000)                                          20,028,363           19,638,443
Investment in Federal Home Loan Bank stock, at cost                    365,400              657,100
Mortgage-backed securities held-to-maturity
  (estimated market value of $2,525,001 in 1999
  and $2,924,243 in 2000)                                            2,483,912            2,906,678
Loans held for sale                                                     79,262              386,292
Loans receivable, net                                               40,090,543           44,090,649
Income taxes recoverable - current                                      82,489                   --
Accrued interest receivable                                            513,563              560,413
Property and equipment,
  less accumulated depreciation                                      1,118,904            1,063,002
Intangible assets                                                       77,775               74,991
Other assets                                                           223,746              196,052
                                                                      --------              -------
    Total assets                                                  $ 69,227,530         $ 72,808,897
                                                                 =============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Customer deposits                                                 $ 51,546,988         $ 48,256,428
Advances from Federal Home Loan Bank                                 5,855,578           13,117,297
Advances from borrowers for taxes and insurance                        354,010              378,578
Income taxes payable - current                                              --               81,224
Deferred income taxes                                                  344,180              290,409
Other liabilities                                                      470,314              561,407
                                                                      --------              -------
    Total liabilities                                               58,571,070           62,685,343
                                                                   -----------           ----------

Commitments and Contigencies                                                --                   --

Preferred stock, $.01 par value; 2,000,000
  shares authorized, none issued                                            --                   --
Common stock, $.01 par value; 8,000,000 shares authorized,
  issued 1,012,441 in 1999 and 2000, outstanding
  741,866 in 1999 and 664,946 in 2000                                   10,124               10,124
Paid-in capital                                                     10,370,931           10,388,385
Retained earnings - substantially restricted                         4,956,386            5,051,208
Treasury stock, at cost, 270,575 shares in 1999
  and 347,495 in 2000                                               (4,174,612)          (4,959,579)
Unearned compensation                                                 (524,029)            (375,010)
Accumulated other comprehensive income                                  17,660                8,426
                                                                       -------                -----
    Total stockholders' equity                                      10,656,460           10,123,554
                                                                   -----------           ----------
    Total liabilities and stockholders' equity                    $ 69,227,530         $ 72,808,897
                                                                 =============         ============


                    The accompanying notes are an integral part of the
                             consolidated financial statements

                       NS&L BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
                 Years Ended September 30, 1998, 1999 and 2000

                                                                    1998              1999              2000
                                                                    ----              ----              ----
Interest Income:
  Loans receivable                                               $2,695,123        $2,898,515        $3,286,171
  Investment securities                                             689,208           952,735         1,309,268
  Mortgage-backed and related securities                            296,973           222,218           190,794
  Other interest-earning assets                                     372,111           287,216           109,031
                                                                   --------          --------           -------
      Total interest income                                       4,053,415         4,360,684         4,895,264
                                                                 ----------        ----------         ---------

Interest Expense:

  Customer deposits                                               2,056,649         2,111,134         2,143,154
  Federal Home Loan Bank advances                                    93,839           230,347           620,683
                                                                    -------          --------           -------
      Total interest expense                                      2,150,488         2,341,481         2,763,837
                                                                 ----------        ----------         ---------

      Net interest income                                         1,902,927         2,019,203         2,131,427

Provision for Loan Losses                                             7,825            12,112            12,682
                                                                     ------           -------            ------
      Net interest income after provision for loan losses         1,895,102         2,007,091         2,118,745
                                                                 ----------        ----------         ---------

Noninterest Income:

  Gain on sale of investment securities                              18,125                --                --
  Gain on sale of loans                                               9,732            70,278            61,429
  Banking service charges and fees                                  162,902           206,821           221,079
  Mortgage banking fees                                             219,843           152,099           129,112
  Loan late charges                                                   7,621             8,840             9,658
  Other                                                               5,353            13,031            12,587
                                                                     ------           -------            ------
      Total noninterest income                                      423,576           451,069           433,865
                                                                   --------          --------           -------

Noninterest Expense:

  Compensation and employee benefits                                940,765         1,002,621         1,112,798
  Occupancy and equipment                                           188,689           194,423           186,103
  Deposit insurance premium                                          28,280            29,250            15,221
  Data processing                                                   102,418           120,301           131,083
  Printing, postage, stationery and supplies                         56,001            70,217            68,869
  Professional fees                                                  52,979            53,227            50,821
  Advertising                                                        42,423            47,935            54,124
  Other                                                             188,979           184,739           196,243
                                                                   --------          --------           -------
      Total noninterest expense                                   1,600,534         1,702,713         1,815,262
                                                                 ----------        ----------         ---------

      Income before taxes                                           718,144           755,447           737,348
  Income Taxes                                                      263,879           247,221           255,577
                                                                   --------          --------           -------

Net income                                                       $  454,265        $  508,226        $  481,771
                                                                 ==========        ==========         =========

Basic earnings per share                                         $     0.66        $     0.74        $     0.74
                                                                    =======           =======            ======

Diluted earnings per share                                       $     0.64        $     0.73        $     0.74
                                                                    =======           =======            ======


               The accompanying notes are an integral part of the
                       consolidated financial statements

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000

                                                                   Common
                                                                    Stock
                                                          ------------------------        Paid-In       Retained         Treasury
                                                            Shares         Amount         Capital       Earnings           Stock
                                                          -----------    ---------      -----------   -------------    -------------
Balances at September 30, 1997                            711,666        $   8,863    $  8,461,129    $  6,493,728     $ (2,414,324)

   Net income                                                  --               --              --         454,265               --
   Other comprehensive income, net of tax:
     Change in unrealized gain on
     securities available-for-sale, net of deferred
     income taxes of $(7,340)                                  --               --              --              --               --
     Less:  reclassification adjustment, net of
     deferred income taxes of $(6,706)                         --               --              --              --               --

       Total Comprehensive Income                         430,349

   Dividends ($.42 per share)                                  --               --              --        (300,109)              --
   Purchase of treasury stock at cost                     (94,827)              --              --              --       (1,746,051)
   Vesting of MRDP shares                                      --               --              --              --               --
   Release of ESOP shares                                      --               --          53,550              --               --
                                                       ----------     ------------    ------------    ------------     ------------

Balances at September 30, 1998                            616,839            8,863       8,514,679       6,647,884       (4,160,375)

  Net income                                                   --               --              --         508,226               --
 Other comprehensive income, net of tax:
     Change in unrealized gain on
     securities available-for-sale, net of deferred
     income taxes of $(7,703)                                  --               --              --              --               --

       Total Comprehensive Income                         495,110

   Dividends ($.59 per share)                                  --               --              --        (391,605)              --
   Stock dividend (20%)                                   123,627            1,236       1,806,883      (1,808,119)              --
   Net proceeds from issue of common stock                  2,500               25          33,725              --               --
   Common stock acquired by MRDP                               --               --              --              --               --
   Purchase of treasury stock at cost                      (1,100)              --              --              --          (14,237)
   Vesting of MRDP shares                                      --               --              --              --               --
   Release of ESOP shares                                      --               --          15,644              --               --
                                                       ----------     ------------    ------------    ------------     ------------

Balances at September 30, 1999                            741,866           10,124      10,370,931       4,956,386       (4,174,612)

  Net income                                                   --               --              --         481,771               --
 Other comprehensive income, net of tax:
     Change in unrealized gain on
     securities available-for-sale, net of deferred
     income taxes of $(5,423)                                  --               --              --              --               --

       Total Comprehensive Income                         472,537

   Dividends ($.64 per share)                                  --               --              --        (386,949)              --
   Purchase of treasury stock at cost                     (76,920)              --              --              --         (784,967)
   Vesting of MRDP shares                                      --               --              --              --               --
   Release of ESOP shares                                      --               --          17,454              --               --
                                                       ----------     ------------    ------------    ------------     ------------

Balances at September 30, 2000                            664,946     $     10,124    $ 10,388,385    $  5,051,208     $ (4,959,579)
                                                       ==========     ============    ============    ============     ============

                                                                          Accumulated
                                                                             Other            Total
                                                            Unearned     Comprehensive    Stockholders'
                                                          Compensation      Income           Equity
                                                        ---------------  ------------     -------------
Balances at September 30, 1997                          $   (779,793)    $     54,692     $ 11,824,295
                                                                                          ------------
   Net income                                                     --               --          454,265
   Other comprehensive income, net of tax:
     Change in unrealized gain on
     securities available-for-sale, net of deferred
     income taxes of $(7,340)                                     --          (12,497)         (12,497)
     Less:  reclassification adjustment, net of
     deferred income taxes of $(6,706)                            --          (11,419)         (11,419)
                                                                                          ------------
       Total Comprehensive Income
                                                                                          ------------
   Dividends ($.42 per share)                                     --               --         (300,109)
   Purchase of treasury stock at cost                             --               --       (1,746,051)
   Vesting of MRDP shares                                     74,074               --           74,074
   Release of ESOP shares                                     68,520               --          122,070
                                                        ------------     ------------     ------------

Balances at September 30, 1998                              (637,199)          30,776       10,404,628
                                                                                          ------------
  Net income                                                      --               --          508,226
 Other comprehensive income, net of tax:
     Change in unrealized gain on
     securities available-for-sale, net of deferred
     income taxes of $(7,703)                                     --          (13,116)         (13,116)
                                                                                          ------------
       Total Comprehensive Income                                                              495,110
                                                                                          ------------
   Dividends ($.59 per share)                                     --               --         (391,605)
   Stock dividend (20%)                                           --               --               --
   Net proceeds from issue of common stock                        --               --           33,750
   Common stock acquired by MRDP                             (33,750)              --          (33,750)
   Purchase of treasury stock at cost                             --               --          (14,237)
   Vesting of MRDP shares                                     78,575               --           78,575
   Release of ESOP shares                                     68,346               --           83,990
                                                        ------------     ------------     ------------

Balances at September 30, 1999                              (524,029)          17,660       10,656,460
                                                                                          ------------
  Net income                                                      --               --          481,771
 Other comprehensive income, net of tax:
     Change in unrealized gain on
     securities available-for-sale, net of deferred
     income taxes of $(5,423)                                     --           (9,234)          (9,234)
       Total Comprehensive Income                                                              472,537
                                                                                           ------------
   Dividends ($.64 per share)                                     --               --         (386,949)
   Purchase of treasury stock at cost                             --               --         (784,967)
   Vesting of MRDP shares                                     80,825               --           80,825
   Release of ESOP shares                                     68,194               --           85,648
                                                        ------------     ------------     ------------

Balances at September 30, 2000                          $   (375,010)    $      8,426     $ 10,123,554
                                                        ============     ============     ============




The accompanying notes are an integral part of the consolidated financial statements

                        NS&L BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


                                                                         1998             1999                2000
                                                                         ----             ----                ----
Cash flows from operating activities:

  Net income                                                           $ 454,265         $ 508,226          $ 481,771
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation                                                        88,479            95,502             85,857
      Amortization                                                         2,784             2,784              2,784
      Premiums and discounts on mortgage-backed
        securities and investment securities                            (116,814)          (90,640)           (90,174)
      Origination of loans held for sale                                (968,673)       (5,611,609)        (4,795,292)
      Proceeds from sale of loans held for sale                          923,282         5,687,356          4,549,484
      Provision for loan losses                                            7,825            12,112             12,682
      Gain on sale of investment securities                              (18,125)                -                  -
      Gain on sale of loans                                               (9,732)          (70,278)           (61,429)
      Loss on sale of equipment                                                -             1,217                  -
      Vesting of MRDP shares                                              74,074            78,574             80,825
      Release of ESOP shares                                             122,070            83,990             85,648
      Net change in operating accounts:
        Accrued interest receivable                                       93,990          (153,347)           (46,850)
        Other assets                                                         893           (83,376)            27,694
        Other liabilities                                                 52,263            53,265            103,411
        Income taxes payable - deferred                                  (24,073)           11,773            (48,349)
        Income taxes payable - current                                   (58,716)          (93,008)           163,713
                                                                    ------------     --------------      -------------
          Net cash from operating activities                            623,792           432,541             551,775
                                                                    ------------     --------------      -------------

Cash flows from investing activities:

  Purchase of investment securities held-to-maturity                  (6,602,800)      (15,087,234)          (280,000)
  Proceeds from maturities of investment
    securities held-to-maturity                                       10,344,102         4,535,000            750,000
  Purchase of investment securities available-for-sale                         -                 -             (5,000)
  Net change in certificates of deposit                                 (297,000)         (990,000)         1,584,000
  Proceeds from sales of investment
    securities available-for-sale                                         43,125                 -                  -
  Proceeds from sale of Federal Home Loan Bank stock                      55,200                 -                  -
  Purchase of Federal Home Loan Bank stock                                     -                 -           (291,700)
  Net change in loans receivable                                      (3,591,801)       (2,686,745)        (4,216,414)
  Purchase of mortgage-backed and
    related securities held-to-maturity                                        -          (560,507)        (1,096,233)
  Proceeds from principal payments and
    maturities of mortgage-backed securities
    held-to-maturity                                                   1,378,323         1,213,666            683,561
  Proceeds from sale of repossessed assets                                     -             5,527            203,832
  Purchases of property and equipment                                    (58,660)          (85,592)           (29,955)
                                                                    ------------     --------------      -------------
          Net cash from (used in) investing activities              $ 1,270,489      $ (13,655,885)      $ (2,697,909)
                                                                    ------------     --------------      -------------




The accompanying notes are an integral part of the consolidated financial statements

                        NS&L BANCORP, INC. AND SUBSIDIARY

                -------------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


                                                                     1998               1999                  2000
                                                                     ----               ----                  ----
Cash flows from financing activities:
  Net change in demand deposits,
    savings accounts, and certificates of deposit               $  4,052,114         $  3,602,499         $ (3,290,560)
  Proceeds from Federal Home Loan Bank advances                    3,000,000            2,000,000           34,483,100
  Payments on Federal Home Loan Bank advances                     (2,013,868)            (130,556)         (27,221,381)
  Cash dividends paid                                               (311,963)            (350,010)            (399,266)
  Purchase of treasury stock                                      (1,746,051)             (14,237)            (784,967)
  Net increase (decrease) in mortgage escrow funds                   (12,349)              48,811               24,568
                                                                    --------              -------               ------
    Net cash from financing activities                             2,967,883            5,156,507            2,811,494
                                                                  ----------           ----------            ---------

Net increase (decrease) in cash and cash equivalents               4,862,164           (8,066,837)             665,360

Cash and cash equivalents-beginning of year                        5,521,215           10,383,379            2,316,542
                                                                  ----------          -----------            ---------

Cash and cash equivalents-end of year                           $ 10,383,379         $  2,316,542         $  2,981,902
                                                               =============         ============          ===========

Supplemental disclosures of

  cash flow information:

   Cash paid during the year for:

      Interest                                                  $  2,158,283         $  2,362,186         $  2,724,222
      Income taxes                                                   348,953              329,097              179,481

Supplemental schedule of non-cash
  investing and financing activities:

  Dividends declared September 17,
    1998, payable October 30, 1998                              $     77,105         $         --         $         --
  Dividends declared September 15,
    1999, payable October 29, 1999                                        --              118,699                   --
  Dividends declared September 20,
    2000, payable October 31, 2000                                        --                   --              106,381
  Loan receivable transferred to property and
    equipment in settlement of loan                                   11,811                   --                   --
  Loans transferred to foreclosed and repossessed assets                  --                5,527              216,489

The accompanying notes are an integral part of the consolidated financial statements

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  Years Ended September 30, 1998, 1999 and 2000


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

      Consolidated statements of cash flows - For purposes of the consolidated statements of cash flows, cash consists of cash on hand and deposits with other financial institutions which are unrestricted as to withdrawal or use. Cash equivalents include highly-liquid instruments with maturities of three months or less at the date of their acquisition.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
    --------------------------------------------------------

      Investment securities and mortgage-backed securities - Securities are classified in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which established three classifications of investment securities: held-to-maturity, trading and available-for-sale. Trading securities are acquired principally for the purpose of near term sales. Such securities are reported at fair value and unrealized gains and losses are included in income. At September 30, 1999 and 2000, the Company had no securities designated as trading securities. Securities which are designated as held-to-maturity are designated as such because the investor has the ability and the intent to hold these securities to maturity. Such securities are reported at amortized cost.

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

      Non-performing loans are placed on a nonaccrual status when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due 90 days or more, except when the loan is well secured and in the process of collection. Any accrued but uncollected interest previously recorded on such loans is generally reversed in the current period and interest income is subsequently recognized upon collection. Cash collections subsequently received are applied against outstanding principal until the loan is considered fully collectible, after which cash collections are recognized as interest income. As of September 30, 2000, the Company had no material loans which were impaired.

      Property, equipment and related depreciation - Property and equipment have been stated at cost. Depreciation has been principally computed by applying the following methods and estimated lives:

                 Category            Estimated Life            Method
         -------------------------   --------------     ---------------------
          Office furniture,                             Straight-line and
           fixtures and equipment      3-10 Years         declining-balance
          Buildings and lease-                          Straight-line and
           hold improvements          10-40 Years         declining-balance

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
      --------------------------------------------------------

      Intangible assets - Intangible assets have been recorded by the Association in connection with the acquisition of the net assets of Crawford Mortgage, Inc. Goodwill, which represents the excess of the purchase price over the estimated market value of net assets acquired, is being amortized on a straight-line basis over thirty years. Amortization expense charged to operations amounted to $2,784 for each of the years ended September 30, 1998, 1999 and 2000.

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

      Allowance for loan losses - The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries, if any. Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experiences, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, and current economic conditions.

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

      Stock dividend - On March 24, 1999, the Company's Board of Directors declared a twenty percent stock dividend of NS&L Bancorp, Inc. common stock to stockholders of record on April 15, 1999, payable on April 30, 1999. Common stock and paid-in capital were increased and retained earnings was reduced for the aggregate value of the shares issued. The stated par value of each share was not changed from $.01.

      All per share amounts and average shares outstanding have been restated to reflect the aforementioned stock dividend.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


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

      Comprehensiveincome - The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of October 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or shareholders' equity.

      New accounting standards - In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, SFAS No. 133 was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date to the first quarter of fiscal years beginning after June 15, 2000. In June 2000, SFAS No. 133 was amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" which adds guidance related to accounting for derivative instruments and hedging activities. The adoption of this standard is not expected to have a material impact on the Company.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
      --------------------------------------------------------

      In October 1999, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which established accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that are substantially similar to the primary operations of a mortgage banking enterprise. It requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement was adopted during the year ended September 30, 2000. The adoption of this standard did not have a material impact on the Company.

      Reclassifications - Certain accounts in the prior-years' consolidated financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year consolidated financial statements.

(2)   INVESTMENT SECURITIES
      ---------------------

      As discussed in Note (1), the Company has designated certain securities as available-for-sale. The carrying amounts of investment securities as shown in the consolidated statements of financial condition, and their approximate market values were as follows:

      A summary of investment securities available-for-sale at September 30, 1999 is as follows:


                                           Gross Unrealized          Estimated
                           Amortized    -----------------------        Fair
                             Cost         Gains         Losses         Value
                        -------------   ---------   -----------    -----------
      Common stock      $     155,000   $  32,719   $     4,688    $   183,031
                        =============   =========   ===========    ===========

      There were no sales of common stock held as available-for-sale during the year ended September 30, 1999.

      Proceeds from the sales of common stock held as available-for-sale during the year ended September 30, 1998 were $43,125. A gain of $18,125 was recognized on these sales.

      A summary of the investment securities held-to-maturity at September 30, 1999 is as follows:

                                                                 Gross Unrealized         Estimated
                                              Amortized       -----------------------        Fair
                                                Cost            Gains        Losses         Value
                                           -------------      ---------   -----------    -----------
      U.S. Treasury securities and
         obligations of U.S. government
         corporations and agencies          $18,969,507      $  133,178     $ 607,391    $18,495,294
      Obligations of states and
         political subdivisions               1,058,856           6,761        20,092      1,045,525
                                            -----------      ----------     ---------    -----------
             Total                          $20,028,363      $  139,939     $ 627,483    $19,540,819
                                            ===========      ==========     =========    ===========

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(2)           INVESTMENT SECURITIES - (CONTINUED)
              -----------------------------------

      A summary of investment securities available-for-sale at September 30, 2000 is as follows:

                                                 Gross Unrealized        Estimated
                             Amortized       -----------------------        Fair
                               Cost            Gains        Losses         Value
                          -------------      ---------   -----------    -----------
      Common Stock       $      160,000      $  16,250    $   2,875    $  173,375
                         ==============      =========    =========    ============



              There were no sales of common stock held as available-for-sale during the year ended September 30, 2000.

              A  summary  of  the  investment  securities   held-to-maturity  at
September 30, 2000 is as follows:


                                                                          Gross Unrealized            Estimated
                                              Amortized                -----------------------          Fair
                                                Cost                     Gains        Losses            Value
                                           -------------              ---------   -----------        -----------
      U.S. Treasury securities and
         obligations of U.S. government
         corporations and agencies           $ 18,299,347              $ 121,035     $ 490,461       $ 17,929,921
      Obligations of states and
         political subdivisions                 1,339,096                  2,814        28,916          1,312,994
                                             ------------              ---------     ---------       ------------
            Total                            $ 19,638,443              $ 123,849     $ 519,377       $ 19,242,915
                                             ============              =========     =========       ============


      The amortized cost and estimated market value of investment securities held-to-maturity at September 30, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               Amortized          Estimated
                                                                 Cost            Fair Value
                                                           ---------------     --------------
      Due in one year or less                              $        84,953     $       85,000
      Due after one year through five years                      6,228,785          6,139,605
      Due after five years through ten years                    12,289,705         12,032,760
      Due after ten years                                        1,035,000            985,550
                                                           ---------------     --------------
            Total                                          $    19,638,443     $   19,242,915
                                                           ===============     ==============


      Securities pledged as collateral had book values of $1,530,338 and market values of $1,544,634 at September 30, 1999. There were no securities pledged as collateral at September 30, 2000.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


 (3)  INVESTMENT IN FEDERAL HOME LOAN BANK STOCK
      ------------------------------------------

      Investment in stock of the Federal Home Loan Bank is required by law of every federally-insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has been at par value.

      The Savings Bank, as a member of the Federal Home Loan Bank of Des Moines, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Des Moines in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the Federal Home Loan Bank of Des Moines. The Savings Bank is in compliance with this requirement with an investment in Federal Home Loan Bank of Des Moines stock of $657,100 at September 30, 2000.

 (4)  MORTGAGE-BACKED SECURITIES
      --------------------------

      As discussed in Note (1), the carrying values and estimated market values of mortgage-backed securities are summarized below:

                                                              September 30, 1999
                              ------------------------------------------------------------------------------
                                 Principal            Unamortized             Unearned           Carrying
                                  Balance               Premiums              Discounts            Value
                              ----------------      ----------------       --------------      -------------
      GNMA Certificates       $        835,216      $          2,736       $        2,317      $     835,635
      FHLMC Certificates               520,677                    60               32,690            488,047
      FNMA Certificates              1,166,830                    -                 6,600          1,160,230
                              ----------------      ----------------       --------------      -------------
                              $      2,522,723      $          2,796       $       41,607      $   2,483,912
                              ================      ================       ==============      =============

                                                         Gross                  Gross            Estimated
                                 Carrying              Unrealized             Unrealized              Market
                                  Value                  Gains                 Losses                Value
                              ----------------      ----------------       --------------      -------------
      GNMA Certificates       $        835,635      $          2,858       $        2,441      $     836,052
      FHLMC Certificates               488,047                33,005                   60            520,992
      FNMA Certificates              1,160,230                 7,727                   -           1,167,957
                              ----------------      ----------------       --------------      -------------
                              $      2,483,912      $         43,590       $        2,501      $   2,525,001
                              ================      ================       ==============      =============

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(4)   MORTGAGE-BACKED SECURITIES - (CONTINUED)
      ----------------------------------------

                                                                   September 30, 2000
                                     -------------------------------------------------------------------------------
                                      Principal             Unamortized           Unearned                 Carrying
                                       Balance               Premiums             Discounts                 Value
                                     -----------           -----------            ---------              -----------

      GNMA Certificates              $   668,330           $     2,007            $   1,924              $   668,413
      FHLMC Certificates                 435,946                    46               24,641                  411,351
      FNMA Certificates                1,839,782                    -                12,868                1,826,914
                                     -----------           -----------            ---------              -----------
                                     $ 2,944,058           $     2,053            $  39,433              $ 2,906,678
                                     ===========           ===========            =========              ===========

                                                              Gross                 Gross                  Estimated
                                      Carrying              Unrealized            Unrealized                  Market
                                       Value                  Gains                 Losses                    Value
                                     -----------           -----------            ---------              -----------
      GNMA Certificates              $   668,413           $        -             $   6,355              $   662,058
      FHLMC Certificates                 411,351                26,782                  445                  437,688
      FNMA Certificates                1,826,914                 4,145                6,562                1,824,497
                                     -----------           -----------            ---------              -----------
                                     $ 2,906,678           $    30,927            $  13,362              $ 2,924,243
                                     ===========           ===========            =========              ===========


      The mortgage-backed securities presented above are non-equity securities. Management does not believe there is substantial risk associated with these securities.

 (5)  LOANS RECEIVABLE
      ----------------

              Loans receivable consist of the following:

                                                                            September 30,
                                                            --------------------------------------------
                                                                  1999                         2000
                                                            ---------------             ----------------
              Mortgage loans:
                One-to-four dwelling units                  $    34,220,790             $    38,465,040
                Commercial                                          856,622                     768,605
                Construction                                      2,162,675                     654,400
                Land                                                      -                      42,350
                                                            ---------------             ---------------
                    Total mortgage loans                         37,240,087                  39,930,395
                                                            ---------------             ---------------
              Other loans:
                Loans on deposits                                   481,674                     364,873
                Home equity loans                                 1,646,777                   1,992,746
                Consumer and automobile                           1,599,428                   2,058,407
                Unsecured                                             1,600                          -
                                                            ---------------             ---------------
                    Total other loans                             3,729,479                   4,416,026
                                                            ---------------             ---------------
              Less:
                Undisbursed portion of loans in process             858,417                     284,620
                Net deferred loan origination fees (costs)          (42,100)                   (91,579)
                Allowance for loan losses                            62,706                      62,731
                                                            ---------------             ---------------
                    Net loans receivable                    $    40,090,543             $    44,090,649
                                                            ===============             ===============

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(5)   LOANS RECEIVABLE - (CONTINUED)
      ------------------------------

      Activity in the allowance for loan losses is summarized as follows:

                                      Years Ended September 30,
                                 1998            1999             2000
                               --------        ---------       ----------

      Beginning balance        $ 43,787        $ 51,612        $  62,706
      Provision charged
        to income                 7,825          12,112           12,682
      Net charge-offs                -           (1,018)         (12,657)
                               --------        --------        ---------
          Ending balance       $ 51,612        $ 62,706        $  62,731
                               ========        ========        =========

      The Association primarily grants residential loans to customers throughout southwest Missouri. The loans are typically secured by real estate.

(6)   ACCRUED INTEREST RECEIVABLE
      ---------------------------

              Accrued interest receivable is summarized as follows:

                                                       September 30,
                                                   --------------------
                                                   1999            2000
                                                   ----            ----
              Investment securities            $  288,572      $  304,174
              Mortgage-backed securities           18,423          19,966
              Loans receivable                    206,568         236,273
                                               ----------      ----------
                                               $  513,563      $  560,413
                                               ==========      ==========

(7)           PROPERTY AND EQUIPMENT

              Property and equipment consists of the following:


                                               September 30, 1999
                                               ------------------
                                                     Accum.
               Category                 Cost         Deprec.         Net
               --------            -----------     ---------    ------------
      Land                         $   402,015     $      -     $    402,015
      Leasehold improvements            13,198         1,467          11,731
      Buildings                      1,125,399       585,466         539,933
      Office furniture, fixtures
          and equipment                559,007       393,782         165,225
                                   -----------     ---------    ------------
                                   $ 2,099,619     $ 980,715    $  1,118,904
                                   ===========     =========    ============

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(7)           PROPERTY AND EQUIPMENT - (CONTINUED)
              ------------------------------------

                                                September 30, 2000
                                                ------------------
                                                      Accum.
               Category                 Cost          Deprec.           Net
               --------                 ----          -------           ---
      Land                         $   402,015    $        -       $   402,015
      Leasehold improvements            13,198          2,148           11,050
      Buildings                      1,125,399        625,328          500,071
      Office furniture, fixtures
          and equipment                523,908        374,042          149,866
                                   -----------    -----------      -----------
                                   $ 2,064,520    $ 1,001,518      $ 1,063,002
                                   ===========    ===========      ===========

      Depreciation charged to operations for the years ended September 30, 1998, 1999 and 2000 was $88,479, $95,502, and $85,857.

(8)           INCOME TAXES

              The provision for income tax expense is as follows:

                                 Years Ended September 30,
                         ----------------------------------------
                            1998          1999              2000
                         ----------     ---------        --------

              Current    $ 322,595      $ 235,448        $ 303,926
              Deferred     (58,716)        11,773          (48,349)
                         ---------      ---------        ---------
                  Total  $ 263,879      $ 247,221        $ 255,577
                         =========      =========        =========

      The provision for income taxes differs from that computed at the statutory corporate rate of 34% as follows:

                                                 Years Ended September 30,
                                          ------------------------------------
                                             1998          1999         2000
                                          ----------   -----------   ---------

      Tax at statutory rate               $ 244,169    $  256,852    $ 250,698
      Increase (decrease) in taxes
        resulting from:
          State taxes, net of federal
            benefit                           9,097         8,457       25,849
          Non-deductible expenses            25,222         8,310        7,977
          Tax-exempt income                 (15,381)      (18,533)     (22,820)
          Other                                 772        (7,865)      (6,127)
                                          ---------    ----------    ---------
      Provision for income taxes          $ 263,879    $  247,221    $ 255,577
                                          =========    ==========    =========

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  Years Ended September 30, 1998, 1999 and 2000

(8)   INCOME TAXES - (CONTINUED)
      --------------------------

      Deferred income tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial reporting purposes. The sources of the differences and the related tax effects are as follows:

                                                                        Years Ended September 30,
                                                           ------------------------------------------------
                                                                  1998              1999            2000
                                                            -------------       ------------      ---------
      Difference from depreciation methods used
        for tax purposes and financial statements             $   (1,347)        $    128         $  2,035
      Use of different methods for computing
        loan loss reserves for tax purposes and
        financial statements                                      (2,895)         (40,494)         (23,826)
      Difference from accretion methods used
        for mortgage-backed security discounts
        for tax purposes and financial statements                 (3,306)          (5,858)          (8,654)
      Federal Home Loan Bank stock
        dividends                                                 (4,773)            --               --
      Difference from cash basis accounting
        for tax purposes and accrual basis
        accounting for financial statements                      (31,683)          92,253            7,644
      Use of different methods for computing
        net deferred loan fees for tax purposes
        and financial statements                                  (3,185)          (4,477)          (3,562)
      Deferred compensation                                      (35,544)         (21,587)         (22,964)
      Unearned compensation                                        9,675           (4,743)          (1,023)
      Other book/tax differences                                  14,342           (3,449)           2,001
                                                            ------------      -----------     ------------
          Increase (decrease) in deferred income taxes        $ (58,716)         $ 11,773         $(48,349)
                                                            ============      ===========     =============


      The components of deferred tax assets and liabilities consisted of:


                                                                                 September 30,
                                                                   ---------------------------------------
                                                                         1999                     2000
                                                                   ----------------           ------------
      Deferred tax assets:
        Reserve for loan losses                                    $         23,201           $     23,210
        Deferred compensation                                                91,347                114,311
        Unearned compensation                                                43,935                 44,958
                                                                   ----------------           ------------
           Total gross deferred tax assets                                  158,483                182,479
                                                                   ----------------           ------------
      Deferred tax liabilities:
        Tax depreciation in excess of book depreciation                      27,221                 29,256
        Federal Home Loan Bank stock dividends                               31,601                 31,601
        Bad debt reserves for tax purposes in excess of
          base year bad debt reserves                                       119,085                 95,268
        Cash basis conversion for tax purposes                              181,622                189,266
        Book accretion in excess of tax accretion
          on mortgage-backed security discounts                              80,560                 71,906
        Net unrealized gains on investments                                  10,371                  4,949
        Deferred loan fees                                                   45,652                 42,090
        Other                                                                 6,551                  8,552
            Total gross deferred tax liabilities                            502,663                472,888
                                                                   ----------------           ------------
               Net deferred tax liabilities                        $        344,180           $    290,409
                                                                   ================           ============

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  Years Ended September 30, 1998, 1999 and 2000


(8)   INCOME TAXES - (CONTINUED)
      --------------------------

      In accordance with SFAS No. 109, a deferred tax liability has not been recognized for tax basis bad debt reserves of approximately $1,406,992 of the Association that arose in tax years that began prior to December 31, 1987. At September 30, 2000, the amount of the deferred tax liability that had not been recognized was approximately $520,587. This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Association fails to meet the definition of a `qualified savings institution,' as defined by the Internal Revenue Code, certain distributions are made with respect to the stock of the Association, or the bad debt reserves are used for any purpose other than absorbing bad debts. In August 1996, new legislation was enacted which provided for the recapture into taxable income of certain amounts previously deducted as additions to the bad debt reserves for income tax purposes. The Association began changing its method of determining bad debt reserves for tax purposes during 1996. The amounts to be recaptured for income tax reporting purposes are considered by the Association in the determination of the net deferred tax liability.

(9)   CUSTOMER DEPOSITS
      -----------------

      Deposit account balances at September 30, 1999 and 2000, are summarized as follows:

                                                            1999                          2000
                                                --------------------------    -------------------------
                                                   Amount             %           Amount            %
                                                ------------      --------    -------------       -----
      Non-interest bearing deposits             $    961,565         1.9      $     976,633         2.0
      Interest-bearing checking accounts           8,841,425        17.1          7,818,174        16.2
      Money market accounts                        2,852,975         5.5          2,221,860         4.6
      Passbook savings                             5,668,897        11.0          5,326,473        11.0
      Certificates of deposit                     33,222,126        64.5         31,913,288        66.2
                                                ------------        ----      -------------       -----
                                                $ 51,546,988       100.0%     $  48,256,428       100.0%
                                                ============       =====      =============       ======

      The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $3,087,014 and $2,306,281 at September 30, 1999 and 2000, respectively.

      At September 30, 2000 scheduled maturities of certificates of deposit are as follows:


                          2001           $  26,223,356
                          2002               4,926,308
                          2003                 425,908
                          2004                 315,216
                          2005                  22,500
                                         -------------
                                         $  31,913,288
                                         =============

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


 (10) ADVANCES FROM FEDERAL HOME LOAN BANK
      -------------------------------------

      The advances listed below were obtained from the Federal Home Loan Bank of Des Moines and secured by Federal Home Loan Bank stock, loans, investment securities and deposit accounts. Advances from the Federal Home Loan Bank at September 30, are summarized as follows:

                                                         1999            2000
                                                      -----------     ----------
109 day, 5.41% fixed, interest payable at
   maturity, matured November 1999                    $ 1,000,000     $       --
90 day, 5.42% fixed, interest payable at
   maturity, matured December 1999                      1,000,000             --
Ten year, 5.05% adjustable (FHLB DSM 1-
   year cost of funds + .20%), interest payable
   monthly, paid during year ended September 30,
   2000                                                1,000,000              --

63 day, 6.71% fixed, interest payable at
   maturity, matures October 2000                             --       1,500,000

64 day, 6.68% fixed, interest payable at
   maturity, matures October 2000                             --       1,000,000

95 day, 6.71% fixed, interest payable at
   maturity, matures October 2000                             --       1,000,000

61 day, 6.67% fixed, interest payable at
   maturity, matures November 2000                            --       1,000,000

61 day, 6.67% fixed, interest payable at
   maturity, matures November 2000                            --       1,000,000

61 day, 6.67% fixed, interest payable at
   maturity, matures November 2000                            --       1,100,000

93 day, 6.73% fixed, interest payable at
   maturity, matures November 2000                            --       1,000,000

92 day, 6.66% fixed, interest payable at
   maturity, matures December 2000                            --       1,000,000

Two year, 6.87% fixed, interest payable
   monthly, matures March 2002                                --       1,000,000

Fifteen year, 6.00% fixed, $8,439 due monthly
   including interest, matures June 2013                 946,577         900,864
Fifteen year, 5.79% fixed, $8,326 due monthly
   including interest, matures August 2013               953,153         907,227

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


 (10) ADVANCES FROM FEDERAL HOME LOAN BANK - (CONTINUED)
      --------------------------------------------------


      Fifteen year, 5.50% fixed, $8,171 due monthly
         including interest, matures September 2013                955,848            909,206

      Seventeen year, 5.99% adjustable (Reprice annually at
         FHLB-DM 1 year advance rate), interest payable
         monthly, matures November 2016                                  -            800,000
                                                              ------------      -------------
                                                              $  5,855,578      $  13,117,297
                                                              ============      =============



      The adjustable advance shown above shall be subject to a prepayment fee equal to 100 percent of the present value of the monthly lost cash flow to the Federal Home Loan Bank based upon the difference between the contract rate on the advance and the rate on an alternative qualifying investment of the same remaining maturity. The advance may be prepaid without a prepayment fee if the rate on an advance being prepaid is equal to or below the current rate for an alternative qualifying investment of the same remaining maturity. The fifteen year fixed rate advances are not prepayable during the first five years. After five years, the advances are prepayable without penalty.

      Maturities of Federal Home Loan Bank advances are as follows:


                                                        Aggregate
                                                         Annual
                 Year Ended September 30               Maturities
                 -----------------------             --------------
                          2001                       $    8,746,460
                          2002                            1,155,126
                          2003                              164,305
                          2004                              174,029
                          2005                              184,328
                   Later Years                            2,693,049
                                                     --------------
                                                     $   13,117,297
                                                     ==============

(11)  EMPLOYEE BENEFITS

      The Association has established a 401(k) employee benefit plan that covers all employees meeting specific age and length of service requirements. Total expenses incurred for the plan were $10,581, $15,394 and $16,309 for the years ended September 30, 1998, 1999 and 2000, respectively.

      The Association has also entered into a salary continuation agreement with five of its officers. These agreements provide for monthly deferred compensation payments for a period of ten years following retirement. The Association has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 1998, 1999 and 2000 was $30,473, $32,353 and $34,348.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


 (11) EMPLOYEE BENEFITS - (CONTINUED)

      Effective June 1, 1997, the Association adopted a deferred compensation plan for outside directors. The benefits will vest over a period of five to fifteen years and the agreements provide for monthly deferred compensation payments for a period of five years following retirement. Directors' deferred compensation charged to operations for the years ended September 30, 1998, 1999 and 2000 was $25,992, $25,992 and $27,716.

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

      The Association established an internally-leveraged ESOP for the exclusive benefit of participating employees (all salaried employees who have completed at least 1000 hours of service in a twelve-month period and have attained the age of 21). The loan is secured by the shares purchased and will be repaid by the contributions to the ESOP and any other earnings on ESOP assets. The Association presently expects to contribute approximately $106,762 including interest annually to the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid in approximately five years. As of September 30, 2000, the loan had an outstanding balance of $393,819 and an interest rate of 9%.

      Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation relative to total compensation of all active participants. Benefits generally become 25% vested after each year of credited service beyond one year. Vesting is accelerated upon retirement, death, disability or separation from service. Since the Association's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

      The Association accounts for its ESOP in accordance with Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Association reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation was $122,070 in 1998, $83,990 in 1999 and $85,648 in 2000.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(11)  EMPLOYEE BENEFITS - (CONTINUED)
      -------------------------------

      A summary of ESOP shares at September 30, 2000 is as follows:
                   Allocated shares                                 35,457
                   Shares committed for release                      8,217
                   Unreleased shares                                38,545
                                                                   -------
                     Total                                          82,219
                                                                   =======
                           Fair value of unreleased shares      $  399,904

      The Association has adopted a Management Recognition and Development Plan ("MRDP") for the benefit of the directors, officers and employees of the
      Association. The MRDP provides directors, officers and employees of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Association. The MRDP is managed by trustees comprised of the directors of the Company. The Plan authorizes the Company to grant up to 41,109 shares of the Company stock, of which 37,638 shares have been awarded as of September 30, 2000. These shares represent unearned compensation and have been accounted for as a reduction of stockholders' equity. Such awards vest at the rate of 20% at the end of each twelve months. Vesting is accelerated upon retirement. The Association recorded $74,074 $78,574 and $80,825 of compensation expense under the MRDP in 1998, 1999 and 2000.

(12)  STOCK OPTION PLAN
      -----------------

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

      Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the company had accounted for its employee stock options under the fair value method of that Statement. Stock Options were first granted January 17, 1996. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999; risk-free interest rate of 6.25%; dividend yield of 4.74%, and a weighted-average expected life of the option of 10 years. Based on historical fluctuations of stock price, the volatility factor is considered zero.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000

(12)  STOCK OPTION PLAN - (CONTINUED)
      -------------------------------

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

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                       1998           1999            2000
                                    ---------      ----------      ----------

      Pro forma net income          $ 434,093      $  487,643      $  460,939
                                    =========      ==========      ==========

      Pro forma basic earnings
        per share:                  $     .63      $      .71      $      .70
                                    =========      ==========      ==========

      Pro forma diluted earnings
        per share:                  $     .61      $      .70      $      .70
                                    =========      ==========      ==========

      A summary of the Company's stock option activity, and related information for the years ended September 30 follows:

                                                 1998                          1999                        2000
                                      -----------------------------  -------------------------   --------------------------
                                                      Weighted-                 Weighted-                      Weighted-
                                                       Average                   Average                        Average
                                        Options     Exercise Price   Options  Exercise Price     Options     Exercise-Price
                                      ----------------------------   -------  --------------     -------     --------------
      Outstanding-beginning
        of year                         76,692       $  11.01         76,692   $  11.01            80,892       $  11.02
      Granted                                -              -          4,200      11.25                 -              -
      Exercised                              -              -              -          -                 -              -
      Forfeited                              -              -              -          -                 -              -
                                      --------      ---------                  --------

      Outstanding-end of year           76,692          11.01         80,892      11.02            80,892          11.02
                                      ========      =========       ========

      Exercisable at end of
        year                            29,837          10.90         45,174      10.94            61,352          10.96

      Weighted-average fair
        value of options
        granted during the
        year                               N/A                          $.78                          N/A


      Exercise prices for options outstanding as of September 30, 2000 ranged from $10.78 to $15.53. The weighted-average remaining contractual life of those options is 5.5 years.

      All references in this note to the number of shares and per share amounts have been restated to reflect the 20% stock dividend during 1999.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(13)  EARNINGS PER SHARE
      ------------------

      The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock. The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator.

                                               1998                          1999                                2000
                             --------------------------------  --------------------------------   ----------------------------------
                                                    Per Share                         Per Share                            Per Share
                                 Income      Shares    Amt.      Income      Shares      Amt.       Income        Shares     Amt.
                             -----------  ---------   ------   ---------    --------   --------   -----------    -------   -------
      Basic EPS:
      Income available
        to Common
        Stockholders         $   454,265     689,326     0.66  $   508,226   689,768      0.74    $   481,771    653,878      0.74
                             -----------  ----------  =======  -----------   -------    ======    -----------    -------  ========

      Effect of dilutive
        securities                    -       19,896                     -     7,205                        -          -
                             -----------  ----------           -----------   -------              -----------   --------

      Diluted EPS:
      Income available to
        Stockholders plus
        stock options        $   454,265     709,222     0.64  $   508,226   696,973      0.73    $   481,771    653,878      0.74
                             ===========  ==========  =======  ===========   =======    ======    ===========    =======    ======


(14)  RELATED-PARTY TRANSACTIONS
      --------------------------

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

                                          1999                  2000
                                    ----------------       ---------------
      Beginning balance             $       705,726        $      924,891
      Originations and advances             444,218               349,010
      Principal repayments                 (225,053)             (152,180)
                                    ---------------        --------------
      Ending balance                $       924,891        $    1,121,721
                                    ===============        ==============

      Crawford Mortgage, Inc. leases office facilities from an officer of the corporation on a month-to-month basis. Current monthly rent is $1,200. Rent charged to operations for the years ended September 30, 1998, 1999 and 2000 was $18,000, $17,700 and $14,400, respectively.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(15)  COMMITMENTS AND CONTINGENCIES
      -----------------------------

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

      Loan Commitments - The Association had outstanding firm commitments to originate variable rate real estate loans in the amount of $2,741,365 at September 30, 2000.

(16)  ADVERTISING COSTS
      -----------------

      The Company incurred $42,423, $47,935 and $54,124 in non-direct response advertising costs during the years ended September 30, 1998, 1999 and 2000, respectively. The Company incurred no direct response advertising costs during the three years.

(17)  REGULATORY CAPITAL REQUIREMENTS
      -------------------------------

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

      Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets ( as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2000, that the Association meets all capital adequacy requirements to which it is subject.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(17)  REGULATORY CAPITAL REQUIREMENTS - (CONTINUED)
      ---------------------------------------------

      As of September 30, 2000, the most recent notification from the OTS, the Association was categorized as well-capitalized under the framework for prompt corrective action. To be categorized as well-capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Association's actual capital amounts and ratios are also presented in the table. Dollar amounts are expressed in thousands.


                                                    Actual
                                            -------------------
                                            Amount        Ratio
                                            ------       ------
      As of September 30, 1999:
        Total Risk-Based Capital
          (to Risk-Weighted Assets)      $  9,219          29.9%
        Core Capital
          (to Adjusted Tangible Assets)     9,156          13.3%
        Tangible Capital
          (to Tangible Assets)              9,156          13.3%
        Tier 1 Capital
          (to Risk-Weighted Assets)         9,156          29.7%

      As of September 30, 2000:
        Total Risk-Based Capital
          (to Risk-Weighted Assets)         8,964          27.5%
        Core Capital
          (to Adjusted Tangible Assets)     8,901          12.3%
        Tangible Capital
          (to Tangible Assets)              8,901          12.3%
        Tier 1 Capital
          (to Risk-Weighted Assets)         8,901          27.3%

                                                                          For Capital
                                                                       Adequacy Purposes
                                           -------------------------------------------------------------------------
                                                                         Amount                                Ratio
                                                                       ---------                               -----
      As of September 30, 1999:
        Total Risk-Based Capital
          (to Risk-Weighted Assets)        greater than or equal to    $  2,467     greater than or equal to     8.0%
        Core Capital
          (to Adjusted Tangible Assets)    greater than or equal to       2,749     greater than or equal to     4.0%
        Tangible Capital
          (to Tangible Assets)             greater than or equal to       1,031     greater than or equal to     1.5%
        Tier 1 Capital
          (to Risk-Weighted Assets)                        N/A

      As of September 30, 2000:
        Total Risk-Based Capital
          (to Risk-Weighted Assets)        greater than or equal to       2,611     greater than or equal to     8.0%
        Core Capital
          (to Adjusted Tangible Assets)    greater than or equal to       2,887     greater than or equal to     4.0%
        Tangible Capital
          (to Tangible Assets)             greater than or equal to       1,083     greater than or equal to     1.5%
        Tier 1 Capital
          (to Risk-Weighted Assets)                        N/A


                                                                       Prompt Corrective
                                                                       Action Provisions
                                           ---------------------------------------------------------------------------
                                                                           Amount                               Ratio
                                                                          -------                               ------
      As of September 30, 1999:
        Total Risk-Based Capital
          (to Risk-Weighted Assets)        greater than or equal to     $  3,083    greater than or equal to     10.0%
        Core Capital
          (to Adjusted Tangible Assets)    greater than or equal to        3,436    greater than or equal to      5.0%
        Tangible Capital
          (to Tangible Assets)                             N/A
        Tier 1 Capital
          (to Risk-Weighted Assets)        greater than or equal to        1,850    greater than or equal to      6.0%

      As of September 30, 2000:
        Total Risk-Based Capital
          (to Risk-Weighted Assets)        greater than or equal to        3,264    greater than or equal to     10.0%
        Core Capital
          (to Adjusted Tangible Assets)    greater than or equal to        3,609    greater than or equal to      5.0%
        Tangible Capital
          (to Tangible Assets)                             N/A
        Tier 1 Capital
          (to Risk-Weighted Assets)                                        1,958    greater than or equal to      6.0%




(18)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
      -----------------------------------------------------

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      Cash and cash equivalents and certificates of deposit - For these short-term instruments, the carrying amount approximates fair value.

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(18)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)
      -------------------------------------------------------------------

      Available-for-sale and held-to-maturity securities - Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

      Loans held for sale - These instruments are carried in the consolidated statements of financial condition at the lower of cost or fair value. The fair values of these instruments are based on subsequent liquidation values of the instruments which did not result in any significant gains or losses.

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

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  Years Ended September 30, 1998, 1999 and 2000


(18)   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)
       -------------------------------------------------------------------

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

                                                      September 30, 1999                   September 30, 2000
                                                --------------------------------       -----------------------------
                                                   Carrying             Fair             Carrying           Fair
                                                    Amount             Value              Amount            Value
                                                --------------------------------       -----------------------------
      Financial assets:
  Cash and cash equivalents                      $ 2,316,542        $ 2,316,542        $ 2,981,902        $ 2,981,902
  Certificates of deposit                          1,664,000          1,664,000             80,000             80,000
  Available-for-sale securities                      183,031            183,031            173,375            173,375
  Held-to-maturity securities                     20,028,363         19,540,819         19,638,443         19,242,915
  Investment in FHLB stock                           365,400            365,400            657,100            657,100
  Held-to-maturity mortgage-backed
    securities                                     2,483,912          2,525,001          2,906,678          2,924,243
  Loans held for sale                                 79,262             82,977            386,292            390,846
  Loans, net of allowance for loan losses         40,090,543         39,883,000         44,090,649         43,526,000
  Accrued interest receivable                        513,563            513,563            560,413            560,413
Financial liabilities:
  Deposits                                        51,546,988         51,125,000         48,256,428         48,115,000
  Federal Home Loan Bank advances                  5,855,578          5,492,000         13,117,297         12,828,000
  Advances from borrowers for taxes
    and insurance                                    354,010            354,010            378,578            378,578
Unrecognized financial instruments
   (net of contract amount):
    Commitments to extend credit                          --                 --                 --                 --
    Letters of credit                                     --                 --                 --                 --
    Unused lines of credit                                --                 --                 --                 --

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(19)  PARENT COMPANY ONLY FINANCIAL INFORMATION

      The following condensed statements of financial condition and condensed statements of income and cash flows for NS&L Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

                   Condensed Statements of Financial Condition

                                                                       September 30,
                                                              ------------------------------
                                ASSETS                            1999              2000
                                ------                        ------------      ------------
Cash                                                          $    513,404      $    304,091
Certificates of deposit                                             80,000            80,000
Investment securities available-for-sale, at fair value            183,031           173,375
Investment in subsidiary                                         9,234,425         8,975,770
Loan to ESOP                                                       459,248           393,819
Land                                                               302,865           302,865
Other assets                                                        13,120             5,827
                                                              -------------    -------------
    Total assets                                              $ 10,786,093      $ 10,235,747
                                                              =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                              $         98      $        399
Deferred income taxes, net                                          10,836             5,413
Dividends payable                                                  118,699           106,381
Stockholders' equity                                            10,656,460        10,123,554
                                                              ------------------------------
    Total liabilities and stockholders' equity                $ 10,786,093     $  10,235,747
                                                              ==============================


                 Condensed Statements of Income

                                           Year Ended         Year Ended            Year Ended
                                          September 30,      September 30,         September 30,
                                              1998               1999                  2000
                                          -------------      -------------         ------------
      Income:
       Equity in earnings of subsidiary        $421,452         $500,298              $472,397
       Interest income                           61,140           50,675                46,282
       Dividend income                            6,916            8,856                 8,530
       Gain on sale of investments               18,125               --                    --
       Other income                                 715               --                    --
                                          -------------      -------------         ------------
         Total income                           508,348          559,829               527,209
                                          -------------      -------------         ------------

      Expenses:
       Professional fees                         15,304           22,456                20,381
       Other                                     25,824           28,385                23,231
       Income tax                                12,955              762                 1,826
                                          -------------      -------------         ------------
         Total expenses                          54,083           51,603                45,438
                                          -------------      -------------         ------------
           Net income                          $454,265         $508,226              $481,771
                                          =============      =============         ============

                        NS&L BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                  Years Ended September 30, 1998, 1999 and 2000


(19)  PARENT COMPANY ONLY FINANCIAL INFORMATION - (CONTINUED)
      -------------------------------------------------------

                       Condensed Statements of Cash Flows



                                                      Year Ended          Year Ended        Year Ended
                                                     September 30,       September 30,     September 30,
                                                         1998                1999              2000
                                                     -------------       -------------     -------------
      Cash flows from operating activities:
        Net income                                   $   454,265         $ 508,226         $   481,771
        Adjustments to reconcile net income
          to net cash provided by operating
          activities:
            Equity in earnings of subsidiary            (421,452)         (500,298)           (472,397)
            Gain on sale of investments                  (18,125)               --                  --
            Net change in operating accounts:
              Deferred income taxes, net                     815                --                  --
              Other assets                                13,979            (1,784)              7,292
              Liabilities                                (17,111)             (582)                301
                                                     -----------         ---------         -----------
                Net cash from
                  operating activities                    12,371             5,562              16,967
                                                     -----------         ---------         -----------

      Cash flows from investing activities:
        Dividends from subsidiary                      1,000,000                --             950,000
        Receipt of principal payment on
          ESOP loan                                       20,907            16,502              12,953
        Purchase of investment securities                     --                --              (5,000)
        Proceeds from sales of investments                43,125                --                  --
        Net change in certificates of deposit             99,000                --                  --
                                                     -----------         ---------         -----------
          Net cash from investing activities           1,163,032            16,502             957,953
                                                     -----------         ---------         -----------

      Cash flows from financing activities:
        Cash dividends paid                             (311,963)         (350,012)           (399,266)
        Purchase of treasury stock                    (1,746,051)          (14,237)           (784,967)
                                                     -----------         ---------         -----------
          Net cash used in financing
            activities                                (2,058,014)         (364,249)         (1,184,233)
                                                     -----------         ---------         -----------
      Net decrease in cash and
          cash equivalents                              (882,611)         (342,185)           (209,313)

      Cash and cash equivalents at
          beginning of period                          1,738,200           855,589             513,404
                                                     -----------         ---------         -----------

      Cash and cash equivalents at
          end of period                              $   855,589         $ 513,404         $   304,091
                                                     ===========         =========         ===========

                            COMMON STOCK INFORMATION

         The common stock of NS&L  Bancorp,  Inc. is traded on the NASDAQ (Small
Cap) Stock Market under the symbol "NSLB". As of November 27, 2000, there were 252 stockholders of record and 661,882 shares of common stock outstanding (including unreleased ESOP shares of 38,545). This does not reflect the number of persons or entities who hold stock in nominee or "street name". On September 20, 2000, the Company declared a $.16 common stock dividend payable October 31, 2000 to stockholders of record on October 16, 2000. Dividend payments by the Company are dependent primarily on dividends received by the Company from the Association. Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association's capital position and recent net income. Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Association's Plan of Conversion. There are also certain dividend limitations applicable to the Company under Missouri law.

The following table sets forth market price and dividend information for the Company's common stock. Share price and dividend information has been adjusted for the first two quarters of 1999 to reflect the 20% stock dividend paid in April 1999.

                           Fiscal 1999                      Fiscal 2000
                           -----------                      -----------

                      High     Low    Dividend       High      Low    Dividend
                      ----     ---    --------       ----      ---    --------

First Quarter        $12.50  $10.42    $0.133        $11.50   $10.00    $0.16

Second Quarter       $13.54  $11.25    $0.133        $11.75   $ 9.88    $0.16

Third Quarter        $15.00  $12.75    $0.16         $10.75   $10.00    $0.16

Fourth Quarter       $12.88  $11.50    $0.16         $10.50   $10.00    $0.16

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

C.R. 'Rick' Butler                          C.R. 'Rick' Butler
President and Chief Executive Officer       President

NS&L Bancorp, Inc.                          Neosho Savings and Loan Association, F.A.

Jon C. Genisio                              Jon C. Genisio
Owner                                       Owner
Jon's Pharmacy, Inc.                        Jon's Pharmacy, Inc.

John D. Mills                               John D. Mills
President                                   President
Mills Park Centre Furniture & Appliance     Mills Park Centre Furniture &Appliance

Ralph J. Haas                               Ralph J. Haas
President                                   President
Haas Warehousing, Inc.                      Haas Warehousing, Inc.

Robert J. Johnson                           Robert J. Johnson
Retired Insurance Agent                     Retired Insurance Agent

Larry Neff                                  Larry Neff
President                                   President
Red Carpet Enterprises, Inc.                Red Carpet Enterprises, Inc.

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

Kirkpatrick, Phillips & Miller, CPAs, P.C.  COMMON STOCK
Springfield, Missouri

                                            Traded Nasdaq Small Cap Market
GENERAL COUNSEL
                                            Nasdaq Symbol:  NSLB
Sims, Johnson & Wood
Neosho, Missouri

SPECIAL COUNSEL

Muldoon, Murphy & Faucette, LLP
Washington, D.C.





--------------------------------------------------------------------------------

ANNUAL MEETING

         The Annual Meeting of Stockholders will be held Wednesday, January 17, 2001, at 3:00 p.m., Central Time, at the branch office of Neosho Savings and Loan Association, F.A 713 Neosho Boulevard, Neosho, Missouri.

--------------------------------------------------------------------------------

A COPY OF THE COMPANY'S FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, NS&L BANCORP, INC., 111 EAST MAIN STREET, NEOSHO, MISSOURI 64850.